                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [X] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [ ] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                           AMERICAN EAGLE GROUP, INC.
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                (Name of Registrant as Specified in its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

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     [ ] Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                             [AMERICAN EAGLE LOGO]

                           AMERICAN EAGLE GROUP, INC.
                     12801 N. CENTRAL EXPRESSWAY, SUITE 800
                              DALLAS, TEXAS 75243

                               December   , 1996

Dear Stockholder:

     You are cordially invited to attend a special meeting (the "Special Meeting") of the stockholders of American Eagle Group, Inc. (the "Company") to be held on December 30, 1996 at 9:00 a.m. local time at
                         , Dallas, Texas       .

     At the Special Meeting, you will be asked to approve a transaction in which the Company will issue convertible preferred stock to American Financial Group, Inc. for $35 million in cash. The transaction will provide the Company with a significant capital infusion that will enable the Company to contribute capital to its subsidiary, American Eagle Insurance Company, and to pay down bank debt; the remainder, after transaction expenses, will be used for general corporate purposes. In addition to the capital investment, the transaction embodies a strategic alliance that will allow the Company to market and underwrite both new and expanded aviation insurance product lines, and permit the Company to offer products to its insureds providing the financial security of an insurer rated "A" (Excellent) by A.M. Best Company. The attached Proxy Statement describes the transaction in detail and you are urged to review the Proxy Statement carefully.

     CS First Boston Corporation, the investment banking firm retained by the Company to act as financial advisor in connection with the transaction, has rendered its written opinion to the Board of Directors of the Company to the effect that, as of November 5, 1996 and based upon and subject to certain matters stated in such opinion, the cash consideration to be received by the Company in the sale of the securities issued in the transaction is fair to the Company from a financial point of view.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE TRANSACTION AND HAS DETERMINED THAT IT IS FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSAL TO BE CONSIDERED AT THE SPECIAL MEETING.

     IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED AT THE SPECIAL MEETING. THEREFORE, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD. IF YOU ATTEND THE MEETING AND VOTE IN PERSON, YOUR VOTE WILL SUPERSEDE YOUR PROXY.

                                            Sincerely,

                                            /s/ M. PHILIP GUTHRIE

                                            M. PHILIP GUTHRIE
                                            Chairman of the Board, Chief
                                            Executive Officer and President

                             [AMERICAN EAGLE LOGO]

                           AMERICAN EAGLE GROUP, INC.
                     12801 N. CENTRAL EXPRESSWAY, SUITE 800
                              DALLAS, TEXAS 75243

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON DECEMBER 30, 1996

TO THE STOCKHOLDERS OF AMERICAN EAGLE GROUP, INC.:

     NOTICE IS HEREBY GIVEN that a special meeting (the "Special Meeting") of stockholders of American Eagle Group, Inc., a Delaware corporation (the "Company"), will be held on December 30, 1996, commencing at 9:00 a.m., local
time, at                                         , Dallas, Texas to consider and
act upon the following matters which are described in more detail in the accompanying Proxy Statement:

          1. To consider and vote upon a proposal (the "Proposal") to approve a Securities Purchase Agreement dated as of November 5, 1996 (the "Securities Purchase Agreement") between the Company and American Financial Group, Inc., an Ohio corporation ("AFG"), and the performance by the Company of all transactions and acts contemplated thereby (collectively, the "Transaction"), including, among other things, (a) the sale and issuance to AFG for an aggregate purchase price of $35 million of 350,000 shares of the Company's Series D Preferred Stock, par value $.01 per share (the "Series D Preferred Stock"), which shall initially be convertible into an aggregate of 6,666,667 shares of the Company's Common Stock, par value $.01 per share (the "Common Stock"), at a conversion price of $5.25 per share (subject to antidilution provisions), (b) the issuance of up to an additional 196,200 shares of Series D Preferred Stock that may be issued by the Company as dividends in kind on the shares of Series D Preferred Stock, (c) the issuance of up to 10,403,810 warrants ("Warrants") (subject to antidilution provisions) to purchase shares of Common Stock that the Company will be required to issue if the Company elects to redeem the Series D Preferred Stock prior to the seventh anniversary of the date of initial issuance, and
     (d) the issuance of up to 10,403,810 shares (subject to antidilution provisions) of Common Stock issuable upon conversion of shares of Series D Preferred Stock and exercise of Warrants.

          2. To consider and act upon such other business as may properly be brought before the meeting or any adjournment or postponement thereof.

     Holders of record of shares of the Company's Common Stock, at the close of business on December 4, 1996, the record date for the Special Meeting, are entitled to notice of, and to vote at, the Special Meeting and any adjournment or postponement thereof.

     When a proxy is returned properly executed, the shares represented thereby will be voted in accordance with the indicated instructions. However, if no instructions have been specified on the returned proxy, the shares represented thereby will be voted "FOR" approval of the Proposal. The affirmative vote of a majority of the outstanding shares of Common Stock present, in person or by proxy, and entitled to vote at the Special Meeting is required to approve the Proposal, provided that the total votes cast on the Proposal constitute a majority of the outstanding shares of Common Stock.

     Any stockholder giving a proxy has the right to revoke it at any time before it is voted by filing, with the Secretary of the Company, either an instrument revoking the proxy or a duly executed proxy bearing a later date. Proxies also may be revoked by attending the meeting and voting in person.

                                        By Order of the Board of Directors
                                        AMERICAN EAGLE GROUP, INC.

                                        /s/ M. PHILIP GUTHRIE

                                        M. PHILIP GUTHRIE
                                        Chairman of the Board, Chief Executive
                                          Officer and President

     YOUR VOTE IS IMPORTANT. TO ASSURE YOUR REPRESENTATION AT THE SPECIAL MEETING, PLEASE DATE THE ENCLOSED PROXY CARD, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY, SIGN EXACTLY AS YOUR NAME APPEARS THEREON AND RETURN IT IMMEDIATELY.

December   , 1996

                             [AMERICAN EAGLE LOGO]

                           AMERICAN EAGLE GROUP, INC.
                     12801 N. CENTRAL EXPRESSWAY, SUITE 800
                              DALLAS, TEXAS 75243

                                PROXY STATEMENT

                        SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD DECEMBER 30, 1996

     This Proxy Statement is being furnished to holders of Common Stock, par value $.01 per share (the "Common Stock"), of American Eagle Group, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at a special meeting of stockholders of the Company (the "Special Meeting"), to be held at 9:00 a.m.,
local time, on December 30, 1996, at                                         ,
Dallas, Texas, and at any and all adjournments or postponements thereof.

     At the Special Meeting, holders of Common Stock will be asked to consider and vote upon a proposal (the "Proposal") to approve a Securities Purchase Agreement dated as of November 5, 1996 (the "Securities Purchase Agreement") between the Company and American Financial Group, Inc., an Ohio corporation ("AFG"), and the performance by the Company of all transactions and acts contemplated thereby (collectively, the "Transaction"), including, among other things, (a) the sale and issuance to AFG for an aggregate purchase price of $35 million of 350,000 shares of the Company's Series D Preferred Stock, par value $.01 per share (the "Series D Preferred Stock"), which shall initially be convertible into an aggregate of 6,666,667 shares of Common Stock at a conversion price of $5.25 per share (subject to antidilution provisions), (b) the issuance of up to an additional 196,200 shares of Series D Preferred Stock that may be issued by the Company as dividends in kind on the shares of Series D Preferred Stock, (c) the issuance of up to 10,403,810 warrants ("Warrants") (subject to antidilution provisions) to purchase shares of Common Stock that the Company will be required to issue if the Company elects to redeem the Series D Preferred Stock prior to the seventh anniversary of the date of initial issuance, and (d) the issuance of up to 10,403,810 shares (subject to antidilution provisions) of Common Stock issuable upon conversion of shares of Series D Preferred Stock and exercise of Warrants.

     The Securities Purchase Agreement also embodies a strategic alliance with AFG that will allow the Company to market and underwrite new and expanded aviation insurance product lines, and permit the Company to offer products to its insureds providing them the financial security of an insurer rated "A" (Excellent) by A.M. Best Company.

     This Proxy Statement and the accompanying Notice of Special Meeting of Stockholders and Proxy were first mailed to stockholders on or about December 4, 1996.

                               TABLE OF CONTENTS

                                             PAGE
                                             ----
SUMMARY....................................    3
  The Special Meeting......................    3
    Time and Place.........................    3
    Purpose................................    3
    Voting; Votes Required for Approval....    3
  The Transaction..........................    3
    Securities Purchase Agreement..........    3
    Reasons for the Transaction............    5
    Opinion of Financial Advisor...........    7
    Conditions to the Transaction..........    7
    No Dissenters' Rights or Preemptive
      Rights...............................    7
    Certain Considerations.................    7
    Interests of Certain Persons in the
      Transaction..........................    7
THE SPECIAL MEETING........................    8
  Time and Place; Purpose..................    8
  Voting; Vote Required for Approval.......    8
  Proxies..................................    8
  Solicitation.............................    9
THE TRANSACTION............................    9
  General..................................    9
  Reasons for the Transaction..............   11
  Opinion of Financial Advisor.............   13
  Use of Proceeds..........................   16
  Regulatory Approvals.....................   16
  No Dissenters' Rights or Preemptive
    Rights.................................   16
  Interests of Certain Persons in the
    Transaction............................   17
CERTAIN CONSIDERATIONS.....................   18
  Impact on Voting and Other Rights of
    Stockholders; Impact on Future Share
    Issuances..............................   18
  Substantial Equity Ownership on
    Conversion.............................   18
  Restrictions on the Ability of AFG to
    Effect a Business Combination with the
    Company................................   19
  Strategic Alliance Arrangements..........   20
  Effect on Capital and Earnings Available
    for Common Stockholders................   20
CAPITALIZATION.............................   21
THE SECURITIES PURCHASE AGREEMENT AND
  RELATED AGREEMENTS.......................   22
  Issuance and Sale of Series D Preferred
    Stock..................................   22
  Recapitalization Charge..................   22

                                             PAGE
                                             ----
  Certain Covenants........................   22
  AFG Representation on Board of
    Directors..............................   22
  AFG Voting Agreement.....................   22
  Strategic Alliance.......................   23
  Conditions Precedent.....................   23
  Restriction on Transferability of Series
    D Preferred Stock......................   23
  Certain Representations and Warranties...   23
  No Solicitation..........................   24
  Termination..............................   24
  Break-up Warrants........................   25
  Warrants Issuable Upon Early
    Redemption.............................   25
  Registration Rights Agreements...........   26
  Amended Registration Rights Agreement....   27
DESCRIPTION OF SERIES D PREFERRED STOCK....   27
  Priority.................................   27
  Dividends................................   27
  Voting Rights............................   27
  Conversion...............................   28
  Redemption...............................   29
  Liquidation Preference...................   29
  Restriction on Transfer..................   29
  Preemptive Rights........................   29
AFG'S DESIGNEES FOR DIRECTORS..............   29
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS...............................   30
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
  OWNERS, DIRECTORS AND MANAGEMENT.........   40
STOCKHOLDER PROPOSALS......................   42
AVAILABLE INFORMATION......................   42
INDEX TO CONSOLIDATED FINANCIAL
  STATEMENTS...............................  F-1
APPENDIX I  -- OPINION OF CS FIRST BOSTON
               CORPORATION
APPENDIX II  -- SECURITIES PURCHASE AGREEMENT
APPENDIX III -- CERTIFICATE OF DESIGNATION

                                    SUMMARY

     The following is only a summary of certain information contained elsewhere in this Proxy Statement and does not purport to be complete. Reference is made to, and this Summary is qualified in its entirety by, the more detailed information contained elsewhere in this Proxy Statement, including the attached Appendices. Stockholders are urged to read this Proxy Statement and the Appendices in their entirety.

                              THE SPECIAL MEETING

TIME AND PLACE

     The Special Meeting will be held at 9:00 a.m., local time, on December 30, 1996, at
                                    , Dallas, Texas.

PURPOSE

     At the Special Meeting, holders of the Company's Common Stock will be asked to consider and vote on the Proposal. If the Proposal is approved and the Transaction is consummated, the Company will issue to American Financial Group, Inc. ("AFG") 350,000 shares of Series D Preferred Stock for an aggregate purchase price of $35 million. The Company will use the net proceeds from the Transaction to provide capital to its insurance company subsidiary, American Eagle Insurance Company ("AEIC"), and to pay down bank debt; the remainder, after transaction expenses, will be used for general corporate purposes.

VOTING; VOTES REQUIRED FOR APPROVAL

     The Board of Directors of the Company has established December 4, 1996 as the record date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at the Special Meeting. Each share of Common
Stock is entitled to one vote. On the Record Date, there were             shares
of Common Stock outstanding.

     Because the Transaction will involve the issuance of securities convertible into Common Stock in an amount in excess of 20% of the aggregate number of shares of Common Stock outstanding, the New York Stock Exchange (the "NYSE") requires that the Proposal be approved by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote and present, in person or by proxy, at the Special Meeting, provided that the total votes cast on the Proposal constitute at least a majority of the outstanding shares of Common Stock.

     Mason Best Company, L.P. ("Mason Best"), which owns 2,960,772 shares of Common Stock, representing approximately 42% of the outstanding shares of Common Stock, has entered into an agreement with AFG (the "Mason Best Voting Agreement") to vote all of such shares for approval of the Proposal.

                                THE TRANSACTION

SECURITIES PURCHASE AGREEMENT

     On November 5, 1996, the Company and AFG entered into the Securities Purchase Agreement, which, subject to the terms and conditions thereof, provides for the sale and issuance by the Company to AFG of 350,000 shares of Series D Preferred Stock for an aggregate purchase price of $35 million. Consummation of the Securities Purchase Agreement is subject to certain conditions, including approval of the Proposal by the stockholders of the Company.

     Terms of the Series D Preferred Stock. The Series D Preferred Stock will be entitled to a per annum cumulative dividend equal to 9% payable quarterly, with payment commencing April 1, 1997. At the option of the Company, during the first five years after the date of closing of the Securities Purchase Agreement (the "Closing Date"), dividends may be paid in cash or in kind (whereby a holder, in lieu of cash, receives shares of Series D Preferred Stock having a liquidation value equal to the dividends declared).

     The Series D Preferred Stock will be convertible into shares of Common Stock at any time at a conversion price of $5.25 per share (subject to antidilution provisions). The Series D Preferred Stock may be redeemed at any time at the Company's option; provided, however, if the Company redeems any shares of Series D Preferred Stock prior to the seventh anniversary of the Closing Date, the Company shall, in addition to the cash payable to the holder, issue to the holder, for each share of Common Stock into which the redeemed shares of Series D Preferred Stock are then convertible, a Warrant to purchase one share of Common Stock of the Company at an exercise price of $5.25 per share (subject to antidilution provisions). The Company is required to redeem 10% of the outstanding shares of Series D Preferred Stock on the first business day of each year, commencing with the first business day in January 2008, and all remaining outstanding shares are required to be redeemed on the first business day in January 2017. The redemption price for the Series D Preferred Stock is $100.00 per share plus an amount equal to all accrued and unpaid dividends to the date of redemption.

     Until AFG and its affiliates no longer own Series D Preferred Stock and shares ("Underlying Shares") of Common Stock issued or issuable upon exercise of conversion rights relating to the Series D Preferred Stock or upon the exercise of the Warrants representing in the aggregate the ownership, or the right to acquire ownership, of 51% of the Underlying Shares or until the seventh anniversary of the Closing Date, whichever is earlier, AFG shall be entitled to nominate for election 30% of the Company's directors and, if elected, at least one director representing AFG shall serve on each standing committee of the Board of Directors. Notwithstanding the foregoing, the number of directors that AFG is entitled to nominate shall be reduced by the number of directors that the holders of the Series D Preferred Stock are entitled to elect as a class under the terms of the Certificate of Designation for the Series D Preferred Stock (the "Certificate of Designation"). Mason Best has agreed to vote all shares owned by it in favor of the election of AFG's nominees. If AFG's nominees fail to be elected to the Board of Directors, AFG shall nevertheless be entitled to have an equal number of representatives attend each meeting of the Board of Directors. The Certificate of Designation provides that, upon the occurrence and continuation of a default in dividend payments for at least two consecutive quarters or a default in any mandatory redemption payment on the Series D Preferred Stock, the holders of the Series D Preferred Stock, voting as a separate class, shall be entitled at the next annual or special meeting of stockholders to elect a majority of the directors of the Company to be elected.

     The Certificate of Designation provides that the holders of the Series D Preferred Stock, for the seven years following the Closing Date, shall be entitled collectively to cast 20% of the votes eligible to be cast on each matter submitted to a vote of the holders of capital stock of the Company, except that if the aggregate number of shares of Common Stock issuable upon conversion of the Series D Preferred Stock represents less than 20% of the outstanding shares of Common Stock on a fully diluted basis, then each share of Series D shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Series D Preferred Stock is then convertible. In addition, the Securities Purchase Agreement provides that until the date which is three years and 180 days after the Closing Date, so long as AFG and any affiliate of AFG shall beneficially own Series D Preferred Stock or Underlying Shares which represent in the aggregate the ownership, or right to acquire ownership, of at least 51% of the Underlying Shares, AFG shall, if it and its Affiliates hold any combination of Series D Preferred Stock and Common Stock representing the right to vote more than 20% of the total votes eligible to be voted on a matter on which the holders of Common Stock have the right to vote, cast all votes in excess of such 20% in proportion to the actual vote of holders of all remaining votes (including AFG's 20% vote).

     AFG and its affiliates may assign or transfer to any person shares of the Series D Preferred Stock or the Underlying Shares, representing in the aggregate ownership, or the right to acquire ownership, of at least 51% of the Underlying Shares and the right of AFG in the Securities Purchase Agreement to nominate 30% of the Company's directors only if such person assumes the voting restrictions in the Securities Purchase Agreement which are described in the immediately preceding paragraph.

     The Company will enter into a Registration Rights Agreement with AFG pursuant to which AFG will be granted certain demand and "piggyback" registration rights.

     For a more complete description of the Series D Preferred Stock and AFG's rights as a holder of Series D Preferred Stock, see "Description of Series D Preferred Stock", and "The Securities Purchase Agreement and Related Agreements."

     Strategic Alliance with AFG. The Securities Purchase Agreement embodies a strategic alliance with AFG that will allow the Company to market and underwrite both new and expanded aviation insurance product lines. For example, AFG has agreed to provide a facility for the Company to offer workers compensation coverage for its aviation insureds. These new and expanded products are expected to provide the Company with enhanced opportunities for additional business by attracting and retaining preferred accounts.

     The Company also anticipates that the strategic alliance will permit the Company to offer, when required by an insured, products providing the financial security of an insurer rated "A" (Excellent) by Best. The Company anticipates that this arrangement will, over the long term, reduce the costs the Company is currently incurring for similar arrangements with other insurers.

     In accordance with the provisions of the Securities Purchase Agreement, AFG intends to nominate two of its senior executives to serve on the Company's Board of Directors. See "AFG's Designees for Directors." The Company expects to benefit from the experience and expertise of these executives.

     American Financial Group, Inc. ("AFG") was incorporated as an Ohio corporation in 1994. Its address is One East Fourth Street, Cincinnati, Ohio 45202; its phone number is (513) 579-2121. AFG is a holding company which, through its subsidiaries, is engaged primarily in specialty and multi-line property and casualty insurance businesses and in the sale of tax-deferred annuities. AFG's property and casualty operations originated in 1872 and represent the seventeenth largest property and casualty group in the United States based on 1995 statutory net premiums written of $3.1 billion. AFG was formed for the purpose of acquiring American Financial Corporation and American Premier Underwriters, Inc. in merger transactions completed on April 3, 1995. AFG's common stock is listed on the NYSE. At December 31, 1995, AFG had stockholders' equity of approximately $2.9 billion. AFG's principal insurance company subsidiaries are rated "A" (Excellent) by A. M. Best Company ("Best").

     Recapitalization Charge. The Securities Purchase Agreement provides that the Company will record a $15 million (pre-tax) recapitalization charge in its financial results for the quarter in which the Transaction is recorded. The recapitalization charge will provide additional strengthening of the Company's balance sheet and overall reserve levels, and is intended to cover contingencies and estimated exposures associated with various previously reported strategic actions and product line discontinuations.

     Certain other provisions. Concurrently with the execution of the Securities Purchase Agreement, the Company issued to AFG 800,000 warrants (the "Break-up Warrants") to purchase an aggregate of 800,000 shares of Common Stock at an exercise price of $3.45 per share. The Break-up Warrants will be exercisable only if the Securities Purchase Agreement is terminated prior to the approval of the Proposal by the stockholders of the Company (i) by the Company if the Board of Directors of the Company determines in the exercise of its fiduciary duties that such termination is required by reason of a Competing Proposal (as defined in the Securities Purchase Agreement), or (ii) by the Company or AFG if the Company's Board of Directors withdraws or modifies in a manner materially adverse to AFG its approval of the Securities Purchase Agreement and recommends a Competing Proposal to the stockholders of the Company. Upon the closing (the "Closing") of the Securities Purchase Agreement and issuance of the Series D Preferred Stock, the Break-up Warrants will expire.

REASONS FOR THE TRANSACTION

     Financial Condition. The Company's financial condition and operating results have been significantly adversely affected as a result of the poor financial performance of certain of the Company's lines of business and a special charge to earnings of $20.6 million after tax taken by the Company in the fourth quarter of 1995 (the "Special Charge").

     The Company recorded the Special Charge for certain discontinued lines and classes of business and increased reserves for incurred but not reported losses ("IBNR") and unearned premium. The majority of the

Special Charge related to the Company's poor financial performance in, and decision to withdraw from, the franchised new automobile dealer line of business and certain classes of commercial aviation business. As a result of the Special Charge, net book value declined from $10.11 at September 30, 1995 to $7.58 at December 31, 1995. Based on the Special Charge, Best lowered AEIC's rating from "A-" (Excellent) to "B++" (Very Good) on March 4, 1996. Subsequent to Best's rating action, the Company announced that it was pursuing various alternatives for increasing the capital and surplus of AEIC.

     In May 1996, the Company reported a net loss of $2.8 million for the first quarter of 1996, due mainly to an increase in reported claims in the transportation line of business and weather related claims, and a decrease in net book value to $7.01 at March 31, 1996. Due to the Company's first quarter financial performance and the further deterioration of its capitalization, Best further downgraded AEIC's rating to "B" (Adequate) on May 24, 1996. Best additionally placed a negative outlook on the rating, pending the outcome of ongoing capital-raising efforts of the Company.

     In October 1996, the Company withdrew from the transportation line of business in connection with a strategic refocusing by the Company on the aviation, marine and artisan contractor product lines where, in the view of management, historic profitability and the Company's competitive advantages are the greatest. During 1996, the Company's transportation line of business had been its primary source of unacceptable underwriting results. The Company also discontinued the quarterly dividend on its Common Stock in order to preserve capital. In the second and third quarters of 1996, the Company reported net losses of $0.6 million and $1.2 million, respectively, decreasing net book value to $6.68 at September 30, 1996.

     The third quarter results and the Company's performance over the first nine months of 1996 increased the likelihood that Best might further downgrade AEIC's rating if the Company were unable to obtain additional capital. In the opinion of management, a further downgrade by Best could have a significant adverse effect on the Company's business.

     Decision to Pursue Strategic Relationship. In February 1996, the Board of Directors of the Company began discussing the Company's need for additional capital in light of the Special Charge. After the downgrade of AEIC's rating by Best in March 1996, management began an in-depth review of various forms of capital transactions. The Board met on six separate occasions from May through November 4, 1996 to review the status and proposed terms of various potential transactions. Ultimately determining that a properly structured strategic alliance would offer stockholders the best opportunity to maximize stockholder value, the Board deliberated the AFG proposal at length and determined that the proposed Transaction with AFG was the best available transaction.

     Recommendation of the Board of Directors. In light of the financial background described above, the Transaction involves matters of great importance to the Company and its stockholders. The Board of Directors has unanimously approved the Securities Purchase Agreement and believes that the Transaction is in the best interests of the Company and its stockholders.

     The Board of Directors, in approving the Transaction and recommending stockholder approval of the Proposal, considered a number of factors, including the following: (i) consummation of the Transaction will provide the Company with $35 million of new capital (before deducting the estimated expenses of the Transaction), a majority of which will be utilized to provide capital to AEIC and pay down bank debt; (ii) consummation of the Transaction, barring any unforeseen events, would likely avoid a further ratings downgrading by Best, although it will not ensure that a downgrading will not occur in the future;
(iii) the anticipated benefits to the Company of the strategic alliance with AFG; (iv) the expected benefits from the addition of members of AFG's senior management to the Board of Directors; (v) the lack of certainty that any of the possible alternative transactions considered by the Board of Directors would be successful on an expedited basis and on terms as favorable to the Company as the Transaction; (vi) the existing assets, operations, earnings and prospects of the Company in light of the economic and regulatory climate; (vii) the terms of the Securities Purchase Agreement, including the voting rights, conversion rights, preferences and other rights of the Series D Preferred Stock; (viii) the written opinion of CS First Boston Corporation ("CS First Boston"), the financial advisor to the Company, described below; (ix) the high probability of consummation of the Transaction (including the absence of a material adverse change condition to AFG's obligation to close); and (x) the potential adverse consequences of delaying a transaction. See "The Transaction -- Reasons for the Transaction."

OPINION OF FINANCIAL ADVISOR

     CS First Boston, financial advisor to the Company, has rendered to the Board of Directors of the Company a written opinion, dated November 5, 1996, to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the cash consideration to be received by the Company in the Transaction was fair to the Company from a financial point of view. A copy of the opinion of CS First Boston dated November 5, 1996 is attached hereto as Appendix I and should be read carefully in its entirety with respect to the assumptions made, matters considered and limitations on the review undertaken in connection with such opinion. The opinion of CS First Boston is directed only to the fairness of the cash consideration to be received by the Company in the Transaction from a financial point of view, does not address any other aspect of the Transaction or any related transaction and does not constitute a recommendation to any stockholder as to how such stockholder should vote at the Special Meeting. See "The Transaction -- Opinion of Financial Advisor."

CONDITIONS TO THE TRANSACTION

     Consummation of the Transaction is subject to a number of conditions, including approval of the Proposal by the stockholders of the Company, the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and receipt of regulatory approvals from applicable state insurance commissions in the States of Texas and California. See "The
Transaction -- Regulatory Approvals" and "The Securities Purchase Agreement and Related Agreements -- Conditions Precedent."

NO DISSENTERS' RIGHTS OR PREEMPTIVE RIGHTS

     Under Delaware law, holders of Common Stock are not entitled to dissenters' appraisal rights or preemptive rights in connection with the Transaction and the issuance of the Series D Preferred Stock.

CERTAIN CONSIDERATIONS

     Stockholders should refer to the information under "Certain Considerations" for a discussion of certain matters that should be considered in connection with an evaluation of the Proposal.

INTERESTS OF CERTAIN PERSONS IN THE TRANSACTION

     Certain officers, directors and stockholders of the Company have certain interests or obligations with respect to the Transaction that are different from, or in addition to, the interests of stockholders of the Company generally. The Securities Purchase Agreement provides as a condition to AFG's obligation to close that the Company shall have adjusted the exercise price of existing stock options granted to the current officers and directors of the Company or its subsidiaries pursuant to its 1991 Nonqualified Stock Option Plan, 1994 Stock Incentive Plan and 1994 Directors Option Plan to the market price on the date of adjustment and shall provide that all such options shall have a vesting period of three years, with one-third of the options vesting on each anniversary date of the date of adjustment. The Company will make such adjustment on the Closing Date. See "The Transaction -- Interests of Certain Persons in the Transaction."

                              THE SPECIAL MEETING

     This Proxy Statement is being furnished in connection with the solicitation of proxies from the holders of Common Stock by the Company's Board of Directors for use at the Special Meeting.

TIME AND PLACE; PURPOSE

     The Special Meeting will be held on December 30, 1996, at           ,
Dallas, Texas,           , commencing at 9:00 a.m. local time. At the Special
Meeting, holders of Common Stock will consider and vote upon the Proposal. No other business will be presented at the Special Meeting other than those matters incidental to the conduct of the Special Meeting.

     It is a condition to the consummation of the Transaction that the Proposal be approved. Therefore, unless the Proposal is approved by the stockholders, the Transaction will not be consummated.

VOTING; VOTE REQUIRED FOR APPROVAL

     The Board of Directors has established December 4, 1996 as the Record Date for the determination of stockholders entitled to notice of and to vote at the Special Meeting. Only holders of record of Common Stock at the close of business on such date are entitled to vote at the Special Meeting. On the Record Date,
the Company had outstanding and entitled to vote           shares of Common
Stock.

     The presence, either in person or by proxy, of the holders of at least a majority of the outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum at the Special Meeting.

     Because the Transaction will involve the issuance of securities convertible into Common Stock in an amount in excess of 20% of the aggregate number of shares of Common Stock outstanding, the NYSE requires that the Proposal be approved by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote and present, in person or by proxy, at the Special Meeting, provided that the total votes cast on the Proposal constitute at least a majority of the outstanding shares of Common Stock.

     Pursuant to the Mason Best Voting Agreement, Mason Best has agreed to vote all shares of Common Stock owned by it in favor of the Proposal. Mason Best owns 2,960,772 shares of Common Stock, representing approximately 42% of the shares of Common Stock outstanding.

     The holder of each outstanding share of Common Stock is entitled to one vote per share on each matter considered at the Special Meeting. On all matters considered at the Special Meeting, broker non-votes will be treated as neither a vote "for" nor "against" the matter, although they will be counted in determining if a quorum is present. In addition, abstentions are considered in determining the number of votes required to attain a majority of the shares present or represented at the Special Meeting and entitled to vote. Accordingly, an abstention from voting on the Proposal by a stockholder present in person or represented by proxy at the meeting has the same legal effect as a vote "against" the Proposal because it represents a share present or represented at the Special Meeting and entitled to vote, thereby increasing the number of affirmative votes required to approve the Proposal.

PROXIES

     All shares of Common Stock represented by properly executed proxies will be voted at the Special Meeting in accordance with the directions indicated on the respective proxies unless the proxies have been previously revoked. Unless contrary direction is given, all shares of Common Stock represented by proxies will be voted FOR approval of the Proposal and in the proxy holder's discretion as to such other matters incident to the conduct of the Special Meeting. If any other matters are properly presented at the Special Meeting for action, including a question of adjourning the meeting from time to time, the persons named in the proxies and acting thereunder will have discretion to vote on those matters in accordance with their best judgment.

     All holders of Common Stock are requested to complete, sign, date and promptly return the enclosed proxy card in the postage paid envelope provided for this purpose in order to ensure that their shares are voted.

A stockholder executing and returning a proxy has the power to revoke the proxy at any time before it is voted. A stockholder who wishes to revoke a proxy can do so by executing a later-dated proxy relating to the same shares and delivering it to the Secretary of the Company prior to the vote at the Special Meeting or by appearing in person at the Special Meeting and voting in person the shares to which the proxy relates. Any written notice revoking the proxy should be sent to American Eagle Group, Inc., 12801 N. Central Expressway, Suite 800, Dallas, Texas 75243, Attention: Secretary.

SOLICITATION

     The Company will bear the expenses in connection with this solicitation, including the cost of preparing and mailing this Proxy Statement. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of the Company in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and the Company will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection
therewith. In addition, the Company has retained           to assist in the
solicitation of proxies for a fee of approximately $          , plus
reimbursement of reasonable out-of-pocket expenses incurred in connection with this solicitation.

                                THE TRANSACTION

GENERAL

     On November 5, 1996, the Company and AFG entered into the Securities Purchase Agreement, which, subject to the terms and conditions thereof, provides for the sale and issuance by the Company to AFG of 350,000 shares of Series D Preferred Stock for an aggregate purchase price of $35 million. Consummation of the Securities Purchase Agreement is subject to certain conditions, including approval of the Proposal by the stockholders of the Company.

     Terms of the Series D Preferred Stock. The Series D Preferred Stock will be entitled to a per annum cumulative dividend equal to 9% payable quarterly, with payment commencing April 1, 1997. At the option of the Company, during the first five years after the Closing Date, dividends may be paid in cash or in kind (whereby a holder, in lieu of cash, receives shares of Series D Preferred Stock having a liquidation value equal to the dividends declared).

     The Series D Preferred Stock will be convertible into shares of Common Stock at any time at a conversion price of $5.25 per share (subject to antidilution provisions). The Series D Preferred Stock may be redeemed at any time at the Company's option; provided, however, if the Company redeems any shares of Series D Preferred Stock prior to the seventh anniversary of the Closing Date, the Company shall, in addition to the cash payable to the holder, issue to the holder, for each share of Common Stock into which the redeemed shares of Series D Preferred Stock are then convertible, a Warrant to purchase one share of Common Stock of the Company at an exercise price of $5.25 per share (subject to antidilution provisions). The Company is required to redeem 10% of the outstanding shares of Series D Preferred Stock on the first business day of each year, commencing with the first business day in January 2008, and all remaining outstanding shares are required to be redeemed on the first business day in January 2017. The redemption price for the Series D Preferred Stock is $100.00 per share plus an amount equal to all accrued and unpaid dividends to the date of redemption.

     Until AFG and its affiliates no longer own Series D Preferred Stock and Underlying Shares representing in the aggregate the ownership, or the right to acquire ownership, of 51% of the Underlying Shares or until the seventh anniversary of the Closing Date, whichever is earlier, AFG shall be entitled to nominate for election 30% of the Company's directors and, if elected, at least one director representing AFG shall serve on each standing committee of the Board of Directors. Notwithstanding the foregoing, the number of directors that

AFG is entitled to nominate shall be reduced by the number of directors that the holders of the Series D Preferred Stock are entitled to elect as a class under the terms of the Certificate of Designation for the Series D Preferred Stock. Mason Best has agreed to vote all shares owned by it in favor of the election of AFG's nominees. If AFG's nominees fail to be elected to the Board of Directors, AFG shall nevertheless be entitled to have an equal number of representatives attend each meeting of the Board of Directors. The Certificate of Designation provides that, upon the occurrence and continuation of a default in dividend payments for at least two consecutive quarters or a default in any mandatory redemption payment on the Series D Preferred Stock, the holders of the Series D Preferred Stock, voting as a separate class, shall be entitled at the next annual or special meeting of stockholders to elect a majority of the directors of the Company to be elected.

     The Certificate of Designation provides that, for the seven years following the Closing Date, the holders of the Series D Preferred Stock shall be entitled collectively to cast 20% of the votes eligible to be cast on each matter submitted to a vote of the holders of capital stock of the Company, except that if the aggregate number of shares of Common Stock issuable upon conversion of the Series D Preferred Stock represents less than 20% of the outstanding shares of Common Stock on a fully diluted basis, then each share of Series D Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Series D Preferred Stock is then convertible. In addition, the Securities Purchase Agreement provides that until the date which is three years and 180 days after the Closing Date, so long as AFG or any affiliate of AFG shall beneficially own Series D Preferred Stock or Underlying Shares which represent in the aggregate the ownership, or right to acquire ownership, of at least 51% of the Underlying Shares, AFG shall, if it and its Affiliates hold any combination of Series D Preferred Stock and Common Stock representing the right to vote more than 20% of the total votes eligible to be voted on a matter on which the holders of Common Stock have the right to vote, vote all votes in excess of such 20% in proportion to the actual vote of holders of all remaining votes (including AFG's 20% vote).

     AFG and its affiliates may assign or transfer to any person shares of the Series D Preferred Stock or the Underlying Shares, representing in the aggregate ownership, or the right to acquire ownership, of at least 51% of the Underlying Shares and the right of AFG in the Securities Purchase Agreement to nominate 30% of the Company's directors only if such person assumes the voting restrictions in the Securities Purchase Agreement which are described in the immediately preceding paragraph.

     The Company will enter into a Registration Rights Agreement with AFG pursuant to which AFG will be granted three demand and unlimited "piggyback" registration rights.

     For a more complete description of the Series D Preferred Stock and AFG's rights as a holder of Series D Preferred Stock, see "Description of Series D Preferred Stock", and "The Securities Purchase Agreement and Related Agreements."

     Strategic Alliance with AFG. The Securities Purchase Agreement embodies a strategic alliance with AFG that will allow the Company to market and underwrite both new and expanded aviation insurance product lines. For example, AFG has agreed to provide a facility for the Company to offer workers compensation coverage for its aviation insureds. These new and expanded products are expected to provide the Company with enhanced opportunities for additional business by attracting and retaining preferred accounts.

     The Company also anticipates that the strategic alliance will permit the Company to offer, when required by an insured, products providing the financial security of an insurer rated "A" (Excellent) by Best. The Company anticipates that this arrangement will, over the long term, reduce the costs the Company is currently incurring for similar arrangements with other insurers.

     In accordance with the provisions of the Securities Purchase Agreement, AFG intends to nominate two of its senior executives to serve on the Company's Board of Directors. See "AFG's Designees for Directors." The Company expects to benefit from the experience and expertise of these executives.

     Recapitalization Charge. The Securities Purchase Agreement provides that the Company will record a $15 million (pre-tax) recapitalization charge in its financial results for the quarter in which the Transaction is recorded. The recapitalization charge will provide additional strengthening of the Company's balance sheet and overall reserve levels, and is intended to cover contingencies and estimated exposures associated with various previously reported strategic actions and product line discontinuations.

     Certain other provisions. Concurrently with the execution of the Securities Purchase Agreement, the Company issued to AFG 800,000 Break-up Warrants to purchase an aggregate of 800,000 shares of Common Stock at an exercise price of $3.45 per share. The Break-up Warrants will be exercisable only if the Securities Purchase Agreement is terminated prior to the approval of the Proposal by the stockholders of the Company (i) by the Company if the Board of Directors of the Company determines in the exercise of its fiduciary duties that such termination is required by reason of a Competing Proposal (as defined in the Securities Purchase Agreement), or (ii) by the Company or AFG if the Company's Board of Directors withdraws or modifies in a manner materially adverse to AFG its approval of the Securities Purchase Agreement and recommends a Competing Proposal to the stockholders of the Company. Upon the Closing of the Securities Purchase Agreement and issuance of the Series D Preferred Stock, the Break-up Warrants will expire.

     AFG. AFG was incorporated as an Ohio corporation in 1994. Its address is One East Fourth Street, Cincinnati, Ohio 45202; its phone number is (513) 579-2121. AFG is a holding company which, through its subsidiaries, is engaged primarily in specialty and multi-line property and casualty insurance businesses and in the sale of tax-deferred annuities. AFG's property and casualty operations originated in 1872 and represent the seventeenth largest property and casualty group in the United States based on 1995 statutory net premiums written of $3.1 billion. AFG was formed for the purpose of acquiring American Financial Corporation and American Premier Underwriters, Inc. in merger transactions completed on April 3, 1995. AFG's common stock is listed on the NYSE. At December 31, 1995, AFG had stockholders' equity of approximately $2.9 billion. AFG's principal insurance company subsidiaries are rated "A" (Excellent) by Best.

REASONS FOR THE TRANSACTION

     Financial Condition. The Company's financial condition and operating results have been significantly adversely affected as a result of the poor financial performance of certain of the Company's lines of business and a special charge to earnings of $20.6 million after tax taken by the Company in the fourth quarter of 1995 (the "Special Charge").

     During 1995, the Company saw two developing issues which were adversely affecting financial results. First, the auto dealer line of business was generating an unacceptably high loss ratio. This loss ratio was deteriorating in 1995, after having begun to trend unacceptably in 1994. Second, adverse loss experience in the commercial aviation line of the general aviation business had been observed earlier in 1995, and continued to develop adversely at an even greater rate during the fourth quarter. Based on additional analysis, the Company withdrew from the auto dealer line of business and discontinued writing certain classes of business in the three troublesome segments of its eight commercial aviation segments. In addition, during the latter half of 1995 and the beginning of 1996, the Company implemented a number of underwriting actions, including underwriting policy changes, revisions in risk selection criteria, tightening of underwriting standards and guidelines, and expanded systems of pricing and underwriting control.

     As a result primarily of these two factors, the Company recorded the Special Charge for certain discontinued lines and classes of business and increased reserves for IBNR and unearned premium. Approximately $8.9 million of the Special Charge resulted from additional case reserves and related costs for the three segments of the commercial general aviation business in which coverage was discontinued. Approximately $0.7 million of the Special Charge resulted from additional case reserves and related costs from the auto dealer program. The remainder of the Special Charge, approximately $11.0 million, resulted from an increase of IBNR and unearned premium reserves, which included reserves for the discontinued lines and classes of business. As a result of the Special Charge, net book value declined from $10.11 at September 30, 1995 to $7.58 at year end 1995.

     Based on the Special Charge taken by the Company, on March 4, 1996, Best lowered AEIC's rating from "A-" (Excellent) to "B++" (Very Good). This action was based on Best's expectations regarding the Company's ability to raise new capital in a relatively short period, and that satisfactory operating performance would resume, allowing the Company to generate internal capital. Subsequent to Best's rating action, the Company stated in its 1995 Annual Report that it was pursuing various alternatives for increasing the capital and surplus of AEIC.

     In the first quarter of 1996, the Company experienced a deterioration in the performance of the transportation line of business and instituted a full review of the internal and external factors affecting its performance. On May 13, 1996, the Company reported a net loss of $2.8 million for the first quarter of 1996, due mainly to an increase in reported claims in the transportation line of business and weather related claims, and a decrease in net book value to $7.01 at March 31, 1996.

     On May 24, 1996, Best downgraded AEIC's rating from "B++" (Very Good) to "B" (Adequate) due to the Company's poor first quarter financial performance and the further deterioration of its capitalization. Best stated that the first quarter 1996 loss placed additional pressure on the Company to raise capital in a timely fashion while making it more difficult for the Company to do so. Best additionally placed a negative outlook on the rating, pending the outcome of ongoing capital-raising efforts of the Company. Best acknowledged that the Company was exploring capital-raising alternatives, and stated that Best would review the rating for possible upgrade or removal of the negative outlook. If, however, the Company proved unsuccessful in raising capital or if operating results did not improve, Best stated that it would likely downgrade the rating further. Any further downgrade would likely have a significant adverse effect on the Company, its competitive position, and its future performance.

     Upon completion of the Company's review of the transportation line of business, on October 1, 1996, the Company withdrew from the transportation line of business. During 1996 the Company's transportation line of business had been its primary source of unacceptable underwriting results. In connection with this withdrawal, the Company began a strategic refocusing on those product lines where the Company believes historic profitability and sustainable competitive advantages are the greatest -- Aviation, Marine, and Artisan Contractors. The Company believes that the changes made in the commercial aviation segment have continued to produce increasing improvements, and that withdrawing from transportation allows the Company to devote increasing amount of capital and resources to the remaining lines. On September 30, 1996, the Company also discontinued the quarterly dividend on its common stock in order to more quickly build the capital level of the Company.

     In the second and third quarters of 1996, the Company reported net losses of $0.6 million and $1.2 million, respectively, decreasing net book value to $6.68 at September 30, 1996, increasing the net loss for the three quarters ended September 30, 1996 to $4.5 million, and making the possibility of a further Best downgrade more likely without a timely infusion of capital.

     In connection with each quarter of reported losses, the Company has renegotiated its bank credit agreement to bring the Company into compliance with certain financial covenants. Amendments to its Amended and Restated Credit Agreement were entered into on February 23, March 18, May 3, September 20, and November 6, 1996, to effect these negotiations.

     Decision to Pursue a Strategic Relationship. At the February 23, 1996 meeting of the Company's Board of Directors (the "Board"), Board members began discussing the Company's need for additional capital in light of the Special Charge. While access to the public markets was unlikely, CS First Boston had informed management that it believed an opportunity existed in the private markets to place equity linked securities. After the initial Best downgrade and a review of the first quarter results, management began an in-depth review of the potential benefits and problems with various forms of capital transactions. At its next meeting, the Board analyzed a proposed term sheet prepared by management and CS First Boston for a private equity linked offering. In May 1996, the Board approved the retention of CS First Boston to advise the Company with respect to potential transactions, and management was authorized to pursue a capital raising transaction. See "-- Opinion of Financial Advisor."

     CS First Boston and, to a limited extent, officers of the Company, then began a process of selectively canvassing the private markets for indications of interest in a capital raising transaction. During the course of these efforts, numerous contacts were initiated, and unsolicited indications of interest were received. CS First Boston initially contacted AFG in August 1996.

     During the course of these efforts, the Board met on six occasions from May through November 4, 1996 and reviewed the status of the various negotiations. With each developing negotiation, the Board considered a wide range of factors, such as potential ultimate terms, earnings per share impact, dilutive impact, possible strategic synergies, reserving questions, expectations of Best, timing and special factors unique to each proposal. On several occasions the Board analyzed alternative types of transactions, such as a private offering of equity linked securities, a strategic alliance and a sale of the Company, and ultimately determined that a transaction involving not only additional capital but the strong potential for strategic synergies presented the best opportunity for maximizing stockholder value. At its final two meetings during which it considered and ultimately approved the proposed Transaction with AFG, the Board, with its financial and legal advisors, again reviewed in detail all of the contacts that had been made, the various proposals and indications of interest that had been received, and the current status of all discussions and negotiations with all parties that had expressed interest in a transaction of any type with the Company. The Board analyzed the relative economic benefits (including the benefits of potential synergies with a strategic partner), contingencies to closing, timing of closing, operating results and financial condition of the Company, exposure to a further downgrade of its Best rating, and other business risks attendant to the various proposals or expressions of interest that were outstanding, and determined that its strategy of pursuing a transaction involving raising additional capital provided by a strategic partner remained the best opportunity for maximizing stockholder value. The Board deliberated the AFG proposal at length and determined that the Transaction offered the best available transaction for the Company and its stockholders.

     Recommendation of the Board of Directors. In light of the financial background described above, the Transaction involves matters of great importance to the Company and its stockholders. The Board of Directors has unanimously approved the Securities Purchase Agreement and believes that the Transaction is in the best interests of the Company and its stockholders.

     The Board of Directors, in approving the Transaction and recommending stockholder approval of the Proposal, considered a number of factors, including the following: (i) consummation of the Transaction will provide the Company with $35 million of new capital (before deducting the estimated expenses of the Transaction), a majority of which will be utilized to provide capital to AEIC and pay down bank debt; (ii) consummation of the Transaction, barring any unforeseen events, would likely avoid a further ratings downgrading by Best, although it will not ensure that a downgrading will not occur in the future;
(iii) the expected benefits to the Company of the strategic alliance with AFG;
(iv) the expected benefits from the addition of members of AFG's senior management to the Board of Directors; (v) the lack of certainty that any of the possible alternative transactions considered by the Board of Directors would be successful on an expedited basis and on terms as favorable to the Company as the Transaction; (vi) the existing assets, operations, earnings and prospects of the Company in light of the economic and regulatory climate; (vii) the terms of the Securities Purchase Agreement, including the voting rights, conversion rights, preferences and other rights of the Series D Preferred Stock; (viii) the written opinion of CS First Boston delivered to the Board of Directors of the Company on November 5, 1996, to the effect that, as of November 5, 1996 and based upon and subject to certain matters stated in such opinion, the cash consideration to be received by the Company in the Transaction is fair to the Company, from a financial point of view; (ix) the high probability of consummation of the transaction (including the absence of a material adverse change condition to AFG's obligation to close); and (x) the potential adverse consequences of delaying a transaction.

OPINION OF FINANCIAL ADVISOR

     CS First Boston has acted as financial advisor to the Company in connection with the Transaction. CS First Boston was selected by the Company based on CS First Boston's experience, expertise and familiarity with the Company and its business. CS First Boston is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate, estate and other purposes.

     In connection with CS First Boston's engagement, the Company requested that CS First Boston evaluate the fairness of the cash consideration to be received by the Company in the Transaction from a financial point of view. On November 5, 1996, CS First Boston rendered to the Company's Board of Directors a written opinion to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the cash consideration to be received by the Company in the Transaction was fair to the Company from a financial point of view.

     The full text of CS First Boston's written opinion to the Board of Directors of the Company dated November 5, 1996, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Appendix I to this Proxy Statement and is incorporated herein by reference. Stockholders of the Company are urged to read this opinion carefully in its entirety. CS First Boston's opinion is directed only to the fairness of the cash consideration to be received by the Company in the Transaction from a financial point of view, does not address any other aspect of the proposed Transaction or any related transaction and does not constitute a recommendation to any stockholder as to how such stockholder should vote at the Special Meeting. The summary of the opinion of CS First Boston set forth in this Proxy Statement is qualified in its entirety by reference to the full text of such opinion.

     In arriving at its opinion, CS First Boston reviewed the Securities Purchase Agreement and certain related documents and certain publicly available business and financial information relating to the Company. CS First Boston also reviewed certain other information, including financial forecasts, provided to CS First Boston by the Company and met with the management of the Company to discuss the business and prospects of the Company, including the distressed financial position of the Company and the near-term liquidity needs of, and capital resources available to, the Company. CS First Boston also considered certain financial and stock market data of the Company and compared that data with similar data for other publicly held companies in businesses similar to those of the Company and considered, to the extent publicly available, the financial terms of certain other significant equity and equity-linked investments in other publicly traded companies. CS First Boston also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which CS First Boston deemed relevant.

     In connection with its review, CS First Boston did not assume any responsibility for independent verification of any of the information provided to or otherwise reviewed by CS First Boston and relied upon such information being complete and accurate in all material respects. With respect to the financial forecasts, CS First Boston assumed that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. In addition, CS First Boston did not make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor was CS First Boston furnished with any such evaluations or appraisals. CS First Boston's opinion was necessarily based on information available to CS First Boston, and financial, stock market and other conditions as they existed and could be evaluated, on the date of its opinion. In connection with its engagement, CS First Boston was not requested to, and did not, solicit third party indications of interest in acquiring all or substantially all of the Company. Although CS First Boston evaluated the cash consideration to be received by the Company in the Transaction from a financial point of view, CS First Boston was not requested to, and did not, recommend the specific consideration payable in the Transaction, which consideration was determined through negotiation between the Company and AFG. No other limitations were imposed by the Company on CS First Boston with respect to the investigations made or procedures followed by CS First Boston in rendering its opinion.

     In preparing its opinion to the Board of Directors of the Company, CS First Boston performed a variety of financial and comparative analyses, including those described below. The summary of CS First Boston's analyses set forth below does not purport to be a complete description of the analyses underlying CS First Boston's opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. In arriving at its opinion, CS First Boston made qualitative judgments as to the significance and relevance of each analysis and factor considered by it. Accordingly, CS First Boston believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and its opinion. In its analyses, CS First Boston made numerous assumptions with respect to the Company, industry performance, regulatory, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company. No company, transaction or business used in such analyses as a comparison is identical to the Company or the Transaction, nor is an evaluation of the results of such analyses entirely mathematical; rather, such analyses involve complex considerations and judgments concerning financial and operating characteristics and other facts that could affect the acquisition, public trading or other values of the companies, business segments or transactions being analyzed. The estimates contained in such analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. CS First Boston's opinion and financial analyses were only one of many factors considered by the Board of Directors of the Company in its evaluation of the Transaction and should not be viewed as determinative of the views of the Company's Board or management with respect to the proposed Transaction or the cash consideration to be received by the Company in the Transaction.

     The following is a summary of the material financial analyses performed by CS First Boston in arriving at its written opinion dated November 5, 1996, but does not purport to be a complete description of the analyses performed by CS First Boston for such purposes.

     Comparison With Other Transactions. CS First Boston examined transactions involving significant equity or equity-linked investments in various companies in a variety of industries that had occurred since 1984, or were pending as of October 28, 1996. In addition, CS First Boston examined several recent transactions in the insurance industry involving significant equity or equity-linked investments. CS First Boston then analyzed the proposed terms of the Transaction as compared to the corresponding terms of such prior transactions, including, without limitation, the size of the investment, voting power acquired by the investor, whether board representation was acquired by the investor, dividend or interest rates applicable to the investment, the relationship between conversion price and market price of the underlying common stock (in the case of investments in convertible preferred stock or convertible debentures), the relationship between exercise price and market price (in the case of investments that included warrants or options to purchase common stock), and the relationship between purchase price and market price (in the case of direct common stock investments). In particular, such analysis indicated that the average conversion premiums for convertible securities and warrant or option exercise price premiums was 18.1% and the average of dividend and interest rates applicable to such investments was 8.7%.

     Pro Forma Analysis. CS First Boston analyzed the estimated pro forma effects of the Transaction on the Company's balance sheet at June 30, 1996 and anticipated operating results for 1996 (as if the Transaction had been completed at the beginning of the year) and 1997-1999, based on managements's then-current expectations for results for such periods and certain other assumptions supplied by the Company to CS First Boston.

     Public or Rule 144A Offering Analysis. CS First Boston analyzed public offerings and Rule 144A offerings of convertible securities and non-convertible preferred securities completed during 1996 by companies in a variety of industries. Using such analysis and estimates of the terms on which the Company might successfully issue convertible preferred stock as an alternative financing method to raise capital, CS First Boston made certain comparisons, including, but not limited to, dividend rates and payment options, optional redemption provisions, and conversion features, with those of the Transaction. In addition, CS First Boston analyzed the likelihood of completing a public or Rule 144A offering for the Company based on then-current market conditions.

     Historical Relative Trading and Valuation Comparisons. CS First Boston examined the history of the trading prices for the Common Stock, and the relationship between the movements in the prices of such shares and movements in certain stock indices. CS First Boston also compared the consideration to be received by the Company pursuant to the Transaction to the historical public trading prices of the Common Stock.

     Miscellaneous. Pursuant to the terms of CS First Boston's engagement, the Company has agreed to pay CS First Boston for its services in connection with the Transaction an aggregate financial advisory fee equal to 4% of the gross proceeds raised by the Company in the Transaction. The Company also has agreed to reimburse CS First Boston for out-of-pocket expenses incurred by CS First Boston in performing its services, including the reasonable fees and expenses of legal counsel and any other advisor retained by CS First Boston, and to indemnify CS First Boston and certain related persons and entities against certain liabilities, including liabilities under the federal securities laws, arising out of CS First Boston's engagement.

     CS First Boston has in the past provided financial services to the Company and AFG unrelated to the proposed Transaction, for which services CS First Boston has received compensation. In the ordinary course of business, CS First Boston and its affiliates may actively trade the equity securities of the Company and both the debt and equity securities of AFG for their own account and for accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

USE OF PROCEEDS

     The net proceeds to the Company from the Transaction are estimated to be approximately $33 million, after the deduction of the expenses of the Transaction, which are expected to total approximately $2 million. The net proceeds will be used to contribute capital to AEIC and to pay down bank debt; the remainder will be used for general corporate purposes. See "Capitalization."

REGULATORY APPROVALS

     Under the HSR Act, and the rules promulgated thereunder, certain transactions, including certain of the transactions contemplated by the Securities Purchase Agreement, may not be consummated unless certain information has been furnished to the Federal Trade Commission (the "FTC") and the Antitrust Division of the Justice Department (the "Antitrust Division") and certain waiting period requirements have been satisfied. Pursuant to the HSR Act, AFG and the Company will promptly file Notification and Report Forms with the FTC and the Antitrust Division for review in connection with the Securities Purchase Agreement. It is expected that the HSR Act waiting period will expire thirty days after the filing of such forms. However, prior to such time, the Antitrust Division or the FTC may extend the waiting period by requesting additional information. Moreover, notwithstanding the termination of the HSR Act waiting period, at any time before or after the consummation of the transactions contemplated by the Securities Purchase Agreement, any person may take action under the antitrust laws, including seeking to enjoin the consummation of the transactions contemplated by the Securities Purchase Agreement or seeking the divestiture by AFG of all or any part of the securities received by it pursuant to the Securities Purchase Agreement. There can be no assurance that a challenge to the transactions contemplated by the Securities Purchase Agreement on antitrust grounds will not be made or that, if such a challenge is made, it would not be successful.

     The Company's insurance subsidiaries are subject to regulation by various state authorities, including regulation dealing with the acquisition of control of such subsidiaries. A presumption of control generally arises from ownership of 10% or more of the voting securities of any person. AFG will promptly make the requisite filings with the California Insurance Commissioner and the Texas Department of Insurance relating to the acquisition of control of the Company and AEIC. There can be no assurance that the necessary approvals by the state insurance regulators will be received by any particular date.

NO DISSENTERS' RIGHTS OR PREEMPTIVE RIGHTS

     Stockholders have no dissenters' rights or preemptive rights in connection with the issuance of the Series D Preferred Stock.

INTERESTS OF CERTAIN PERSONS IN THE TRANSACTION

     Certain officers, directors and stockholders of the Company have certain interests or obligations with respect to the Transaction that are different from, or in addition to, the interests of stockholders of the Company generally. The Securities Purchase Agreement provides as a condition to AFG's obligation to close that the Company shall have adjusted the exercise price and vesting period of existing stock options granted to the current officers and directors of the Company or its subsidiaries pursuant to its 1991 Nonqualified Stock Option Plan, 1994 Stock Incentive Plan and 1994 Directors Option Plan to the market price on the date of adjustment and shall provide that all such options shall have a vesting period of three years, with one-third of the options vesting on each anniversary date of the date of adjustment. The Company will make such adjustment on the Closing Date and all such options will, subject to Closing of the Securities Purchase Agreement, be exercisable at the market price (as defined in the applicable plan agreement) on the Closing Date. The following table sets forth certain information concerning stock options owned by certain executive officers and directors of the Company that are affected by the adjustment.

                                                          TOTAL          TOTAL            WEIGHTED
                                                       OUTSTANDING       VESTED          AVG. PRIOR
NAME AND POSITION                                       OPTIONS(1)      OPTIONS(1)     EXERCISE PRICE(1)
-----------------                                      -----------     ----------     -----------------
M. Philip Guthrie......................................   230,714        190,659           $ 10.73
Chairman of the Board, Chief Executive
Officer and President

Frederick G. Anderson..................................    72,695         57,088           $ 10.75
Senior Vice President/General
Counsel and Secretary

Richard M. Kurz........................................    66,334         41,874           $ 10.26
Senior Vice President/
Chief Financial Officer

Allen N. Walton III....................................    62,643         44,939           $ 10.67
President/Aviation Division
AEIC

George C. Hill III.....................................    77,825         70,639           $ 11.27
Senior Vice President/AEIC

Joseph M. Grant........................................    15,000          7,500           $  9.10
Director

Keith W. Hughes........................................    11,389          2,963           $  9.88
Director

James E. Maser.........................................    12,890          3,463           $  8.73
Director

Elvis L. Mason.........................................    15,000          7,500           $  9.10
Director

---------------

(1) The exercise price of all outstanding options shown in the table, including vested options, will be adjusted on the Closing Date to the market price on the Closing Date and thereafter all such options will be subject to a new three-year vesting period.

                             CERTAIN CONSIDERATIONS

     While the Board of Directors is of the opinion that the Transaction is fair to, and in the best interests of, the Company and its stockholders, stockholders should consider the following possible effects in evaluating the Proposal.

IMPACT ON VOTING AND OTHER RIGHTS OF STOCKHOLDERS; IMPACT ON FUTURE SHARE ISSUANCES

     The Transaction involves the issuance of securities that will entitle the holders to special voting rights. Until AFG and its affiliates no longer own Series D Preferred Stock and Underlying Shares representing in the aggregate the ownership, or the right to acquire ownership, of 51% of the Underlying Shares, or until the seventh anniversary of the Closing Date, whichever is earlier, AFG shall be entitled to nominate for election 30% of the Company's directors and, if elected, at least one director representing AFG shall serve on each standing committee of the Board of Directors. Notwithstanding the foregoing, the number of directors that AFG is entitled to nominate shall be reduced by the number of directors that the holders of the Series D Preferred Stock are entitled to elect as a class under the terms of the Certificate of Designation for the Series D Preferred Stock. Mason Best has agreed to vote all shares owned by it in favor of the election of AFG's nominees. If AFG's nominees fail to be elected to the Board of Directors, AFG shall nevertheless be entitled to have an equal number of representatives attend each meeting of the Board of Directors. The Certificate of Designation provides that, upon the occurrence and continuation of a default in dividend payments for at least two consecutive quarters or a default in any mandatory redemption payment on the Series D Preferred Stock, the holders of the Series D Preferred Stock, voting as a separate class, shall be entitled at the next annual or special meeting of stockholders to elect a majority of the directors of the Company to be elected. See "The Securities Purchase Agreement and Related Agreements."

     For the seven years following the Closing Date, the holders of the Series D Preferred Stock shall be entitled collectively to cast 20% of the votes eligible to be cast in each matter submitted to a vote of the holders of capital stock of the Company, except that if the aggregate number of shares of Common Stock issuable upon conversion of the Series D Preferred Stock represents less than 20% of the outstanding shares of Common Stock on a fully diluted basis, then each share of Series D Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Series D preferred Stock is then convertible. In addition, without the approval of holders of two-thirds of the outstanding shares of Series D Preferred Stock voting separately as a class, the Company cannot (i) in any manner (including by merger or consolidation), amend, alter or repeal any provisions of the resolutions establishing the Series D Preferred Stock so as to adversely affect the powers, preferences or special rights of such Series D Preferred Stock, or
(ii) authorize the issuance of, or authorize any obligation or security convertible into or evidencing the right to purchase shares of, any additional class or series prior to the Series D Preferred Stock in the payment of dividends or the preferential distribution of assets.

     The holders of Series D Preferred Stock will be entitled to certain preferences over holders of Common Stock. The shares of Series D Preferred Stock will be entitled to a per annum dividend equal to 9% payable quarterly prior to the payment of any dividends on shares of Common Stock, although dividends on the Series D Preferred Stock may be paid in kind (in lieu of cash) by the Company during the first five years following the Closing Date. The Series D Preferred Stock will also rank prior to Common Stock with respect to rights upon liquidation, winding up or dissolution of the Company. The Series D Preferred Stock will rank junior to the Company's Series B Cumulative Preferred Stock with respect to dividends and rights upon liquidation. See "Description of Series D Preferred Stock."

SUBSTANTIAL EQUITY OWNERSHIP ON CONVERSION

     The Series D Preferred Stock will entitle AFG to acquire a substantial percentage of the outstanding shares of Common Stock. If the 350,000 shares of Series D Preferred Stock were fully converted into shares of Common Stock, AFG would receive 6,666,667 shares of Common Stock. In addition, the Company is entitled to pay dividends on outstanding shares of Series D Preferred Stock during the first five years following the Closing Date by the payment in kind of additional shares of Series D Preferred Stock ("PIK Shares") having a liquidation value equal to the amount of dividends owed. The PIK Shares would also be convertible into additional shares of Common Stock. Furthermore, if the Company elects to redeem shares of Series D Preferred Stock prior to the seventh anniversary of the Closing Date, the Company must issue to the holder one Warrant to purchase one share of Common Stock for each share of Common Stock into which the redeemed shares of Series D Preferred Stock are then convertible. The table below shows the number of shares of Common Stock and the percentage of the fully diluted shares of Common Stock outstanding that AFG could acquire on conversion of the Series D Preferred Stock.

                                                                                 PERCENTAGE
                                                                NUMBER OF         OF SHARES
                                                                  SHARES         OUTSTANDING
                                                                ----------       -----------
    Common Stock purchasable on full conversion of the
      original 350,000 shares of Series D Preferred Stock.....   6,666,667           48.6(1)
    Common Stock purchasable on full exercise of the 196,178
      PIK Shares(2)...........................................   3,736,724           21.4(3)
                                                                ----------
              Total Potential Holdings........................  10,403,391           59.6(3)
                                                                ==========

---------------

(1) Based on the number of shares of Common Stock outstanding as of September 30, 1996 (7,047,498 shares), as adjusted to give effect to the issuance of shares of Common Stock issuable on conversion of the original 350,000 shares of Series D Preferred Stock.

(2) Assuming all dividends payable on outstanding shares of Series D Preferred Stock during the first five years following the Closing Date were paid by the issuance of PIK Shares.

(3) Based on the number of shares of Common Stock outstanding as of September 30, 1996 (7,047,498 shares), as adjusted to give effect to the issuance of shares of Common Stock issuable on conversion of the original 350,000 shares of Series D Preferred Stock and on conversion of 196,178 PIK Shares, assuming the Company does not issue any shares of Common Stock other than upon conversion of shares of Series D Preferred Stock (including PIK Shares) or redeem or otherwise repurchase, retire or cancel any outstanding shares of Common Stock.

RESTRICTIONS ON THE ABILITY OF AFG TO EFFECT A BUSINESS COMBINATION WITH THE COMPANY

     The Series D Preferred Stock will initially be convertible into an aggregate of 6,666,667 shares of Common Stock, or approximately 48.6% of the outstanding Common Stock (including the Underlying Shares) as of the Closing Date. In addition to the voting restrictions described under the heading "The Transaction -- General -- Terms of the Series D Preferred Stock," the Company's certificate of incorporation (the "Certificate") contains certain provisions that will restrict the ability of AFG to effect a business combination with the Company following the Closing. The Certificate provides that, in addition to any other vote required by law, a "business combination" (which is defined in the Certificate to generally include: (i) any merger or consolidation with or into;
(ii) any sale or other transfer of assets aggregating $1.0 million or more to; or (iii) certain other material corporate transactions with, a "related person" (which is defined in the Certificate to generally include any person, entity or group which beneficially owns 10% or more of the outstanding voting stock of the Company; provided, however, that Mason Best and its affiliates and certain of its assigns are deemed not to be a "related person")) shall require the affirmative vote of the holders of at least 75% or more of the combined voting power of the then outstanding shares of voting capital stock of the Company, voting together as a single class; provided, however, if there are one or more "continuing directors" then in office, and such business combination has been approved by a majority of the Board of Directors (including at least a majority of the "continuing directors"), then such "business combination" shall only require such vote as is required by law or by other provisions of the Certificate. A "continuing director" means generally, as to any related person, any member of the Board of Directors who: (i) is not, and is not affiliated with, the related person; and (ii) became a member of the Board of Directors prior to the time the related person became a related person or is a successor to a continuing director. Following the Transaction, AFG will be a "related person" within the meaning of the business combination provisions of the Certificate and, as such, will be subject to such provisions.

     Following the termination of the voting restrictions, which will occur approximately 3 1/2 years after the Closing Date, AFG may have the ability to exert substantial control over the Company subject to the foregoing business combination restrictions.

STRATEGIC ALLIANCE ARRANGEMENTS

     Pursuant to the Securities Purchase Agreement, the Company and AFG will enter into a strategic alliance. See "The Transaction -- General -- Strategic Alliance with AFG." The strategic alliance will enable the Company to move into areas in which it is not currently selling insurance and expand its current line of business. The strategic alliance, however, will not be under the complete control of the Company, and the parties have not yet addressed policies and procedures that will be put in place for the management of such alliance. No assurances can be made that the Company and AFG will be able to agree upon the definitive terms of the strategic alliance or that, when the alliance is formed, it will be profitable or otherwise beneficial to the Company.

EFFECT ON CAPITAL AND EARNINGS AVAILABLE FOR COMMON STOCKHOLDERS

     After giving effect to the estimated expenses of the Transaction and the recapitalization charge (see "The Securities Purchase Agreement and Related Agreements -- Recapitalization Charge"), the sale of the Series D Preferred Stock to AFG would increase the Company's capital by approximately $12.0 million after the recapitalization charge of $15 million. Dividends on the Series D Preferred Stock would reduce earnings available for common stockholders by approximately $3.2 million per annum before PIK shares. Based upon the number of shares of Common Stock outstanding as of September 30, 1996 and without giving effect to the conversion of any shares of Series D Preferred Stock, the quarterly dividends on outstanding shares of Series D Preferred Stock would reduce the Company's primary earnings per share by approximately $.45 per year.

                                 CAPITALIZATION

     The following table sets forth the summary capitalization of the Company and its subsidiaries as of September 30, 1996, and as adjusted to give effect to the consummation of the Transaction, the application of the estimated net proceeds therefrom and the incurrence of the recapitalization charge.

                                                                 SEPTEMBER 30,
                                                                     1996            AS ADJUSTED(1)
                                                                 -------------       --------------
                                                                       (DOLLARS IN THOUSANDS)
Note payable...................................................     $13,250             $     --
Series B cumulative preferred stock, $.01 par value; 162,857
  shares authorized, 162,857 shares issued and outstanding.....       1,629                1,629
Series D cumulative convertible redeemable preferred stock,
  $.01 par value; no shares authorized or issued; 546,200
  shares authorized as adjusted, 350,000 shares issued as
  adjusted(2)..................................................          --               35,000
Stockholders' equity
  Common Stock, $.01 par value; 21,000,000 shares authorized,
     7,121,380 shares issued...................................          71                   71
  Additional paid-in capital...................................      45,555               45,555
  Unrealized investments losses................................        (252)                (252)
  Retained earnings............................................       1,819               (7,931)
     Less 73,882 shares of Common Stock held in treasury, at
       cost....................................................         (87)                 (87)
                                                                    -------             --------
          Total stockholders' equity...........................      47,106               37,356
                                                                    -------             --------
          Total capitalization.................................     $61,985             $ 73,985
                                                                    =======             ========

---------------

(1) As adjusted to give effect to the sale by the Company of 350,000 shares of Series D Preferred Stock at a price of $100 per share for an aggregate purchase price of $35 million, the application of the estimated net proceeds therefrom and the incurrence of the recapitalization charge.

(2) The Company's Certificate of Incorporation authorizes the Company to issue an aggregate of 5 million shares of preferred stock, par value $.01 per share, of which the Company has issued 162,857 shares as Series B Cumulative Preferred Stock and has reserved 546,200 shares for issuance as Series D Preferred Stock.

            THE SECURITIES PURCHASE AGREEMENT AND RELATED AGREEMENTS

     The following is a summary of certain provisions of the Securities Purchase Agreement and certain related agreements. A copy of the Securities Purchase Agreement is attached hereto as Appendix II. This summary is not intended to be complete and stockholders are urged to read the Securities Purchase Agreement and related agreements in their entirety.

     The Board of Directors reserves its right to amend or waive the provisions of the Securities Purchase Agreement and the other documents related thereto in all respects before or after the approval of the Proposal by the stockholders. In addition, the Board of Directors reserves the right to terminate the Securities Purchase Agreement in accordance with its terms before or after stockholder approval of the Proposal.

ISSUANCE AND SALE OF SERIES D PREFERRED STOCK

     Pursuant to the Securities Purchase Agreement, the Company will sell, and AFG will purchase, 350,000 shares of Series D Preferred Stock for $35 million.

RECAPITALIZATION CHARGE

     In addition, the Company will record a $15 million (pre-tax) recapitalization charge in its financial results for the quarter in which the Transaction is recorded. The recapitalization charge will provide additional strengthening of the Company's balance sheet and overall reserve levels, and is intended to cover contingencies and estimated exposures associated with various previously reported strategic actions and product line discontinuations.

CERTAIN COVENANTS

     Pursuant to the Securities Purchase Agreement, the Company has agreed that, if the Company has no securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, it will deliver copies of its annual and quarterly financial statements to AFG and will furnish AFG with copies of any documents required to be filed with the SEC or other governmental agencies. The Company has agreed that, prior to the Closing Date, it will conduct its business in the ordinary course and properly maintain its existence and property.

AFG REPRESENTATION ON BOARD OF DIRECTORS

     Until AFG and its affiliates no longer own Series D Preferred Stock and Underlying Shares representing in the aggregate the ownership, or right to acquire ownership, of 51% of the Underlying Shares or until the seventh anniversary of the Closing, whichever is earlier, AFG shall be entitled to nominate for election 30% of the Company's directors and, if elected, at least one director representing AFG shall serve on each standing committee of the Board of Directors. Notwithstanding the foregoing, the number of directors that AFG is entitled to nominate shall be reduced by the number of directors that the holders of the Series D Preferred Stock are entitled to elect as a class under the terms of the Certificate of Designation for the Series D Preferred Stock. If AFG's designees fail to be elected to the Board of Directors, AFG shall nevertheless be entitled to have an equal number of representatives attend each meeting of the Board of Directors. Such representatives shall be entitled to receive all materials and information provided to the Company's Board of Directors and shall receive the same notices as are given to the Company's Board of Directors.

AFG VOTING AGREEMENT

     The Securities Purchase Agreement also provides that, until the date which is three years and 180 days after the Closing Date, so long as AFG and any affiliate of AFG shall beneficially own Series D Preferred Stock or Underlying Shares which represent in the aggregate the ownership, or right to acquire ownership, of at least 51% of the Underlying Shares, AFG shall, if it and its Affiliates hold any combination of Series D Preferred Stock and Common Stock representing the right to vote more than 20% of the total votes eligible to be voted on a matter on which the holders of Common Stock have the right to vote, vote all votes in excess of such 20% in proportion to the actual vote of holders of all remaining votes (including AFG's 20% vote).

STRATEGIC ALLIANCE

     Pursuant to the Securities Purchase Agreement, the Company and AFG will enter into a strategic alliance. See "The Transaction -- General -- Strategic Alliance with AFG."

CONDITIONS PRECEDENT

     The Securities Purchase Agreement provides that the obligations of AFG to consummate the transactions contemplated by the Securities Purchase Agreement are subject to the fulfillment prior to or on the Closing Date of certain conditions precedent, or the waiver thereof by AFG, including the following: (a) the Proposal shall have been approved by the requisite vote of the Company's stockholders; (b) the representations and warranties of the Company shall be true and correct when made; (c) no change in applicable law shall have occurred as a consequence of which it shall have become and continue to be unlawful for AFG to perform any of its agreements or obligations under the Securities Purchase Agreement, or under any of the other agreements contemplated by the Securities Purchase Agreement (the "Transaction Documents") or for the Company or any subsidiary of the Company to perform any of its agreements or obligations under the Securities Purchase Agreement or under any of the other Transaction Documents; (d) the Company shall have performed and complied in all material respects with all agreements and conditions contained in the Securities Purchase Agreement required to be performed or complied with by the Company prior to or at the Closing; (e) the Company shall have furnished to AFG a written legal opinion in form reasonably acceptable to AFG; (f) the Company and AFG shall have received all consents necessary for completion of the transactions contemplated by the Securities Purchase Agreement including regulatory approvals; (g) Mason Best and the Company shall have entered into an Amended Registration Rights Agreement; (h) Mason Best shall have entered into the Voting Agreement; and (i) the Company shall have adjusted the exercise price of existing stock options granted to continuing officers and directors of the Company or its Subsidiaries pursuant to its 1991 Nonqualified Stock Option Plan, 1994 Stock Incentive Plan and 1994 Directors Option Plan to the market price on the date of adjustment and shall have set the vesting period of such stock options to three years, with one-third of the options vesting on each anniversary of the adjustment date.

     The obligations of the Company to consummate the transactions contemplated by the Securities Purchase Agreement are subject AFG's fulfillment, prior to or on the Closing Date, of certain conditions precedent reciprocal to the conditions contained in paragraphs (a), (b), (c), and (f) above.

RESTRICTION ON TRANSFERABILITY OF SERIES D PREFERRED STOCK

     As long as AFG has certain rights or obligations regarding Board representation and voting agreements pursuant to the Securities Purchase Agreement, AFG and any of its Affiliates may assign or transfer to any person shares of Series D Preferred Stock or Underlying Shares, representing in the aggregate ownership, or the right to acquire ownership, of at least 51% of the Underlying Shares and all of their rights described under "-- AFG Representation on Board of Directors", so long as such person assumes all of the obligations described under "-- AFG Voting Agreement."

CERTAIN REPRESENTATIONS AND WARRANTIES

     Under the Securities Purchase Agreement, the Company has made certain representations and warranties to AFG as to the Company, including (i) corporate existence, organization and qualification; (ii) corporate power and authority;
(iii) enforceability of the various agreements entered into; (iv) absence of conflicts; (v) litigation; (vi) financial condition; (vii) absence of certain changes to its business, financial condition or capitalization; (viii) absence of material defaults; (ix) compliance with laws; (x) taxes; (xi) employee benefits plans; (xii) compliance with environmental laws; (xiii) investment company status; (xiv) capitalization of the Company and its Subsidiaries; (xv) title to properties; (xvi) absence of undisclosed liabilities; and other matters.

     Under the Securities Purchase Agreement, AFG has made certain representations and warranties to the Company as to AFG, including (i) corporate existence and organization; (ii) corporate authorization and compliance with law; (iii) required consents, approvals and licenses from governmental authorities or other third parties; (iv) enforceability of the various agreements entered into; (v) investment intent; and (vi) commissions.

NO SOLICITATION

     After the date of the Securities Purchase Agreement, the Company shall not, and the Company shall direct and use its reasonable best efforts to cause the officers, directors, employees, agents, advisors and other representatives of the Company not to, directly or indirectly, (i) solicit, initiate, knowingly encourage, or participate in discussions or negotiations regarding, any proposals or offers from any person, entity or group
(an "Offeror") relating to any Competing Proposal (as defined below), or (ii) furnish to any other Offeror any non-public information or access to such information with respect to, or otherwise concerning, any Competing Proposal. The Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any third parties conducted heretofore with respect to any proposed Competing Proposal.

     Notwithstanding the foregoing, until the stockholders of the Company have approved the transactions contemplated by the Securities Purchase Agreement, the Company shall not be prohibited by the Securities Purchase Agreement from (i) participating in discussions or negotiations with, and, during such period, the Company may furnish information to, an Offeror that seeks to engage in discussions or negotiations, requests information or makes a proposal to acquire the Company pursuant to a Competing Proposal, if the Company's directors determine in good faith that such action is required for the discharge of their fiduciary obligations, after consultation with independent legal counsel, who may be the Company's regularly engaged legal counsel and financial advisors (a "Director Duty"); (ii) complying with Rule 14d-9 or Rule 14e-2 promulgated under the Securities Exchange Act of 1934 (the "Exchange Act") with regard to a tender or exchange offer; (iii) making any disclosure to the Company's stockholders in accordance with a Director Duty; (iv) failing to make, modifying or amending its recommendations, consents or approvals referred to herein in accordance with a Director Duty; or (v) terminating the Securities Purchase Agreement and entering into an agreement providing for a Competing Proposal in accordance with a Director Duty. In the event that the Company or any of its officers, directors, employees, agents, advisors or other representatives participate in discussions or negotiations with, or furnish information to an Offeror that seeks to engage in such discussions or negotiations, requests information or makes a proposal to acquire the Company pursuant to a Competing Proposal, then subject to any confidentiality requirements of an Offeror: (i) the Company shall immediately disclose to AFG the decision of the Company's directors; (ii) the identity of the Offeror; and (iii) copies of all information or material not previously furnished to AFG which the Company, or its agents, provides or causes to be provided to such Offeror or any of its officers, directors, employees, agents, advisors or representatives. "Competing Proposal" means any proposal or offer to the Company or the stockholders of the Company with respect to (i) any merger, consolidation, share exchange, business combination, or other similar transaction, (ii) any sale, lease, exchange, transfer or other disposition of all or substantially all of the assets of the Company and its material subsidiaries, taken as a whole, in a single transaction or series of related transactions, or (iii) any tender offer or exchange offer for shares of the Common Stock.

TERMINATION

     The Securities Purchase Agreement may be terminated at any time prior to the Closing Date: (a) by mutual written consent of the Company and AFG; (b) by the Company or AFG upon written notice to the other party, if the Closing shall not have occurred on or prior to March 31, 1997 (the "Outside Date"), unless such failure of consummation shall be due to the failure of the party seeking such termination to perform or observe in all material respects the covenants and agreements hereof to be performed or observed by such party; (c) by the Company or AFG, upon written notice to the other party, if a governmental authority of competent jurisdiction shall have issued an injunction, order or decree enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Securities Purchase Agreement, and such injunction, order or decree shall have become final and nonappealable or if a governmental authority has otherwise made a final determination that any required regulatory consent would not be forthcoming; provided, however, that the party seeking to terminate the Securities Purchase Agreement pursuant to this clause has used all required efforts to remove such injunction, order or decree; (d) by the Company, if prior to approval by the stockholders of the Company of the Proposal, the Board of Directors of the Company determines in accordance with a Director Duty that such termination is required by reason of a Competing Proposal; or (e) by the Company or AFG, if prior to approval of the stockholders of the Company of the Proposal, the Board of Directors of the Company shall have withdrawn or modified in a manner materially adverse to AFG its approval of the adoption of the Proposal, because the Board of Directors has determined to recommend to the Company's stockholders or approve a Competing Proposal, in accordance with a Director Duty.

     In the event that the Securities Purchase Agreement is terminated by reason of (d) or (e) above, the Break-up Warrants issued to AFG under the Securities Purchase Agreement shall become immediately exercisable and AFG shall have all of the benefits of the Warrant Registration Rights Agreement relating to such Break-up Warrants. In the event that the Securities Purchase Agreement is terminated due to any other reason described above, the Break-up Warrants shall be cancelled and neither party shall have any further rights or obligations under the Securities Purchase Agreement or the Registration Rights Agreement.

     If either party shall default in the performance of its obligations under the Securities Purchase Agreement, the non-defaulting party shall retain all rights and remedies, whether arising in equity or at law, including actions for specific performance and damages, as a result of the default by the other party under the Securities Purchase Agreement.

BREAK-UP WARRANTS

     The Break-up Warrants were issued to AFG upon execution of the Securities Purchase Agreement pursuant to a Warrant Subscription Agreement dated as of November 5, 1996 between the Company and AFG. Pursuant to the Warrant Subscription Agreement, the Company issued AFG the Break-up Warrants for 800,000 shares of Common Stock exercisable for $3.45 per share. The Break-up Warrants may be exercised commencing the first business day following the termination of the Securities Purchase Agreement pursuant to the provisions described above permitting such termination in order to accept a Competing Proposal, and thereafter remain exercisable until November 4, 2003. The Break-up Warrants shall be cancelled simultaneously with the Closing under the Securities Purchase Agreement.

     The exercise price and number of shares subject to the Break-up Warrants are subject to adjustment pursuant to customary antidilution provisions. In addition, in case of any consolidation of the Company with or merger of the Company into another corporation or in case of any sale, transfer or lease to another corporation of all or substantially all the property of the Company, each holder of Break-up Warrants shall thereafter be entitled, upon payment of the exercise price in effect immediately prior to such action, to purchase upon exercise of each Break-up Warrant the kind and amount of cash, shares and other securities and property which such holder would have owned or have been entitled to receive after the happening of such consolidation, merger, sale, transfer or lease had such Break-up Warrant been exercised immediately prior to such action, provided, however, that no adjustment in respect of dividends, interest or other income on or from such shares or other securities and property shall be made during the term or upon the exercise of a Break-up Warrant.

     Subject to compliance with applicable securities laws, the Break-up Warrants are transferable. In addition, the holders thereof are entitled to certain demand and piggyback registration rights.

WARRANTS ISSUABLE UPON EARLY REDEMPTION

     Certain warrants (the "Warrants") shall be issued upon the early redemption of the Series D Preferred Stock, which may be done at any time at the Company's option. In the event of a redemption of Series D Preferred Stock prior to the seventh anniversary of the Closing Date, the Company shall, in addition to the cash payable to the holder, issue to the holder, for each share of Common Stock into which the redeemed shares of Series D Preferred Stock are then convertible, a Warrant to purchase one share of Common Stock of the Company at an exercise price of $5.25 per share (subject to antidilution provisions) under the terms of the Form of Warrant Subscription Agreement attached as an exhibit to the Securities Purchase Agreement. The Warrants may be exercised commencing the first business day following their issuance and thereafter remain exercisable until November 4, 2003, at which time all unexercised Warrants will expire.

     The exercise price and number of shares subject to the Warrants are subject to adjustment pursuant to customary antidilution provisions. In addition, in case of any consolidation of the Company with or merger of the Company into another corporation or in case of any sale, transfer or lease to another corporation of all or substantially all the property of the Company, each holder of Warrants shall thereafter be entitled, upon payment of the exercise price in effect immediately prior to such action, to purchase upon exercise of each Warrant the kind and amount of cash, shares and other securities and property which such holder would have owned or have been entitled to receive after the happening of such consolidation, merger, sale, transfer or lease had such Warrant been exercised immediately prior to such action, provided, however, that no adjustment in respect of dividends, interest or other income on or from such shares or other securities and property shall be made during the term or upon the exercise of a Warrant.

     Subject to compliance with applicable securities laws, the Redemption Warrants are transferable. In addition, the holders thereof are entitled to certain demand and piggyback registration rights.

REGISTRATION RIGHTS AGREEMENTS

     The Company will enter into a Registration Rights Agreement with AFG with respect to the shares of Series D Preferred Stock, the shares of Common Stock purchased upon conversion of the Series D Preferred Stock (the "Common Shares") and the Warrants issuable upon optional redemption of the Series D Preferred Stock by the Company prior to the seventh anniversary of the Closing Date (collectively, the "Registrable Securities"). Pursuant to the Registration Rights Agreement, AFG shall have the right on three occasions to demand registration under the Securities Act of 1933, as amended (the "Securities Act"), of the Registrable Securities; provided, however, that the Company shall in no event (including by reason of any assignment of rights by AFG or any other holder of Registrable Securities) be subject to more than three demand registrations under such agreement and shall not be obligated at any time to register the lesser of (i) 25% of the total outstanding number of Series D Preferred Stock, Common Shares or Warrants, whichever is the case, or (ii) Registrable Securities with a market value (based on the market value of the underlying shares of Common Stock) of less than $1.0 million pursuant to any such request. The Registration Rights Agreement also provides that, in the event the Company proposes to register any of its securities under the Securities Act for its own account or for the account of any other person, AFG will be entitled to include Registrable Shares in any such registration, subject to the right of the managing underwriter of any such offering in certain circumstances to exclude some or all of such Registrable Shares from such registration.

     The Company will also enter into a Warrant Registration Rights Agreement with AFG with respect to the Break-up Warrants and the shares of Common Stock acquired upon exercise of the Break-up Warrants (the "Warrant Shares, and together with the Break-up Warrants, the "Break-up Securities"). Pursuant to the Warrant Registration Rights Agreement, AFG shall have the right on three occasions to demand registration of the Break-up Securities under the Securities Act; provided, however, that the Company shall in no event (including by reason of any assignment of rights by AFG or any other holder of Break-up Securities) be subject to more than three demand registrations under such agreement and shall not be obligated at any time to register the lesser of (i) 25% of the total number of Break-up Warrants or Warrant Shares outstanding or (ii) Warrant Shares with a market value (based on the market value of the underlying shares of Common Stock) of less than $1.0 million pursuant to any such request. The Warrant Registration Rights Agreement also provides that, in the event the Company proposes to register any of its securities under the Securities Act for its own account or for the account of any other person, AFG will be entitled to include Break-up Securities in such registration, subject to the right of the managing underwriter of any such offering in certain circumstances to exclude some or all of such Break-up Securities from such registration.

AMENDED REGISTRATION RIGHTS AGREEMENT

     The Company and Mason Best will amend the Existing Registration Rights Agreement dated March 21, 1994 to provide that holders of registrable securities under such agreement will not have the right to include their shares in a registration statement filed by the Company for an underwritten offering of securities by AFG if the managing underwriter shall have rendered an opinion that such registration materially would impair AFG's ability to sell the securities being registered for sale by AFG.

                    DESCRIPTION OF SERIES D PREFERRED STOCK

     The following is a summary of the terms of the Series D Preferred Stock. The rights, preferences and privileges of the Series D Preferred Stock are contained in the Certificate of Designation, a copy of which is attached hereto as Appendix III. Stockholders are urged to read the Certificate of Designation in its entirety.

PRIORITY

     The Series D Preferred Stock will have a liquidation value of $100 per share (the "Liquidation Value"). The Series D Preferred Stock will rank prior to the Common Stock and to all other shares of capital stock of the Company that are junior to the Series D Preferred Stock with respect to the payment of dividends and payments or distributions upon liquidation (the Common Stock and all such shares are referred to herein as the "Junior Stock"). The Series D Preferred Stock will rank junior to the Company's Series B Cumulative Preferred Stock (the "Series B Preferred Stock") with respect to dividends and rights upon liquidation and will be subject to the creation of other stock ranking senior to, on a parity with, or junior to, the Series D Preferred Stock to the extent not prohibited by the Company's Certificate of Incorporation, except that creation of stock ranking senior to the Series D Preferred Stock is subject to the approval of the holders of two-thirds of the outstanding shares of Series D Preferred Stock voting separately as a class. See "-- Voting Rights."

DIVIDENDS

     The Series D Preferred Stock will be entitled to a per annum cumulative dividend equal to 9% payable quarterly as declared by the Board beginning April 1, 1997. At the option of the Company, dividends will be payable either in cash or in kind (whereby the holder receives, in lieu of cash, shares of Series D Preferred Stock having a liquidation value equal to the dividends declared) during the first five years after the Closing Date. Following the fifth anniversary of the Closing Date, dividends will be payable quarterly only in cash.

     Subject to the rights of holders of the Series B Preferred Stock, the Company shall not declare or pay or set apart for payment any dividend (other than dividends payable in shares of Junior Stock) for any period upon any Junior Stock or any stock of the Company ranking on a parity with the Series D Preferred Stock as to dividends, nor shall the Company redeem or purchase any such shares or pay any money to a sinking fund for the redemption or repurchase of any such shares unless all dividends on the Series D Preferred Stock, including all accrued and unpaid dividends, have been paid in full. Notwithstanding the foregoing, the Company may pay dividends on the shares of the Series D Preferred Stock and shares of stock of the Company ranking on a parity therewith as to dividends ratably in proportion to the sums which would be payable on such shares if all dividends, including accumulations, if any, were declared and paid in full. Accumulations of dividends on any shares of the Series D Preferred Stock shall bear interest at 9% per annum, compounded quarterly.

VOTING RIGHTS

     The holders of shares of Series D Preferred Stock shall be entitled to the following voting rights for the seven year period commencing on the Closing Date. Thereafter, holders of Series D Preferred Stock will have no voting rights except as set forth in (b) and (c) or as otherwise provided by law:

          (a) With regard to any matter submitted to a vote of the holders of capital stock of the Company, the holders of the Series D Preferred Stock shall be entitled collectively to cast 20% of the votes eligible to be cast in such matters; provided, however, in the event that the aggregate number of shares of Common Stock into which the Series D Preferred Stock is convertible represents less than 20% of the aggregate number of all shares of Common Stock outstanding (on a fully diluted basis), then each holder of a share of Series D Preferred Stock shall be entitled to cast one vote for each full share of Common Stock into which such share is then convertible with respect to any such matter;

          (b) Notwithstanding the foregoing, upon the occurrence and continuation of an Event of Default (defined as a default in dividend payments for at least two consecutive quarters or a default in any mandatory redemption payment on the Series D Preferred Stock), each share of Series D Preferred Stock shall be entitled to cast the number of votes equal to the number of shares of Common Stock into which such share is then convertible on any matter submitted for the consideration of the stockholders of the Company, and the holders of the Series D Preferred Stock, voting separately, as a class shall be entitled at the next annual or special meeting of stockholders to elect such number of directors which is a majority (rounded up) of the directors to be elected. The term of office of directors elected under these circumstances shall end upon the earlier of the termination of the Event of Default and the next annual meeting of stockholders; and

          (c) Without the approval of holders of two-thirds of the outstanding shares of Series D Preferred Stock voting separately as a class, the Company will not, in any manner (including by merger or consolidation) (i) amend, alter or repeal any provisions of the resolutions establishing the Series D Preferred Stock so as to adversely affect the powers, preferences or special rights of such Series D Preferred Stock, or (ii) authorize the issuance of, or authorize any obligation or security convertible into or evidencing the right to purchase shares of, any additional class or series of stock ranking prior to the Series D Preferred Stock in the payment of dividends or the preferential distribution of assets. The foregoing shall not be interpreted to require any vote or consent of the Series D Preferred Stock in connection with the authorization or issuance of any series of Preferred Stock ranking on a parity with or junior to the Series D Preferred Stock as to dividends and/or the distribution of assets.

     In addition, pursuant to the Securities Purchase Agreement, until AFG and its affiliates no longer own Series D Preferred Stock and Underlying Shares representing in the aggregate the ownership, or the right to acquire ownership, of 51% of the Underlying Shares, or until the seventh anniversary of the Closing Date, whichever is earlier, AFG shall be entitled to nominate for election to the Company's Board of Directors at least the number of directors which represents 30% (rounded up to the next director) of the number of directors serving at any one time, and, if elected, at least one of the directors representing AFG shall serve on each of the standing committees of the Board of Directors. Notwithstanding the foregoing, the number of directors that AFG shall be entitled to nominate shall be reduced to the extent and by the number of directors the holders of Series D Preferred Stock are entitled to elect as a class under the terms of the Certificate of Designation. In the event AFG's representatives fail to be elected as directors, the Company agrees that AFG shall be entitled to have an equal number of representatives in place of such directors attend each meeting of the Board of Directors. Such representatives shall be entitled to receive all materials and information provided to the Company's Board of Directors and shall receive the same notices as are given to the Company's Board of Directors.

CONVERSION

     The Series D Preferred Stock will be convertible at any time, in whole or in part, at the option of the holder into shares of the Common Stock at a per share conversion price equal to $5.25 per share of Common Stock (the "Conversion Price"). The Conversion Price is subject to certain post-closing antidilution adjustments upon the occurrence of certain events such as (i) stock dividends, stock splits and reverse stock splits, (ii) stock reclassifications or combinations, (iii) issuances of rights, warrants or securities convertible or exchangeable into Common Stock, which rights, options, warrants or securities have a conversion or exercise price per share less than the market value of the Common Stock, and (v) distributions of evidences of indebtedness or of assets to holders of Common Stock. In the case of a merger or consolidation, holders of

Series D Preferred Stock shall have the right to convert the shares into the kind and amount of shares and other property receivable in such transaction by the holders of the Common Stock.

REDEMPTION

     The Company may, at its option, redeem shares of Series D Preferred Stock for cash, at any time and from time to time, in whole or in part, by vote of its Board of Directors; provided, however, in the event that any share of Series D Preferred Stock is redeemed by the Company on or before the seventh anniversary of the Closing Date, in addition to the cash payable to the holder of each such share, the holder shall, for each share of Common Stock into which the redeemed share of Series D Preferred Stock is then convertible, receive a Warrant to purchase one share of Common Stock of the Company at an exercise price of $5.25 per share, or, in the event of any adjustment to the Conversion Price hereunder, at the adjusted Conversion Price, at any time prior to the seventh anniversary of the Closing Date. The Company is required to redeem 10% of the outstanding shares of Series D Preferred Stock on the first business day of each year, commencing with the year 2008, and all remaining outstanding shares are required to be redeemed on the first business day of the year 2018. The redemption price of each share of Series D Preferred Stock is $100.00 per share plus an amount equal to accrued and unpaid dividends to the date fixed for redemption. Any redemption made shall be on a pro rata basis.

LIQUIDATION PREFERENCE

     Subject to the rights of holders of the Series B Preferred Stock, in the event of liquidation of the Company, the holders of shares of Series D Preferred Stock shall be entitled to receive a liquidation payment of $100.00 per share plus all accrued and unpaid dividends thereon to the date of payment before any payment or distribution of assets may be made to holders of Junior Stock.

RESTRICTION ON TRANSFER

     In addition to the restrictions on transfer of the Series D Preferred Stock applicable to AFG, which are contained in the Securities Purchase Agreement, the Certificate of Designation requires that certificates for shares of Series D Preferred Stock contain a restrictive legend noting the fact that such shares have not been registered under the Securities Act of 1933. Holders of Series D Preferred Stock also agree to notify the Company in writing of any proposed transfer of such stock, accompanied by written opinions of counsel and written assurances of appropriate securities regulatory agencies as to the legality of the proposed transfer.

PREEMPTIVE RIGHTS

     Holders of the Series D Preferred Stock have no preemptive rights.

                         AFG'S DESIGNEES FOR DIRECTORS

     AFG has advised the Company that it intends to nominate the persons named below to serve as directors of the Company until the next annual meeting of stockholders and until their successors are elected and have been duly qualified. AFG has advised the Company that it currently does not know of any circumstance which could render any of these individuals unable to take office.

     Gary J. Gruber. Mr. Gruber, age 41, is a Senior Vice President of Great American Insurance Company ("Great American"), a subsidiary of AFG, and has served in such capacity for more than the past five years. From October 1990 to June 1995, Mr. Gruber also served as the treasurer of Great American.

     Thomas A. Hayes. Mr. Hayes, age 53, is a Senior Vice President and President of the Commercial Division of Great American and has served in such capacities since June 30, 1995. Mr. Hayes has also served as a director of Great American for more than the past five years. Prior to June 30, 1995, Mr. Hayes served as an Executive Vice President of Great American for more than five years.

     At the Closing, the Company's Board of Directors will appoint the nominees of AFG to positions on the Board of Directors.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     The following discussion and analysis of financial condition and results of operations should be read in conjunction with the audited and unaudited Consolidated Financial Statements and Notes thereto of American Eagle Group, Inc. and its subsidiaries (the "Company") starting at page F-1.

AFG TRANSACTION

     On November 5, 1996, the Company and AFG entered into the Securities Purchase Agreement, which, subject to the terms and conditions thereof, provides for the sale and issuance by the Company to AFG of 350,000 shares of Series D Preferred Stock for an aggregate purchase price of $35 million. See "The Transaction."

GROSS PREMIUMS PRODUCED

     As used in this discussion, gross premiums produced means the gross premiums written by American Eagle Insurance Company ("AEIC"), the Company's significant subsidiary, and by other companies for which the Company has authority to issue policies that are marketed, underwritten and serviced by the Company.

     Set forth below in this discussion are the total amount of gross premiums produced by the Company, the portion of the gross premiums produced that were gross premiums written for other companies, and the amount of premiums which AEIC has assumed from such other companies. Gross premiums written is the portion of the gross premiums produced for AEIC together with the premiums AEIC assumes from such other companies. AEIC cedes a portion of its gross premiums written to reinsurers for reinsurance protection. The ceded premiums reduce the amount of gross premiums written, resulting in the net premiums written by AEIC. The gross premiums produced for other companies may generate commission income for the Company, but do not provide an opportunity to generate an underwriting profit unless AEIC assumes premiums and related risk from the other companies. The net premiums written by AEIC provide an opportunity to generate underwriting profit but can result in underwriting losses.

     The Company obtains reinsurance coverage primarily through excess-of-loss treaty reinsurance. Under excess-of-loss reinsurance treaties, the reinsurer assumes losses above specified amounts as stipulated in the reinsurance contract for an agreed-upon premium. The agreed-upon premium may vary within predetermined ranges based upon the level of losses experienced by the reinsurer. AEIC's maximum net retention is $200,000 for liability loss and $150,000 for hull loss in the Aviation Division, $250,000 per occurrence in the P&C Division and $75,000 per occurrence in the Marine Division.

1995 SPECIAL CHARGE TO EARNINGS

     During the fourth quarter of 1995, the Company recorded a special charge to earnings of $20.6 million (after tax) for certain discontinued lines and classes of business and increased reserves for incurred but not reported (IBNR) losses and unearned premiums.

     Approximately $8.9 million of the special charge resulted from additional case reserves and related costs for three segments of the Aviation Division in which certain classes of coverage have been discontinued. Approximately $.7 million of the special charge resulted from additional case reserves and related costs for the auto dealer program of the P&C Division from which the Company withdrew in the fourth quarter of 1995. The remainder of the special charge, approximately $11.0 million, resulted from an increase in IBNR and unearned premium reserves, which includes reserves for the discontinued lines and classes of business. Of the increase in IBNR and unearned premium reserves, $7.1 million is attributed to the Aviation Division, and $3.9 million to the P&C Division.

     The Aviation Division has discontinued writing coverages for the flying club segment and certain classes in the instruction and rental and the charter segments. The discontinued segment and classes together represented less than 10% of the Aviation Division's total book of business in 1995, but had significant adverse impact on the overall underwriting results of the Division. The P&C Division discontinued its franchised auto dealer program, which represented the smallest of the three P&C Division segments. This segment had gross premiums produced of $9.9 million in 1995, or 19.7% of total P&C Division gross premiums produced.

     Case and IBNR reserves do not represent an exact calculation of liability, but rather are estimates involving actuarial and statistical projections at a given time to reflect the Company's expectations of the ultimate costs of administration and settlement of claims. Such estimates are based on facts and circumstances then known, predictions of future events, estimates of future trends in claims reporting frequency and severity and other variable factors. As a consequence, although the Company believes that its reserves are adequate to meet its future obligations under existing policies, actual losses may deviate, perhaps substantially, from reserves reflected in the Company's financial statements. There are a number of factors that could cause losses to deviate from estimates. Such factors include assumptions proving incorrect regarding the positive effect of underwriting and claims handling improvements on future trends in claims reporting, frequency and severity, and increases in claims settlement costs due to higher inflation or new theories of liability. To the extent reserves prove inadequate, the Company would have to increase reserves and incur a charge to earnings in the period in which the reserves are increased, which could have a material adverse effect on the financial results of the Company for such period.

     Due to the significance of the special charge on the Company's 1995 financial results, the following discussion will present 1995 results including and excluding the effect of the special charge, where applicable.

A.M. BEST COMPANY RATING

     As a result of the effect of the 1995 special charge on the statutory policyholders' surplus and operating results of AEIC, A.M. Best Company lowered its rating of AEIC by one level to "B++" (Very Good). As a result of the net loss of $2.8 million reported in the first quarter of 1996, A.M. Best lowered its rating of AEIC to "B" (Adequate). Some insureds and agents, primarily in the airport segment of the Aviation Division, require their insurance carriers to maintain an A.M. Best rating of at least "A-." Through various agreements, AEIC has authority to offer policies issued by an insurance carrier with a rating of at least "A-" to its aviation accounts. AEIC reinsures and services these policies. These agreements are limited in scope, have an annual term and are subject to regulatory requirements. During 1996, AEIC has renewed or replaced these agreements, and is completing the related regulatory filings. As discussed below, a portion of the decrease in gross premiums produced during the first nine months of 1996 resulted from AEIC's inability to provide certain insureds with policies issued by an insurer rated at least "A-" while AEIC was completing these renewals or replacements and regulatory filings. No assurance can be given that these agreements will be renewed or replaced upon the expiration of the current agreements. However, in the event of the closing of the Transaction with AFG, AEIC expects that it will enter into an arrangement with a subsidiary of AFG that will permit AEIC to offer, when required by an insured, policies providing the financial security of an insurer rated at least "A-" by A.M. Best. See "The Transaction -- General -- Strategic Alliance with AFG."

WITHDRAWAL FROM TRANSPORTATION LINE OF BUSINESS

     On September 30, 1996, the Company announced that it was withdrawing from the transportation line of business. During 1996, this line of business had been its primary source of unacceptable underwriting results. At September 30, 1996, the Company's in-force premiums in this line of business were approximately $20 million. The Company expects the gross premiums produced by this line of business to run-off to zero during the fourth quarter of 1997.

RECAPITALIZATION CHARGE

     The Securities Purchase Agreement provides that the Company will record a $15 million (pre-tax) recapitalization charge in its financial results for the quarter in which the Transaction is recorded. The recapitalization charge will provide additional strengthening of the Company's balance sheet and overall reserve levels, and is intended to cover contingencies and estimated exposures associated with various previously reported strategic actions and product line discontinuations.

FIRST NINE MONTHS OF 1996 COMPARED TO THE FIRST NINE MONTHS OF 1995

  Gross Premiums Produced

     Gross premiums produced for the first nine months of 1996 as compared to the first nine months of 1995 were as follows (in millions):

                                                                         NINE MONTHS ENDED
                                                                           SEPTEMBER 30,
                                                                         -----------------
                                                                          1995       1996
                                                                         ------     ------
    Gross premiums produced............................................  $138.7     $121.1
    For other companies................................................   (12.4)     (13.4)
    Assumed from other companies.......................................     5.1        8.8
                                                                         ------     ------
    Gross premiums written.............................................   131.4      116.5
    Ceded premiums.....................................................   (42.8)     (29.2)
                                                                         ------     ------
    Net premiums written...............................................  $ 88.6     $ 87.3
                                                                         ======     ======

     Gross premiums produced decreased 12.7% to $121.1 million for the first nine months of 1996 from $138.7 million in the first nine months of 1995. Of this decrease, 8.4% was in the Aviation Division, and 6.2% was in the P&C Division. The Marine Division gross premium produced increased 1.9%. The decreases in the Aviation and P&C Divisions' gross premiums produced result primarily from previously announced actions taken during 1995 and the first nine months of 1996 to eliminate unprofitable segments of the operations. In addition, in the Aviation Division, primarily in the airport segment, certain insureds require insurance written by an insurer with an A.M. Best Company rating of "A-" or better, which resulted in a portion of the decrease in gross premiums produced. The Company is completing arrangements and regulatory filings that will permit it to offer insureds the financial security of an insurer rated "A-" or better. The increase in the Marine Division's gross premiums produced is due to an increase in policies in force.

     The gross premiums produced for other companies increased 8.1% to $13.4 million in the first nine months of 1996 from $12.4 million in the first nine months of 1995. This increase is primarily a result of the increased use of arrangements that provide the Company the ability to offer its insureds the financial security of insurance companies with an A.M. Best Company rating of "A-" or better.

     The gross premiums assumed from other companies increased 72.5% to $8.8 million in the first nine months of 1996 from $5.1 million in the first nine months of 1995, primarily as a result of the increase in business produced for other companies.

     Gross premiums written decreased 11.3% to $116.5 million in the first nine months of 1996 from $131.4 million in the first nine months of 1995 primarily as a result of the decrease in gross premiums produced.

     Ceded premiums decreased 31.8% to $29.2 million in the first nine months of 1996, compared to $42.8 million in the first nine months of 1995. This decrease is a result of a decline in business written in the airport segment that is reinsured with other companies under a facultative reinsurance agreement and, also, a decrease in ceded excess of loss reinsurance premiums for both Aviation and P&C Divisions.

     Net premiums written decreased 1.5% to $87.3 million in the first nine months of 1996, compared to $88.6 million in the first nine months of 1995, as a result of the decrease in gross premiums.

  Revenues

     Earned premiums, net of reinsurance, increased 29.8% to $94.0 million in the first nine months of 1996 from $72.4 million in the first nine months of 1995. Of this increase, 22.4% was related to the Aviation Division, 3.3% to the Marine Division, and 4.1% to the P&C Division. The growth in earned premiums, net of reinsurance, in comparison to the decline in net written premiums, is due to a higher level of written premiums in earlier quarters, which is now becoming earned premiums.

     Agency operations, net, decreased 66.1% to a minimal gain in the first nine months of 1996 from a gain of $0.5 million in the first nine months of 1995.

     Investment income, net, decreased 16.4% to $3.5 million in the first nine months of 1996 from $4.2 million in the first nine months of 1995. The net tax-effected investment yield on average invested assets for the first nine months of 1996 decreased to 4.3% from 4.4% for the comparable period in 1995. This decrease was a result of a decrease of $14.4 million in average invested assets in the first nine months of 1996 compared to the first nine months of 1995 primarily as a result of cash flow used in operating activities, as described below, and a general market decline in investment yields for fixed maturities.

     Realized investment gains, net, were insignificant in the first nine months of 1996 as compared to a gain of $0.5 million in the first nine months of 1995.

  Expenses

     Losses and loss adjustment expenses, net of reinsurance, were 70.5% of earned premiums, net of reinsurance, in the first nine months of 1996, compared to 63.0% in the first nine months of 1995. The Aviation Division loss ratio decreased 4.4 percentage points to 57.6% in the first nine months 1996, from 62.0% in the first nine months of 1995, and the P&C Division loss ratio increased 36.2 percentage points to 100.4% in the first nine months of 1996 from 64.2% in the first nine months of 1995. The increase in the P&C Division loss ratio is driven primarily by a high level of reported claims for the transportation segment of the P&C Division. The Marine Division loss ratio for the first nine months of 1996 was 74.4%.

     Policy acquisition and other underwriting expenses were 39.2% of earned premiums in the first nine months of 1996 and 32.6% of earned premiums in the first nine months of 1995. The increase in the expense ratio in the first nine months of 1996 results from the increased amortization of previously deferred policy acquisition costs due to the decline in the level of net premiums written in the first nine months of 1996, compared to 1995, and an adjustment of estimated reinsurance ceding commission income to actual.

     The Company's combined ratio increased 14.1 percentage points to 109.7% in the first nine months of 1996 from 95.6% in the first nine months of 1995 as a result of the factors discussed above. A combined ratio below 100% generally indicates profitable underwriting prior to the consideration of investment income.

     Interest expense increased 13.8% to $0.83 million in the first nine months of 1996 from $0.73 million in the first nine months of 1995 due primarily to an increase in the Company's note payable of $2.0 million.

  Income

     The income tax benefit was 28.7% of loss before tax benefit in the first nine months of 1996, and income tax expense was 31.0% of income before tax expense in the first nine months of 1995. The decrease in the effective tax rate in the third quarter of 1996 is due to adjusting the year-end estimated tax provision to equal the actual filed 1995 federal income tax return.

     Net loss for the first nine months of 1996 was $4.5 million, compared to net income of $5.2 million in the first nine months of 1995. The decrease resulted from the revenue and expense factors discussed above. Operating income
(loss), defined as net income (loss) less net realized investment gains or losses, net of the associated income tax effect, was a loss of $4.5 million in the first nine months of 1996, compared to income of $4.9 million in the first nine months of 1995.

     Net income (loss) available for common stockholders was ($4.5) million, or ($0.64) per share in the first nine months of 1996, compared to $5.2 million, or $0.73 per share, in the first nine months of 1995.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

  Gross Premiums Produced

     Gross premiums produced for the years 1993 through 1995 were as follows:

                                                               YEAR ENDED DECEMBER 31,
                                                           --------------------------------
                                                             1993        1994        1995
                                                           --------    --------    --------
                                                                (DOLLARS IN THOUSANDS)
    Gross premiums produced..............................  $139,847    $167,207    $181,561
    For other companies..................................   (21,410)    (15,332)    (15,560)
    Assumed from other companies.........................    10,780       7,268       6,235
                                                           --------    --------    --------
    Gross premiums written...............................   129,217     159,143     172,236
    Ceded premiums.......................................   (57,348)    (63,146)    (51,279)
                                                           --------    --------    --------
    Net premiums written.................................  $ 71,869    $ 95,997    $120,957
                                                           ========    ========    ========

     Gross premiums produced increased 8.6% to $181.6 million in 1995 from $167.2 million in 1994. Of this increase, 4.1% was produced by the P&C Division, 2.5% was produced by the Aviation Division, and 2.0% was produced by the Marine Division. The Aviation Division's gross premiums produced increased 3.4% to $128.1 million in 1995 from $123.9 million in 1994. This growth was due to an increase in policies in force, rate increases and continued increases in the value of private aircraft. Gross premiums produced by the P&C Division increased 15.7% to $50.1 million in 1995 from $43.3 million in 1994. This growth relates to increased policies in force and expansion into additional states. The Marine Division, which began operations in 1995, produced gross premiums of $3.3 million.

     Gross premiums produced for other companies is comprised of premiums written for other companies which are assumed by the Company and those premiums written for other companies for higher coverage limits which are retained by the other companies. Such amounts increased 1.5% to $15.6 million in 1995 from $15.3 million in 1994 as a result of an increase in underwriting airport risks in the Aviation Division. Due to the size of coverage limits involved in airport liability policies, more of these risks are retained by the other companies.

     The gross premiums assumed from other companies decreased 14.2% to $6.2 million in 1995 from $7.3 million in 1994 as a result of more of the gross premiums produced for other companies being retained by such companies.

     Gross premiums written increased 8.2% to $172.2 million in 1995 from $159.1 million in 1994 primarily as a result of the factors noted in the three preceding paragraphs.

     Ceded premiums decreased 18.8% to $51.3 million in 1995 from $63.1 million in 1994. As part of the 1994 and 1995 aviation treaty renewals, a change was made whereby the Company receives less ceding commission and cedes less premiums. The result of this change is to leave unaltered the agreed-upon net cost of reinsurance, but it increases the expense ratio due to the reduction in ceding commission income, and decreases the loss ratio due to having more retained premium. The full financial impact of this change has occurred in 1995. Also, the P&C Division treaties were renewed at lower costs.

     Net premiums written increased 26.0% to $121.0 million in 1995 from $96.0 million in 1994 as a result of the increase in gross premiums written and the Company retaining more of the gross premiums written.

  Revenues

     Earned premiums, net of reinsurance, increased 23.8% to $102.4 million in 1995 from $82.7 million in 1994. Of this increase, 17.5% was related to the Aviation Division, 5.1% to the P&C Division, and 1.2% to the Marine Division. The reasons for the changes in the components of gross premiums produced resulted in the increase.

     Investment income, net of related expenses, increased 33.9% to $5.5 million in 1995 from $4.1 million in 1994, while average invested assets increased 22.3% to $100.3 million in 1995 from $82.0 million in 1994. A portion of the increase in average invested assets was a result of having the proceeds for the initial public offering for a full year in 1995. These proceeds increased the Company's investment portfolio by approximately $20.1 million in May 1994. The yield for the year increased to 5.5% (5.7% on a tax-adjusted basis) from 5.0% (5.2% on a tax-adjusted basis) as a result of investing the proceeds of the initial public offering for a full year in 1995, and significantly reducing the level of equity securities in September of 1994. At the end of 1995, there were no equity investments.

     Realized investment gains, net, were $0.5 million in 1995 compared to an immaterial realized investment loss in 1994.

     Agency operations is that portion of business not focused on premium-generating insurance company underwriting operations. The operations consisted of the generation of commission income offset by operating expense. Agency operations, net, declined from $0.9 million in 1994 to $0.4 million in 1995 primarily as a result of the charge-off of certain uncollectible balances.

  Expenses

     Losses and loss adjustment expenses, net of reinsurance, were 88.8% (59.9% excluding special charge) of earned premiums, net of reinsurance in 1995 as compared to 63.7% in 1994. The ratio of losses and loss adjustment expenses to earned premiums, net of reinsurance, is referred to as the loss ratio. The Aviation Division loss ratio increased to 92.2% (58.2% excluding the special charge) in 1995 from 57.7% in 1994, and the P&C Division loss ratio increased to 82.6% (62.6% excluding the special charge) in 1995 from 73.9% in 1994. The Marine Division loss ratio was 80.0% in 1995. The Aviation Division loss ratio, excluding the special charge, was within normal operating ranges in both 1995 and 1994. The increase in the Aviation Division loss ratio in 1995 is primarily attributed to the adverse results in the three classes of coverages which have been discontinued in 1995 and a higher than expected number of severe liability losses and hull losses reported in 1995 for the 1994 and prior accident years. The P&C Division loss ratio increased due to the continued adverse results of the franchised auto dealer program and a longer than anticipated development period for the other liability coverages line of business.

     Policy acquisition and other underwriting expenses were 36.4% of earned premiums, net of reinsurance in 1995 and 28.6% of earned premiums, net of reinsurance, in 1994. The ratio of policy acquisition and other underwriting expenses, computed on a GAAP basis, to earned premiums, net of reinsurance, is referred to as the expense ratio. The increase in the expense ratio in 1995 compared to 1994 was due to a decrease in ceding commission income, and growth in policy acquisition and other underwriting expense levels in 1995. Policy acquisition and other underwriting expense levels in the P&C Division grew partially as a result of increased commission expenses due to changes in the local and intermediate haul transportation program's method of distribution.

     A measure of the Company's underwriting performance is its combined ratio, which is the total of its loss ratio and expense ratio. A combined ratio below 100% generally indicates profitable underwriting prior to the consideration of investment income. The Company's combined ratio increased to 125.2% (94.9% excluding the special charge) in 1995 from 92.3% in 1994 as a result of the factors discussed above.

     Interest expense increased 23.4% to $1.0 million in 1995 from $0.8 million in 1994 due to an increase of $2.0 million in the outstanding note payable. As of December 1995 the outstanding note payable balance is $11.3 million.

  Income

     Income (loss) before income tax expense (benefit) was a loss of $(20.4) million in 1995 as compared to income of $10.5 million in 1994 as a result of the revenue and expense factors described above. Excluding the effect of the special charge in 1995, income before tax expense increased 3.1% to $10.8 million.

     Income tax expense (benefit) was a tax benefit of (35.8)% of the loss before income tax benefit in 1995 compared to income tax expense of 31.9% in 1994. The income tax benefit in 1995 generally results from the Company's ability to carryback current year taxable losses to prior years and recover previously paid taxes.

     Net income (loss) was a net loss of $(13.1) million in 1995 as compared to net income of $7.1 million in 1994. Excluding the effect of the special charge, net income for 1995 increased 5.2% to $7.5 million.

YEAR ENDED DECEMBER 31, 1994 COMPARED TO YEAR ENDED DECEMBER 31, 1993

  Gross Premiums Produced

     Gross premiums produced increased 19.6% to $167.2 million in 1994 from $139.8 million in 1993. Of this increase, 7.8% was produced by the P&C Division, and 11.8% was produced by the Aviation Division. The Aviation Division's gross premiums produced increased 15.3% to $123.9 million in 1994 from $107.5 million in 1993. This growth was due to an increase in policies in force, rate increases and continued increases in the value of private aircraft. During 1994, as a result of continued adverse underwriting results for helicopters, the Company continued to refine and tighten the underwriting standards and increase prices for helicopter risks. This action resulted in the non-renewal of over $6.1 million in aviation revenues. Gross premiums produced by the P&C Division increased 33.8% to $43.3 million in 1994 from $32.4 million in 1993. This growth relates to increased policies in force and expansion into additional states.

     Gross premiums produced for other companies decreased 28.4% to $15.3 million in 1994 from $21.4 million in 1993 as a continued result of the Company's shift in strategy to premium-generating underwriting operations.

     The gross premiums assumed from other companies decreased 32.6% to $7.3 million in 1994 from $10.8 million in 1993 as a result of the decrease in gross premiums produced for other companies.

     Gross premiums written increased 23.2% to $159.1 million in 1994 from $129.2 million in 1993 primarily as a result of the factors noted in the three preceding paragraphs.

     Ceded premiums increased 10.1% to $63.1 million in 1994 from $57.3 million in 1993. This increase is primarily a result of the increase in gross premiums produced by the Company. The aviation treaties were renewed in 1994 at higher costs which were generally consistent with the rate increases received on gross premiums produced. As part of the 1994 aviation treaty renewal, a change was made whereby the Company received less ceding commission and ceded less premiums. The result of this change is to leave unaltered the agreed-upon net cost of reinsurance for 1994 but should result in an increase in the expense ratio, due to the reduction in ceding commission income, offset by a decrease in the loss ratio due to having more retained premium. The full financial impact of this change occurred in 1995. The P&C Division treaties were renewed at lower costs.

     Net premiums written increased 33.6% to $96.0 million in 1994 from $71.9 million in 1993 as a result of the increase in gross premiums written and the Company retaining more of the gross premiums written.

  Revenues

     Earned premiums, net of reinsurance, increased 25.2% to $82.7 million in 1994 from $66.1 million in 1993. Of this increase, 14.3% was related to the Aviation Division and 10.9% to the P&C Division. The reasons for the changes in the components of gross premiums produced resulted in the increase.

     Investment income, net, increased 40.7% to $4.1 million in 1994 from $2.9 million in 1993 as a result of an increase in average invested assets to $82.0 million in 1994 from $56.0 million in 1993 and a decline in yield. The yield decreased to 5.0% (5.2% on a tax-adjusted basis) from 5.2% as a result of holding more investments in shorter term securities in the first eight months of 1994. The proceeds of the initial public offering increased invested assets by approximately $20.1 million in May 1994.

     Realized investment gains (losses), net, were an immaterial loss in 1994 and a $1.4 million gain in 1993. In 1993, the Company was changing the strategic focus of the portfolio to reduce the level of equity securities and also increase the quality of the fixed income portfolio. In 1994, the Company sold substantially all of the remainder of its equity investments and invested the proceeds in fixed income investments.

     Agency operations, net, improved from a $0.2 million loss in 1993 to a $0.9 million profit in 1994 as a result of increased revenues, continued management of agency expenses, and the realignment of expenses between agency operations and policy acquisition and other underwriting expenses.

  Expenses

     Losses and loss adjustment expenses, net of reinsurance, were 63.7% of earned premiums, net of reinsurance, in 1994 as compared to 62.3% in 1993. The ratio of losses and loss adjustment expenses to earned premiums, net of reinsurance, is referred to as the loss ratio. The Aviation Division loss ratio decreased to 57.7% in 1994 from 60.1% in 1993, and the P&C Division loss ratio increased to 73.9% in 1994 from 66.3% in 1993. The Aviation Division loss ratio was within normal operating ranges in both 1994 and 1993. The P&C Division loss ratio increased due to adverse development of the 1993 accident year resulting from slower than anticipated reporting of incurred losses in the auto liability and other liability lines of business.

     Policy acquisition and other underwriting expenses were 28.6% of earned premiums, net of reinsurance, in 1994 and 29.8% of earned premiums, net of reinsurance, in 1993. The growth in earned premiums, net of reinsurance, in 1994 compared to 1993, together with lower growth in policy acquisition and other underwriting expense due to continued expense management, resulted in the reduction in the expense ratio.

     A measure of the Company's underwriting performance is its combined ratio, which is the total of its loss ratio and expense ratio. The Company's combined ratio increased to 92.3% in 1994 from 92.1% in 1993 as a result of the factors discussed above.

     Interest expense increased 13.0% to $0.8 million in 1994 from $0.7 million in 1993 due to an increase in the floating interest rate of the Company's note payable. Just prior to the 1994 year end, the Company amended its note agreement to a revolving credit facility. The interest rate on the facility has been lowered to the bank's corporate base rate from 0.5% plus such base.

  Income

     Income before income tax expense increased 21.1% to $10.5 million in 1994 from $8.7 million in 1993 as a result of the revenue and expense factors described above.

     Income tax expense was 31.9% of income before income tax expense in 1994 and 34.0% in 1993. The decline in the effective tax rate generally results from an increase in tax-exempt interest income.

     Net income increased 24.9% to $7.1 million in 1994 from $5.7 million in 1993.

LIQUIDITY AND CAPITAL RESOURCES

     As a holding company, AEIC is the principal asset of the Company. The Company's cash flow depends primarily on dividends and tax allocation payments from AEIC and cash advances under the Company's credit facility with its bank described below. The ability of AEIC to pay dividends to its parent is subject to certain regulatory restrictions and restrictions contained in the Company's bank credit agreement.

     During 1995, AEIC paid $0.5 million in dividends to the Company. During 1996, AEIC paid no dividends to the Company. Based on regulatory restrictions presently in effect, the maximum amount available for payment as dividends to the Company by AEIC without the prior approval of regulatory authorities is $5.0 million, if at the time of payment AEIC has earned surplus at least equal to the amount of dividends. At September 30, 1996, AEIC had earned surplus (deficit) of approximately $(14.7) million. However, the Company believes that upon completion of the Transaction, it will have adequate liquidity to meet all of its cash needs for the next twelve months.

     AEIC's sources of funds are premiums collected, reinsurance recoveries, investment income and proceeds from sales and maturities of investments. Funds are applied primarily to the payments of claims and expenses and to the purchase of investments. Premiums are typically received in advance of related claim payments. Because AEIC has $26.3 million of cash, short-term investments and U.S. Treasury securities, and $42.9 million of other fixed income, investment-grade securities, at September 30, 1996, the Company believes that AEIC will have adequate liquidity to meet all of its cash needs for the next twelve months.

     The agency operations cash flow on business written for others since 1993 relates to the collection of and payment of premiums and operating expenses. For business written for others in earlier years, cash flow depends primarily on the collection of premiums and reinsurance recoverable and the payment of claims on behalf of the insurers for which it has managed aviation business. Claims are typically paid before the related reinsurance recoverable is collected. In 1993, AEIC and the other primary insurer for which the agency managed business began paying claims directly, which eliminated the negative cash flow impact on the agency operations.

     The Company's consolidated cash flow used in operations was $35.5 million in the first nine months of 1996. The Company's consolidated cash flow provided by operations was $4.0 million in 1995. Consolidated cash flow used by operations was $4.1 million in 1994, and cash flow provided by operations was $40.4 million in 1993. The funds used in the first nine months of 1996 relate primarily to the settlement of a large claim incurred in 1995 and the payment of prior periods' retrospectively rated reinsurance premiums and the reduction in written premiums, which was not offset by an equal reduction in claim payments. Cash flow provided by operations in 1995 resulted primarily from settlement of balances with reinsurers, as well as positive cash flow from increases in written premiums and premium collections. Cash flow used by operations in 1994 resulted primarily from an increase in reinsurance recoverable, as well as reinsurers' accelerating the payment for premiums due them in the 1994 reinsurance renewal. The level of cash flow provided by operations in 1993 resulted primarily from the collection from reinsurers in the first half of the year of monies paid out on an unusually high level of gross claims during the latter part of 1992. The unusually high level of claims resulted from Hurricane Andrew and other large losses earlier in 1992. Cash flow in 1993 was also favorably affected by increases in premiums written and premium collections. Cash proceeds from the sales and maturities of fixed income securities and sales of equity securities were $41.1 million in 1995, $72.9 million in 1994, and $35.5 million in 1993.

     As described in "The Transaction" and "The Securities Purchase Agreement and Related Agreements", the Company announced the terms of a $35 million investment in the Company's Series D Preferred Stock and the formation of a strategic alliance with American Financial Group, Inc.

     In May 1994, the Company issued 3,563,750 shares of common stock through an initial public offering, which resulted in $32.0 million of proceeds, net of issuance costs. Of the net proceeds, $10.1 million was used to redeem all of the Series C Cumulative Preferred Stock, including accrued dividends, $20.1 million was contributed to the capital and surplus of AEIC, and the remainder was used for general corporate purposes.

     At September 30, 1996 and December 31, 1995 and 1994, the carrying value of the Company's total investments, including cash and cash equivalents, was $69.2 million, $106.8 million and $98.2 million, respectively. The decrease in total investments in the first nine months of 1996 was primarily a result of the cash flow used in insurance operations as discussed above.

     The Company's fixed income securities are segregated into two categories at September 30, 1996. Fixed income securities expected to be held to maturity are carried at amortized cost; the carrying value of such securities was $23.5 million and the market value was $23.2 million, both at September 30, 1996. The remaining fixed income securities are available for sale and were carried at a market value of $36.6 million at September 30, 1996.

     In December 1994, the Company entered into a revised credit facility with its bank. In February 1996, revisions were made to the credit facility as a result of the special charge taken in the fourth quarter of 1995. In March, May and September 1996, revisions were made to the credit facility as a result of operating results in the first and second quarters of 1996. In November 1996, the Company and its bank have amended the Company's credit facility to, among other things, revise certain financial covenants so that no default would occur thereunder at September 30, 1996, and to add certain covenant and default provisions requiring the

Company to close the Transaction with AFG by March 31, 1997. In addition, the new covenants require that, upon closing of such Transaction, the principal amount of the loan will be reduced to $10 million, that additional principal payments will reduce the bank's commitment by an equal amount, and that the Company must hold $10 million of proceeds from such Transaction for use only to pay loan obligations, dividends and redemptions required by the terms of the Company's Series B Cumulative Preferred Stock and operating expenses. Currently, the bank commitment is $15 million, of which $13.25 million was outstanding at September 30, 1996. Under this credit facility, the Company pays an annual facility fee of 1/2% per year on the available principal amount of the loan, whether used or unused, while AEIC has no earned surplus, and a fee of 1/4% per year at all other times. The loan commitment will be reduced by an additional $1 million in 1996, $3 million annually in 1997 and 1998, and $4 million annually in the last two years. The loan is secured by all of the outstanding stock of AEIC and the other directly owned subsidiaries of the Company. The revised agreement with the bank prohibits the payment of dividends on common or preferred stock in excess of $1.5 million in the aggregate during any four consecutive quarters, incurring other indebtedness with certain exceptions, entering into a merger or sale of material assets or making capital expenditures above $1.6 million. The agreement also requires the Company to maintain certain financial ratios, including a fixed charge coverage ratio, a combined ratio, a ratio of net premiums written to statutory capital, and minimum capital and surplus levels. The Company was in compliance with these covenants at September 30, 1996.

     The Company plans to spend up to $1.6 million on capital expenditures in 1996 primarily for computer hardware and software which will be funded out of operating cash flow. The Company has no plans for other material capital expenditures in 1996.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
                            DIRECTORS AND MANAGEMENT

     The following table sets forth certain information, with respect to the beneficial ownership of the Company's Common Stock, as of October 31, 1996, by
(i) all persons who are known by the Company to be beneficial owners of five percent or more of such stock, (ii) each director of the Company, (iii) each named executive officer and (iv) all executive officers and directors of the Company as a group. Unless otherwise noted, the persons named below have sole voting and investment power with respect to such shares. No effect has been given to shares reserved for issuance under outstanding stock options except where otherwise indicated.

                                                                         BENEFICIAL OWNERSHIP
                                                                     ----------------------------
  NAME AND ADDRESS OF OWNER                                          NUMBER OF       % OF CLASS
    OR IDENTITY OF GROUP                                              SHARES       OUTSTANDING(1)
  -------------------------                                          ---------     --------------
Mason Best Company, L.P.(2)........................................  2,960,772          42.0
  2121 San Jacinto, Ste. 1000
  Dallas, Texas 75201
Heartland Advisors, Inc.(3)........................................    443,000           6.3
  790 North Milwaukee Street
  Milwaukee, Wisconsin 53202
M. Philip Guthrie(4)...............................................    197,665           2.7
Frederick G. Anderson(5)...........................................     59,223           *
George C. Hill III(6)..............................................     68,406           *
Richard M. Kurz(7).................................................     43,584           *
Allen N. Walton III(8).............................................     46,581           *
Joseph M. Grant(9).................................................      7,500           *
James E. Maser(10).................................................      8,927           *
Elvis L. Mason(11).................................................  2,973,272          42.2
Keith W. Hughes(9).................................................      2,963           *
All directors and executive officers as a group (23 persons
  including those listed above)....................................  3,566,594          50.4

---------------

  *  less than one percent

 (1) Shares of Common Stock which are not outstanding but the beneficial ownership of which can be acquired by a person upon exercise of an option or warrant within sixty days of the date of this Proxy Statement are deemed outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by such person. However, such shares are not deemed to be outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other person.

 (2) Based on a report on Schedule 13G filed with the Securities and Exchange Commission dated February 9, 1995.

 (3) Based on a report on Schedule 13G filed with the Securities and Exchange Commission dated February 9, 1996.

 (4) Includes 1,400 shares of Common Stock held by Mr. Guthrie's wife, 200 shares of Common Stock held by Mr. Guthrie's son, and 190,667 shares of Common Stock which may be acquired upon the exercise of options.

 (5) Includes 300 shares of Common Stock held by Mr. Anderson's wife, and 57,090 shares of Common Stock which may be acquired upon the exercise of options.

 (6) Includes 1,000 shares of stock held by a trust for which Mr. Hill is the trustee, and 67,306 shares of Common Stock which may be acquired upon the exercise of options.

 (7) Includes 41,874 shares of Common Stock which may be acquired upon the exercise of options.

 (8) Includes 44,940 shares of Common Stock which may be acquired upon the exercise of options.

 (9) All amounts listed represent shares of Common Stock which may be acquired upon the exercise of options.

(10) Includes 6,927 shares of Common Stock which may be acquired upon the exercise of options.

(11) Elvis L. Mason, the Managing Partner of Mason Best Company, L.P., may be deemed to be the beneficial owner of all shares held by Mason Best Company, L.P. Includes 5,000 shares held in a qualified retirement plan of which Mr. Mason is the sole beneficiary and 7,500 shares of Common Stock which may be acquired upon exercise of options.

                             STOCKHOLDER PROPOSALS

     Any stockholder who wishes to submit a proposal for inclusion in the proxy material and for presentation at the Company's 1997 Annual Meeting of Stockholders must forward such proposal to the Secretary of the Company at the address indicated on the second page of this proxy statement, so that the Secretary receives it no later than November 30, 1996.

     The Company's Bylaws also require that notice of nominations of persons for election to the Board of Directors at the 1997 Annual Meeting Stockholders, other than those made by or at the direction of the Board of Directors, must be received by the Secretary not later than the close of business on the tenth day following the date on which the Company first makes public disclosure of the date of the meeting; provided, however, that in the event that the meeting is adjourned, and the Company is required by Delaware law to give notice to stockholders of the adjourned meeting date, written notice of such stockholder's intent to make such nomination at such adjourned meeting must be delivered to or received by the Secretary of the Company no later than the close of business on the fifth day following the earlier of: (i) the date the Company makes public disclosure of the date of the adjourned meeting; or (ii) the date on which notice of such adjourned meeting is first given to stockholders. The notice must present certain information concerning the nominees and the stockholder making the nominations, as set forth in the Bylaws. The Secretary must receive a statement of any such nominee's consent to serve if elected.

                             AVAILABLE INFORMATION

     The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549; and at its regional offices located at 7 World Trade Center, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago Illinois 60661-2511. Copies of such materials may also be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of certain fees prescribed by the SEC. The SEC also maintains a site on the World Wide Web, the address of which is http/www.sec.gov., that contains reports, proxy and information statements and other information regarding reporting companies that file electronically with the SEC. The Company's Common Stock is listed on the NYSE and, accordingly, reports, proxy statements and other information are available for inspection at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Public Accountants..............................................   F-2
Audited Consolidated Financial Statements:
  Consolidated Balance Sheets at December 31, 1995 and December 31, 1994..............   F-3
  Consolidated Statements of Income for each fiscal year in the three year period
     ended December 31, 1995..........................................................   F-4
  Consolidated Statements of Stockholders' Equity for each fiscal year in the three
     year period ended December 31, 1995..............................................   F-5
  Consolidated Statements of Cash Flows for each fiscal year in the three year period
     ended December 31, 1995..........................................................   F-6
  Notes to Consolidated Financial Statements..........................................   F-7
Unaudited Consolidated Financial Statements:
  Unaudited Condensed Consolidated Balance Sheet at September 30, 1996................  F-21
  Unaudited Condensed Consolidated Statements of Income for the nine months ended
     September 30, 1996 and September 30, 1995........................................  F-22
  Unaudited Consolidated Statements of Cash Flows for the nine months ended September
     30, 1996 and September 30, 1995..................................................  F-23
  Notes to Unaudited Condensed Consolidated Financial Statements......................  F-24
  Quarterly Financial Data............................................................  F-25

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO THE STOCKHOLDERS AND BOARD OF DIRECTORS OF AMERICAN EAGLE GROUP, INC.:

     We have audited the accompanying consolidated balance sheets of American Eagle Group, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Eagle Group, Inc. and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                            /s/ ARTHUR ANDERSEN LLP

                                            ARTHUR ANDERSEN LLP

Dallas, Texas,
February 27, 1996

                  AMERICAN EAGLE GROUP, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                     ASSETS

                                                                                    DECEMBER 31,
                                                                               ----------------------
                                                                                 1995          1994
                                                                               --------      --------
Investments:
  Fixed Income Securities --
    Available for Sale, at Fair Value (Cost $55,136 in 1995 and $54,016 in
      1994).................................................................   $ 56,719      $ 50,793
    Held to Maturity, at Amortized Cost (Fair Value $28,889 in 1995 and
      $27,060 in 1994)......................................................     28,952        29,134
  Equity Securities, at Fair Value (Cost $264 in 1994)......................         --           173
  Short-Term Investments, at Cost (Which Approximates Fair Value)...........     18,199        16,551
                                                                               --------      --------
         Total Investments..................................................    103,870        96,651
Cash and Cash Equivalents...................................................      2,922         1,530
Accrued Investment Income...................................................      1,606         1,604
Accounts Receivable:
  Agents' Balances, Net.....................................................     24,866        31,512
  Deferred Premiums.........................................................     31,393        24,674
  Other, Net................................................................        631         2,102
                                                                               --------      --------
         Total Accounts Receivable..........................................     56,890        58,288
Reinsurance Recoverable, Net:
  Insurance Operations -- Paid Losses.......................................     22,449        26,246
  Insurance Operations -- Loss Reserves.....................................     78,676        92,317
                                                                               --------      --------
         Total Reinsurance Recoverable, Net.................................    101,125       118,563
Deferred Policy Acquisition Costs...........................................     15,296        15,048
Deferred Reinsurance Premiums...............................................     19,829        34,200
Other Assets................................................................     16,731        11,219
                                                                               --------      --------
         Total Assets.......................................................   $318,269      $337,103
                                                                               ========      ========
                                LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Policy Liabilities and Accruals --
    Reserve for Losses and Loss Adjustment Expenses.........................   $136,528      $142,768
    Unearned Premiums.......................................................     79,605        66,812
    Other Policy Liabilities................................................     20,196        31,813
                                                                               --------      --------
         Total Policy Liabilities and Accruals..............................    236,329       241,393
    Agency Payables to Insurance Companies, Net.............................      1,736         7,336
    Accounts Payable and Other Liabilities..................................     13,859        13,160
    Note Payable............................................................     11,250         9,250
                                                                               --------      --------
         Total Liabilities..................................................    263,174       271,139
Commitments and Contingent Liabilities                                               --
Series B Cumulative Redeemable Preferred Stock, $.01 Par Value; 162,857
  Shares Authorized, Issued and Outstanding.................................      1,629         1,629
Stockholders' Equity:
  Common Stock, $.01 Par Value; 21,000,000 Shares Authorized, 7,124,580
    Shares Issued in 1995 and 7,129,180 in 1994.............................         71            71
  Additional Paid-In Capital................................................     45,532        45,497
  Unrealized Appreciation (Depreciation) on Investment Securities, Net of
    Deferred Taxes (Benefit) of $554 in 1995 and $(1,163) in 1994...........      1,029        (2,151)
  Retained Earnings.........................................................      6,921        21,005
  Less -- 73,882 Shares of Common Stock Held in Treasury, at Cost...........        (87)          (87)
                                                                               --------      --------
         Total Stockholders' Equity.........................................     53,466        64,335
                                                                               --------      --------
         Total Liabilities and Stockholders' Equity.........................   $318,269      $337,103
                                                                               ========      ========

  The accompanying notes are an integral part of these consolidated financial statements.

                  AMERICAN EAGLE GROUP, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                              FOR THE YEARS ENDED
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                  YEARS ENDED DECEMBER 31,
                                                            -------------------------------------
                                                              1995          1994          1993
                                                            ---------     ---------     ---------
Revenues:
  Earned Premiums, Net of Reinsurance.....................  $ 102,447     $  82,725     $  66,091
  Agency Operations, Net..................................        396           919          (208)
  Investment Income, Net..................................      5,497         4,106         2,918
  Realized Investment Gains (Losses), Net.................        496           (33)        1,414
                                                            ---------     ---------     ---------
          Total Revenues..................................    108,836        87,717        70,215
Expenses:
  Losses and Loss Adjustment Expenses, Net of
     Reinsurance..........................................     90,933        52,729        41,172
  Policy Acquisition and Other Underwriting Expenses......     37,292        23,694        19,667
  Interest Expense........................................        987           800           708
                                                            ---------     ---------     ---------
          Total Expenses..................................    129,212        77,223        61,547
Income (Loss) Before Income Tax Expense (Benefit).........    (20,376)       10,494         8,668
Income Tax Expense (Benefit)..............................     (7,300)        3,351         2,950
                                                            ---------     ---------     ---------
Net Income (Loss).........................................  $ (13,076)    $   7,143     $   5,718
                                                            =========     =========     =========
Net Income (Loss) Available for Common Stockholders.......  $ (13,174)    $   6,588     $   4,420
                                                            =========     =========     =========
Income (Loss) Per Common Share (Primary and Fully
  Diluted)................................................  $   (1.87)    $    1.16     $    1.27
                                                            =========     =========     =========
Weighted Average Number of Common Shares Outstanding:
  Share and Share Equivalents (Primary and Fully
     Diluted).............................................  7,052,998     5,684,386     3,469,448
                                                            =========     =========     =========

  The accompanying notes are an integral part of these consolidated financial statements.

                  AMERICAN EAGLE GROUP, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                     UNREALIZED
                                                                    APPRECIATION
                                                      ADDITIONAL   (DEPRECIATION)                             TOTAL
                                             COMMON    PAID-IN     ON INVESTMENT    RETAINED   TREASURY   STOCKHOLDERS'
                                             STOCK     CAPITAL       SECURITIES     EARNINGS    STOCK        EQUITY
                                             ------   ----------   --------------   --------   --------   -------------
Balance, December 31, 1992.................   $ 35     $ 13,465       $    240      $ 10,632     $(87)      $  24,285
Net Income.................................     --           --             --         5,718       --           5,718
Unrealized Gain on Investments, Net of
  Deferred Taxes...........................     --           --              3            --       --               3
Dividends on Series B and C Cumulative
  Preferred Stock..........................     --           --             --        (1,298)      --          (1,298)
                                               ---      -------        -------      --------     ----        --------
Balance, December 31, 1993.................     35       13,465            243        15,052      (87)         28,708
Net Income.................................     --           --             --         7,143       --           7,143
Proceeds from Issuance of 3,563,750 shares
  of Common Stock, Net of Issuance Costs...     36       32,001             --            --       --          32,037
Unrealized Loss on Investments, Net of
  Deferred Taxes...........................     --           --         (2,394)           --       --          (2,394)
Dividends on Series B and C Cumulative
  Preferred Stock..........................     --           --             --          (555)      --            (555)
Amortization of Unearned Compensation......     --           31             --            --       --              31
Common Stock Dividends.....................     --           --             --          (635)      --            (635)
                                               ---      -------        -------      --------     ----        --------
Balance, December 31, 1994.................     71       45,497         (2,151)       21,005      (87)         64,335
Net Loss...................................     --           --             --       (13,076)      --         (13,076)
Unrealized Gain on Investments, Net of
  Deferred Taxes...........................     --           --          3,180            --       --           3,180
Dividends on Series B Cumulative Preferred
  Stock....................................     --           --             --           (91)      --             (91)
Amortization of Unearned Compensation......     --           35             --            --       --              35
Common Stock Dividends.....................     --           --             --          (917)      --            (917)
                                               ---      -------        -------      --------     ----        --------
Balance, December 31, 1995.................   $ 71     $ 45,532       $  1,029      $  6,921     $(87)      $  53,466
                                               ===      =======        =======      ========     ====        ========

  The accompanying notes are an integral part of these consolidated financial statements.

                  AMERICAN EAGLE GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                              FOR THE YEARS ENDED
                             (DOLLARS IN THOUSANDS)

                                                                              DECEMBER 31,
                                                                  -------------------------------------
                                                                    1995          1994          1993
                                                                  ---------     ---------     ---------
Cash and Cash Equivalents Derived From:
  Operating Activities --
    Net Income (Loss)..........................................   $ (13,076)    $   7,143     $   5,718
    Adjustments to Reconcile Net Income (Loss) to Net Cash
       Provided by (Used in):
       Operating Activities --
         Depreciation and Amortization.........................      40,406        28,412        14,468
         Provision for Allowance for Doubtful Accounts.........        (711)          214            --
         Realized Investment (Gains) Losses, Net...............        (495)           33        (1,414)
         Amortization of Bond Discount and Premium, Net........         261           374           251
         Deferral of Policy Acquisition Costs..................     (40,848)      (33,551)      (16,347)
         Change in Accrued Investment Income...................          (2)         (524)         (403)
         Change in Accounts Receivable.........................       1,398        (4,492)      (21,913)
         Change in Reinsurance Recoverable, Net................      18,149       (20,425)        6,925
         Change in Deferred Reinsurance Premiums...............      14,371        (7,248)      (21,810)
         Change in Other Assets................................      (5,512)        1,968        (1,183)
         Change in Reserve for Losses and Loss Adjustment
           Expenses............................................      (6,240)       20,426        27,268
         Change in Other Policy Liabilities....................     (11,617)        9,691            80
         Change in Unearned Premiums...........................      12,793         8,309        30,618
         Change in Agency Payables to Insurance Companies......      (5,600)      (13,353)       16,873
         Change in Accounts Payable and Other Liabilities......         699        (1,107)        1,267
                                                                  ---------     ---------     ---------
           Total Provided by (Used in) Operating Activities....       3,976        (4,130)       40,398
  Investing Activities --
    Proceeds from Maturities of Short-Term Investments.........     252,203       214,466       151,513
    Purchases of Short-Term Investments........................    (253,851)     (226,724)     (149,062)
    Purchases of Fixed Income Securities.......................     (41,497)      (92,937)      (54,370)
    Proceeds from Sales of Fixed Income Securities.............      36,509        58,612        19,848
    Proceeds from Maturities of Fixed Income Securities........       4,381         9,501         7,521
    Purchases of Equity Securities.............................          --        (1,032)       (5,339)
    Proceeds from Sales of Equity Securities...................         168         4,813         8,142
    Purchases of Property and Equipment........................      (1,552)       (1,170)       (1,133)
                                                                  ---------     ---------     ---------
           Total Used in Investing Activities..................      (3,639)      (34,471)      (22,880)
  Financing Activities --
    Payments on Note Payable...................................          --          (750)           --
    Proceeds from Note Payable.................................       2,000            --            --
    Dividends Paid on Series B and C Cumulative Preferred
       Stock...................................................         (98)         (555)       (1,233)
    Proceeds from issuance of common stock, net of issuance
       costs...................................................          --        32,037            --
    Retirement of Series C Cumulative Preferred Stock..........          --       (10,000)           --
    Dividends Paid on Common Stock.............................        (847)         (423)           --
                                                                  ---------     ---------     ---------
           Total Provided by (Used in) Financing Activities....       1,055        20,309        (1,233)
Net Change in Cash and Cash Equivalents........................       1,392       (18,292)       16,285
Cash and Cash Equivalents, Beginning of Year...................       1,530        19,822         3,537
                                                                  ---------     ---------     ---------
Cash and Cash Equivalents, End of Year.........................   $   2,922     $   1,530     $  19,822
                                                                  =========     =========     =========

  The accompanying notes are an integral part of these consolidated financial statements.

                  AMERICAN EAGLE GROUP, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1995 AND 1994

1. COMPANY OPERATIONS

     American Eagle Group, Inc. (the "Company") is an insurance holding company that, through its subsidiaries, markets and underwrites specialized property and casualty insurance coverages in selected niche markets. The Company has organized its business into three divisions: Aviation, Property & Casualty ("P&C") and Marine. The Aviation Division is one of the largest providers of general aviation insurance in the United States based on net premiums written. The Company's general aviation business consists primarily of non-airline commercial aviation coverages, airport coverages and pleasure and business aviation coverages. The P&C Division markets and underwrites commercial insurance programs for local and intermediate-haul truckers, franchised automobile dealers (discontinued in 1995), and selected artisan contractors. The Marine Division markets and underwrites an insurance program for private yachts navigating the inland and coastal waters of the United States.

     In May 1994, the Company issued 3,563,750 shares of Common Stock through an initial public offering, which resulted in $32,037 of proceeds, net of issuance costs of $3,601, to the Company. Of the net proceeds, $10,156 was used to redeem all of the Company's Series C Cumulative Preferred Stock, including accrued dividends, $20,100 was contributed to the capital and surplus of American Eagle Insurance Company ("AEIC"), the Company's significant subsidiary, and the remainder was used for general corporate purposes.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Principles of Consolidation and Basis of Presentation

     The consolidated financial statements include the accounts of the Company prepared in conformity with generally accepted accounting principles, which differ in some respects from those followed in reports to insurance regulatory authorities. All significant intercompany balances and transactions have been eliminated in consolidation. The term insurance operations refers to the activities of AEIC and its wholly owned insurance subsidiary American Meridian Insurance Company Limited ("AMIC"). The term agency operations refers to the activities of Aviation Office of America ("AOA").

     The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Investments

     The Company follows the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS No. 115"). SFAS No. 115 addresses the accounting and reporting for investments in equity securities that have a readily determinable fair value and for all investments in fixed income securities. Such investments are classified in three categories and accounted for as follows:

     - Held-to-maturity -- Investments in fixed income securities that the Company has the positive intent and ability to hold to maturity and are carried at amortized cost.

     - Available-for-sale -- Investments in fixed income and equity securities not classified as either held-to-maturity securities or trading securities. These securities are purchased with the original intent to hold for extended periods but may be available to be sold to maximize the Company's investment yields and liquidity requirements in response to market conditions or modifications in the Company's investment policy. Available-for-sale securities are carried at fair value and changes in unrealized gains and losses, net of deferred taxes, are recorded as a direct increase or decrease to stockholders' equity.

                  AMERICAN EAGLE GROUP, INC. AND SUBSIDIARIES

     - Trading securities -- Investments in fixed income and equity securities that are bought and held principally for the purpose and objective of selling them in the near term and generating profits on short-term differences in price. Trading securities are carried at fair value and changes in unrealized gains and losses are included in earnings. The Company does not engage in securities trading activities.

     Gains or losses on maturities or sales of investments are determined using the specific identification method. If a decline in fair value of an equity or fixed income security is other than temporary, the security is written down to estimated fair value with the write-down recognized as a reduction of net investment income. No such reductions were required in 1995, 1994 and 1993.

     At December 31, 1995, fixed income and short-term investments with a book value of $5,236 were on deposit with or pledged to state regulatory authorities to meet statutory requirements, and short-term investments of approximately $1,965 have been pledged under letter of credit arrangements to secure future payments of losses.

  Recognition of Revenue

     Premiums due from agents and premiums payable to insurance companies, together with applicable commission or fee income, are generally recorded as of the effective date of the policies. Additional premiums, rate adjustments, policy cancellations and contingent commissions are accrued as they become known and estimable.

     Insurance premiums are earned on a pro rata basis, net of reinsurance premiums, over the terms of the respective policies. Unearned premiums represent the portion of net premiums written applicable to the unexpired portion of the coverage period.

  Deferred Policy Acquisition Costs

     Costs of acquiring business for the insurance operations which vary with and are directly related to the production of such business are deferred and amortized ratably over the related policy period. Policy acquisition costs include commissions, brokerage fees and certain other policy issuance expenses. Deferred policy acquisition costs are reviewed periodically to determine that they do not exceed recoverable amounts after considering anticipated investment income.

  Property and Equipment

     Expenditures for significant improvements or betterments are capitalized. Maintenance and repair costs are expensed as incurred. Depreciation is provided on a straight-line basis over the estimated useful lives of the assets (four to ten years).

     Property and equipment, net of accumulated depreciation, were recorded at $3,265 and $2,769 at December 31, 1995 and 1994, respectively, as a component of Other Assets. Accumulated depreciation of property and equipment totaled approximately $3,247 and $3,494 at December 31, 1995 and 1994, respectively.

  Intangible Assets

     The excess of cost over the fair market value of net assets acquired of AEIC and AOA and certain other intangibles are being amortized on a straight-line basis over periods up to 25 years. Subsequent to the acquisitions, the Company continually evaluates whether later events and circumstances have occurred that indicate the remaining estimated useful life of intangible assets may warrant revision or that the remaining balance of intangible assets may not be recoverable.

                  AMERICAN EAGLE GROUP, INC. AND SUBSIDIARIES

     Intangible assets, net of accumulated amortization, were recorded at $5,309 and $5,659 at December 31, 1995 and 1994, respectively as a component of Other Assets. Accumulated amortization of intangible assets totaled approximately $3,254 and $2,915 at December 31, 1995 and 1994, respectively.

  Reserve for Losses and Loss Adjustment Expenses

     The reserve for losses and loss adjustment expenses includes estimates for losses incurred but not reported as well as losses pending settlement. The reserve is based upon management's best estimates, loss adjusters' evaluations, and actuarial determinations and, in the opinion of management and the Company's independent actuary, such reserve is adequate.

     In the normal course of business, the Company reduces the loss that may arise from catastrophes or other events that cause unfavorable underwriting results through reinsurance arrangements. Losses recoverable from reinsurers are estimated in a manner consistent with the associated claim.

     Future adjustments to the amounts recorded at December 31, 1995, resulting from the continued review process as well as differences between estimates and ultimate payments or recoveries, will be reflected in the Company's statements of income in future periods when such adjustments become known.

  Reinsurance

     Reinsurance premiums (including reinstatement premiums), commissions, expense reimbursements, and reserves related to reinsured business are accounted for on bases consistent with those used in accounting for the original policies issued and the terms of the reinsurance contracts. Expense allowances received in connection with reinsurance ceded have been accounted for as a reduction of the related policy acquisition costs.

  Income Taxes

     The Company follows the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). SFAS No. 109 requires an asset and liability approach for financial accounting and reporting for income taxes.

  Income Per Common Share

     Income per common share has been computed by dividing income, after deducting preferred stock dividends, by the weighted average number of common shares and equivalent shares outstanding each year.

  Stock Option Plans

     The Company follows Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) in accounting for its six stock option plans for officers, directors and key employees of the Company. Under APB 25, no compensation expense is recognized since the exercise price of the Company's stock options equals the market price of its common stock on the date of grant.

  Statements of Cash Flows

     The Company includes as cash equivalents in the statements of cash flows, temporary cash investments which generally have original maturities of 90 days or less.

     Interest expense paid during 1995, 1994 and 1993 was approximately $987, $800 and $712, respectively. Income taxes paid during 1995, 1994 and 1993 were approximately $1,284, $3,465 and $1,196, respectively.

                  AMERICAN EAGLE GROUP, INC. AND SUBSIDIARIES

  Reclassifications

     The 1993 and 1994 consolidated financial statements differ from the presentation previously reported as a result of certain reclassifications between captions in the balance sheets and the statements of income to conform to the 1995 presentation. These reclassifications had no effect on the Company's stockholders' equity, net income or cash flows.

3. INSURANCE OPERATIONS:

  Reinsurance Transactions

     In the ordinary course of business, AEIC and AMIC purchase reinsurance for the purpose of limiting their retained loss exposure and maintaining required statutory surplus amounts.

     Reinsurance does not relieve the Company from its liabilities under the original policies to the extent that the reinsuring companies fail to meet their obligations under reinsurance contracts. Management evaluates the financial condition of its reinsurers and monitors concentrations of credit risk arising from similar geographic regions, activities, or economic characteristics of the reinsurers to minimize its exposure to significant losses from reinsurer insolvencies and records allowances for future anticipated losses. Management believes that the allowances at December 31, 1995, are adequate to cover known and anticipated losses. At December 31, 1995 and 1994, the Company's balance sheets reflected the following reinsurance recoverable balances and the related allowances for doubtful accounts:

                                                                        1995        1994
                                                                      --------    --------
    Reinsurance recoverable........................................   $101,941    $119,864
    Allowance for doubtful accounts................................       (816)     (1,301)
                                                                      --------    --------
    Reinsurance recoverable, net...................................   $101,125    $118,563
                                                                      ========    ========

                  AMERICAN EAGLE GROUP, INC. AND SUBSIDIARIES

     The effect of reinsurance on premiums written and earned for the insurance operations is as follows:

                                                                       WRITTEN         EARNED
                                                                       --------       --------
For the year ended December 31, 1995--
  Direct premiums....................................................  $166,001       $152,579
  Reinsurance assumed................................................     6,235          7,164
  Reinsurance ceded..................................................   (51,279)       (57,296)
                                                                       ---------      ---------
          Net premiums...............................................  $120,957       $102,447
                                                                       =========      =========
Percentage assumed of net                                                     5%             7%
                                                                       =========      =========
For the year ended December 31, 1994--
  Direct premiums....................................................  $151,875       $136,445
  Reinsurance assumed................................................     7,268          5,040
  Reinsurance ceded..................................................   (63,146)       (58,760)
                                                                       ---------      ---------
          Net premiums...............................................  $ 95,997       $ 82,725
                                                                       =========      =========
Percentage assumed of net............................................         8%             6%
                                                                       =========      =========
For the year ended December 31, 1993--
  Direct premiums....................................................  $118,437       $ 93,813
  Reinsurance assumed................................................    10,780         12,811
  Reinsurance ceded..................................................   (57,348)       (40,533)
                                                                       ---------      ---------
          Net premiums...............................................  $ 71,869       $ 66,091
                                                                       =========      =========
Percentage assumed of net............................................        15%            19%
                                                                       =========      =========

     The Company makes quarterly deposits for reinsurance contracts in the normal course of business. At December 31, 1995 and 1994, the Company had entered into reinsurance contracts with future deposits totaling $32,064 and $26,319, respectively. These deposits are generally payable in the first nine months of the subsequent year.

  Deferred Policy Acquisition Costs

     Changes in deferred policy acquisition costs for the years ended December 31, 1995, 1994 and 1993, are summarized below:

                                                               1995         1994         1993
                                                             --------     --------     --------
Balance, beginning of year.................................  $ 15,048     $  8,651     $  5,829
  Underwriting and acquisition costs.......................    40,848       33,551       16,347
  Current period amortization..............................   (40,600)     (27,154)     (13,525)
                                                             ---------    ---------    ---------
Balance, end of year.......................................  $ 15,296     $ 15,048     $  8,651
                                                             =========    =========    =========

                  AMERICAN EAGLE GROUP, INC. AND SUBSIDIARIES

  Reserve for Losses and Loss Adjustment Expenses

     Changes in the reserves for losses and loss adjustment expenses are summarized as follows:

                                                               1995         1994         1993
                                                             --------     --------     --------
Balance at January 1.......................................  $142,768     $122,342     $ 95,074
Less reinsurance recoverables..............................   (92,317)     (81,487)     (56,799)
                                                             ---------    ---------    ---------
Net Balance at January 1...................................    50,451       40,855       38,275
Incurred related to:
  Current year.............................................    72,072       48,567       44,811
  Prior years..............................................    18,861        4,162       (3,639)
                                                             ---------    ---------    ---------
Total incurred.............................................    90,933       52,729       41,172
Paid related to:
  Current year.............................................    42,066       26,552       25,648
  Prior years..............................................    41,466       16,581       12,944
                                                             ---------    ---------    ---------
Total paid.................................................    83,532       43,133       38,592
Net Balance at December 31.................................    57,852       50,451       40,855
Plus reinsurance recoverables..............................    78,676       92,317       81,487
                                                             ---------    ---------    ---------
Balance at December 31.....................................  $136,528     $142,768     $122,342
                                                             =========    =========    =========

4. INVESTMENTS:

     Net investment income for the years ended December 31, 1995, 1994, and 1993, comprised primarily of interest and dividends, was derived from the following sources:

                                                                1995       1994       1993
                                                               ------     ------     ------
    Interest and dividend income --
      Fixed income securities................................  $5,567     $3,943     $2,755
      Equity securities......................................      66        241        187
      Short-term investments.................................     172        339        281
                                                               ------     ------     ------
              Total interest and dividend income.............   5,805      4,523      3,223
    Investment expenses......................................    (308)      (417)      (305)
                                                               ------     ------     ------
    Net investment income....................................  $5,497     $4,106     $2,918
                                                               ======     ======     ======

     There are no investments in fixed income securities that have been nonincome producing for the years ended December 31, 1995, 1994, and 1993. Investment expenses include advisory fees paid to unrelated parties.

                  AMERICAN EAGLE GROUP, INC. AND SUBSIDIARIES

     Realized pretax gains (losses) on the sale of investments for the years ended December 31, 1995, 1994, and 1993, are as follows:

                                                                 1995     1994       1993
                                                                 ----     -----     ------
    Fixed income securities available for sale --
      Gross realized gains.....................................  $643     $  32     $1,112
      Gross realized losses....................................   (50)      (68)       (53)
                                                                 ----     -----     ------
              Net gain (loss)..................................   593       (36)     1,059
    Equity securities --
      Gross realized gains.....................................     1       340        723
      Gross realized losses....................................   (98)     (337)      (368)
                                                                 ----     -----     ------
              Net gain (loss)..................................   (97)        3        355
                                                                 ----     -----     ------
    Realized investment gains (losses), net....................  $496     $ (33)    $1,414
                                                                 ====     =====     ======

     In connection with the Company's adoption of SFAS No. 115 effective December 31, 1993, fixed income securities with a carrying value of $32,418 were transferred from held to maturity to available for sale. Net unrealized appreciation of these securities as of the date of transfer ($214 before income taxes) was recorded as a component of stockholders' equity. The Company has made no other transfers between classifications of fixed income securities during the years ended December 31, 1995, 1994 and 1993.

     Following is an analysis of the change in the unrealized appreciation (depreciation) of investment securities available for sale, which is reported as a component of stockholders' equity:

                                                                   1995      1994     1993
                                                                  -------   -------   -----
    Change in unrealized appreciation (depreciation) of equity
      securities................................................  $    91   $  (246)  $(209)
    Unrealized appreciation of fixed income securities
      transferred from held to maturity to available for sale at
      December 31, 1993 (date of adoption of SFAS No. 115)......       --        --     214
    Change in unrealized appreciation (depreciation) of fixed
      income securities available for sale......................    4,806    (3,437)     --
    Deferred income taxes.......................................   (1,717)    1,289      (2)
                                                                  -------   -------   -----
    Net change, during year.....................................    3,180    (2,394)      3
    Balance, beginning of year..................................   (2,151)      243     240
                                                                  -------   -------   -----
    Balance, end of year........................................  $ 1,029   $(2,151)  $ 243
                                                                  =======   =======   =====

                  AMERICAN EAGLE GROUP, INC. AND SUBSIDIARIES

     The amortized cost and estimated fair values of investments in fixed income and equity securities at December 31, 1995 and 1994 are as follows:

                                                           GROSS        GROSS
                                                         UNREALIZED   UNREALIZED     FAIR     CARRYING
             DECEMBER 31, 1995                COST(1)      GAINS        LOSSES      VALUE      VALUE
--------------------------------------------  --------   ----------   ----------   --------   --------
Fixed income securities:
  Available for sale --
     U.S. Treasury securities and
       obligations of U.S. government
       corporations and
       agencies.............................  $  9,733     $  139       $  (49)    $  9,823   $  9,823
     Obligations of states and political
       subdivisions.........................     3,117        138           --        3,255      3,255
     Corporate debt securities..............    42,286      1,457         (102)      43,641     43,641
                                              --------     ------        -----     --------   --------
          Total fixed income securities
            available
            for sale........................    55,136      1,734         (151)      56,719     56,719
                                              --------     ------        -----     --------   --------
  Held to maturity --
     U.S. Treasury securities and
       obligations of U.S. government
       corporations and
       agencies.............................    22,527         45         (115)      22,457     22,527
     Obligations of states and political
       subdivisions.........................     5,927         19          (25)       5,921      5,927
     Corporate debt securities..............       498         16           (3)         511        498
                                              --------     ------        -----     --------   --------
          Total fixed income securities held
            to maturity.....................    28,952         80         (143)      28,889     28,952
                                              --------     ------        -----     --------   --------
          Total fixed income securities.....    84,088      1,814         (294)      85,608     85,671
                                              --------     ------        -----     --------   --------
Short-term investments......................    18,199         --           --       18,199     18,199
                                              --------     ------        -----     --------   --------
          Total investments.................  $102,287     $1,814       $ (294)    $103,807   $103,870
                                              ========     ======        =====     ========   ========

---------------

(1) Original cost of equity securities; original cost of fixed income securities adjusted for amortization of premiums and accretion of discounts.

     The amortized cost and estimated fair market value of fixed income securities at December 31, 1995, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                    AVAILABLE FOR SALE        HELD TO MATURITY
                                                   --------------------     --------------------
                                                   AMORTIZED     FAIR       AMORTIZED     FAIR
                                                     COST        VALUE        COST        VALUE
                                                   ---------    -------     ---------    -------
    Less than one year...........................   $    --     $    --      $ 5,271     $ 5,301
    One year to three years......................     5,677       5,787       11,200      11,133
    Over three years to five years...............    14,305      14,436        7,252       7,220
    Over five years to seven years...............     8,554       8,726        1,595       1,618
    Over seven years to ten years................    15,127      16,020        3,095       3,071
    Over ten years...............................    11,473      11,750          539         546
                                                    -------     -------      -------     -------
                                                    $55,136     $56,719      $28,952     $28,889
                                                    =======     =======      =======     =======

                  AMERICAN EAGLE GROUP, INC. AND SUBSIDIARIES

                                                             GROSS        GROSS
                                                           UNREALIZED   UNREALIZED    FAIR     CARRYING
               DECEMBER 31, 1994                 COST(1)     GAINS        LOSSES      VALUE     VALUE
-----------------------------------------------  -------   ----------   ----------   -------   --------
Fixed income securities:
  Available for sale --
     U.S. Treasury securities and obligations
       of U.S. government corporations and
       agencies................................  $17,912      $ --       $ (1,420)   $16,492   $ 16,492
     Obligations of states and political
       subdivisions............................    3,116        --           (132)     2,984      2,984
     Corporate debt securities.................   32,988        30         (1,701)    31,317     31,317
                                                 -------      ----        -------    -------    -------
          Total fixed income securities
            available for sale.................   54,016        30         (3,253)    50,793     50,793
                                                 -------      ----        -------    -------    -------
  Held to maturity --
     U.S. Treasury securities and obligations
       of U.S. government corporations and
       agencies................................   22,146        --         (1,544)    20,602     22,146
     Obligations of states and political
       subdivisions............................    6,487         1           (477)     6,011      6,487
     Corporate debt securities.................      501        --            (54)       447        501
                                                 -------      ----        -------    -------    -------
          Total fixed income securities held to
            maturity...........................   29,134         1         (2,075)    27,060     29,134
                                                 -------      ----        -------    -------    -------
          Total fixed income securities........   83,150        31         (5,328)    77,853     79,927
                                                 -------      ----        -------    -------    -------
Equity securities (primarily common stocks)....      264        --            (91)       173        173
Short-term investments.........................   16,551        --             --     16,551     16,551
                                                 -------      ----        -------    -------    -------
          Total investments....................  $99,965      $ 31       $ (5,419)   $94,577   $ 96,651
                                                 =======      ====        =======    =======    =======

---------------

(1) Original cost of equity securities; original cost of fixed income securities adjusted for amortization of premiums and accretion of discounts.

5. NOTE PAYABLE:

     Note payable at December 31, 1995 and 1994, was as follows:

                                                                         1995        1994
                                                                        -------     ------
    Note payable to a bank, bearing interest at the bank's corporate base rate (8.5% and 9.0% at December 31, 1995 and 1994,
      respectively), interest payable quarterly.......................  $11,250     $9,250
                                                                        =======     ======

     The annual maturities of the Company's note payable at December 31, 1995 are as follows:

        1996...............................................................  $    --
        1997...............................................................      250
        1998...............................................................    3,000
        1999...............................................................    4,000
        2000...............................................................    4,000
                                                                             -------
                                                                             $11,250
                                                                             =======

     The note payable is a revolving credit facility. The total commitment is limited to $16 million and is reduced by $2 million during 1996, $3 million annually during 1997 and 1998, and $4 million annually until expiration in the year 2000.

                  AMERICAN EAGLE GROUP, INC. AND SUBSIDIARIES

     The Company pays an annual facility fee to the bank at a rate of 1/2% per year of the bank's commitment, whether used or unused, while AEIC has no earned surplus, and at a rate of 1/4% per year at all other times. Payments are made on a quarterly basis. The outstanding borrowings are collateralized by the capital stock of AEIC, AOA, and the other direct subsidiaries of the Company. The Company is subject to certain operating restrictions pursuant to the credit facility, including limitations on payment of dividends (see Note 7), limitations on capital expenditures, and maintenance of certain financial covenants.

     Total interest expense for the years ended December 31, 1995, 1994 and 1993 was approximately $987, $800 and $708 respectively.

6. INCOME TAXES:

     The federal income tax provision (benefit) for the years ended December 31, 1995, 1994 and 1993, consisted of the following:

                                                               1995        1994       1993
                                                              -------     ------     ------
    Current.................................................  $(7,100)    $1,871     $3,317
    Deferred................................................     (200)     1,480       (367)
                                                              -------     ------     ------
    Total...................................................  $(7,300)    $3,351     $2,950
                                                              =======     ======     ======

     The federal income tax provision differs from that computed at the federal statutory corporate tax rate for the years ended December 31, 1995, 1994 and 1993, as follows:

                                                                  1995        1994        1993
                                                                --------     -------     ------
Pre-tax financial reporting -- income (loss)..................  $(20,376)    $10,494     $8,668
Tax at 34% statutory rate.....................................    (6,928)      3,568      2,947
Tax effect of:
  Amortization of goodwill....................................       117         120        113
  Tax exempt interest income..................................      (245)        (96)       (30)
  Dividends received deduction................................       (15)        (52)       (38)
  "Fresh Start" loss reserve adjustment.......................        --          --         34
  Discounting of "Fresh Start" adjustment.....................       (35)        (26)       (97)
  Other, net..................................................      (194)       (163)        21
                                                                --------     -------     ------
Total federal income tax provision (benefit)..................  $ (7,300)    $ 3,351     $2,950
                                                                ========     =======     ======

     Current federal income taxes payable (receivable) at December 31, 1995 and 1994 were $(7,100) and $335, respectively. These amounts are presented as a component of Other Assets and Accounts Payable and Other Liabilities, respectively. Certain income and expense items are recognized for financial reporting purposes and for income tax purposes in different periods. Deferred taxes are provided in the consolidated financial statements to account for these "temporary" differences. The primary sources of the Company's temporary differences are attributable to the discounting of reserves for losses and loss adjustment expenses for income tax purposes, differences in depreciation methods, provisions for uncollectible accounts and differences in the amortization period for deferred acquisition costs. Except for the effects of the reversal of such net deductible temporary differences, the Company is not currently aware of any factors which would cause any significant differences between taxable income and pre-tax book income in future years. However, there can be no assurances that there will be no significant differences in the future between consolidated taxable income and consolidated pre-tax book income if circumstances change (such as, for example, changes in tax laws or the Company's financial condition or performance).

                  AMERICAN EAGLE GROUP, INC. AND SUBSIDIARIES

     The components of and changes in the net deferred tax asset (liability) during the years ended December 31, 1995 and 1994, were as follows:

                                                     DEFERRED                     DEFERRED
                                     DECEMBER 31,     BENEFIT     DECEMBER 31,     BENEFIT     DECEMBER 31,
                                         1993        (EXPENSE)        1994        (EXPENSE)        1995
                                     ------------    ---------    ------------    ---------    ------------
Discounting of insurance loss
  reserves.........................    $  2,051       $   933       $  2,984       $   290       $  3,274
Unearned policy premium income.....       1,282           304          1,586           875          2,461
Reserve for uncollectible
  accounts.........................        (147)          (80)          (227)         (165)          (392)
Deferred policy acquisition
  costs............................      (1,505)       (2,916)        (4,421)       (1,613)        (6,034)
Salvage and subrogation............        (305)           23           (282)           --           (282)
Other, net.........................          88           256            344          (352)            (8)
Net operating loss carryforward....          --            --             --         1,165          1,165
                                        -------       -------        -------       -------        -------
                                          1,464        (1,480)           (16)          200            184
Unrealized (appreciation)
  depreciation on investment
  securities.......................        (126)          N/A          1,163           N/A           (554)
                                        -------       -------        -------       -------        -------
Total net deferred tax asset
  (liability)......................    $  1,338                     $  1,147                     $   (370)
                                        =======       =======        =======       =======        =======

     No income, profit or capital gain taxes are levied in Bermuda and, accordingly, no provision or benefit for such taxes has been recorded by AMIC. In the event such taxes are levied, AMIC has an agreement with the Bermuda government exempting it from all such taxes until March 2016.

7. STATUTORY INFORMATION:

  Accounting Practices

     Generally accepted accounting principles (GAAP) differ in certain respects from accounting practices prescribed or permitted by the domiciliary insurance regulatory authorities of the State of Texas and Bermuda. AEIC and AMIC are required to report to certain regulatory agencies on the basis of Statutory Accounting Practices ("SAP"). The principal differences between SAP and GAAP are as follows:

     - Under SAP, policy acquisition costs, such as commissions, premium taxes, fees, and other costs of underwriting policies are charged to current operations as incurred, whereas, the related written premium is included in earnings on a pro-rata basis over the period covered by the policy;

     - Under SAP, certain assets, designated as "Nonadmitted Assets" (such as prepaid expenses) are charged against surplus;

     - Under SAP, federal income taxes are only provided on taxable income for which income taxes are currently payable, while under GAAP, deferred income taxes are provided with respect to temporary differences.

     - Under SAP, certain reserves are established in amounts which differ from amounts which would be provided in conformity with GAAP.

  Financial Information

     The unaudited statutory capital and surplus of AEIC as of December 31, 1995 and 1994, was $50,465 and $65,107, respectively. Unaudited statutory net income
(loss) of AEIC for the years ended December 31, 1995, 1994 and 1993 was $(15,735), $2,943 and $5,268, respectively.

     The unaudited statutory capital and surplus of AMIC as of December 31, 1995 and 1994, was $3,761 and $2,536, respectively. Unaudited statutory net income of AMIC for the years ended December 31, 1995, 1994 and 1993, was $1,143, $313 and $394, respectively.

                  AMERICAN EAGLE GROUP, INC. AND SUBSIDIARIES

  Minimum Capital Requirements

     The insurance subsidiaries must maintain a minimum amount of statutory capital and surplus to satisfy regulatory requirements. At December 31, 1995, AEIC had unaudited statutory capital and surplus of $50,465 with a minimum requirement of $15,982 and AMIC had unaudited statutory capital and surplus of $3,761 with a minimum requirement of $123.

  Dividend Restrictions

     The insurance subsidiaries are subject to various regulatory restrictions which limit the maximum amount of annual dividends allowed to be paid. Generally, dividends may only be paid from earned surplus arising from the business, and then the maximum dividend that may be paid without prior regulatory approval is limited to the greater of (i) 10% of statutory surplus or
(ii) the lesser of 100% of net investment income, or net income, for the prior year. Dividends exceeding these limitations can be made subject to approval by the domiciliary insurance regulatory authorities. Based on regulatory restrictions presently in effect, the maximum amount available for payment as dividends to the Company by AEIC without the prior approval of regulatory authorities is $5.0 million, if at the time of payment AEIC has earned surplus at least equal to the amount of dividends. At December 31, 1995, AEIC had earned surplus (deficit) of approximately $(8.8) million.

8. REDEEMABLE PREFERRED STOCK, COMMON STOCK AND OPTION PLANS:

  Redeemable Preferred Stock

     In June 1990, the Company issued 162,857 shares of Series B Cumulative Preferred Stock in exchange for the cancellation of the outstanding principal balance of the Company's acquisition notes payable. Cash dividends of 6% are payable in quarterly installments. The preferred shares are redeemable by the Company at any time at a price of $10 per share plus accrued and unpaid dividends, and are mandatorily redeemable at $10 per share plus accrued and unpaid dividends as follows: 20,000 shares -- December 31, 1996, 30,000 shares -- December 31, 1997, and all remaining shares on December 31, 1998.

  Common Stock

     The common stock of the Company is issuable in either of two classes, Common Stock or Nonvoting Common Stock. Other than the voting rights, the two classes are identical in every respect. As of December 31, 1995 and 1994, 7,044,698 and 7,049,298 shares of Common Stock were outstanding, respectively. As of December 31, 1995 and 1994, 6,000 shares of Nonvoting Common Stock were outstanding. The Company declared cash dividends of $0.13 and $0.09 per common share in 1995 and 1994, respectively. No cash dividends were declared on Common Stock in 1993.

  Stock Option Plans

     The Company has six stock option plans for officers, directors, and key employees of the Company: the 1991 Non-Qualified Stock Option Plan, the three Amended and Restated P&C Stock Option Plans, the 1994 Stock Incentive Plan, and the Director Stock Option Plan. Under the plans, vesting periods are established at the time of grant but typically range up to three years, and exercise prices are at fair market value at the time of grant. Stock option expiration dates may vary from 10 years to 15 years from the date of grant. Option prices at December 31, 1995 ranged from $9.57 to $11.52, with a weighted average of $10.73.

                  AMERICAN EAGLE GROUP, INC. AND SUBSIDIARIES

     At December 31, 1995, the Company has 1,246,848 common shares reserved for stock options. Option activity is as follows:

                                                             1995         1994        1993
                                                           ---------     -------     -------
    Outstanding, beginning of year.....................      993,680     589,424     371,168
    Granted............................................      173,779     441,702     235,342
    Canceled...........................................      (67,578)    (37,446)    (17,086)
                                                           ---------     -------     -------
    Outstanding, end of year...........................    1,099,881     993,680     589,424
                                                           =========     =======     =======
    Exercisable, end of year...........................      655,438     422,644     302,521
                                                           =========     =======     =======

  1994 Employee Restricted Stock Plan

     In February 1994, the board of directors approved the 1994 Employee Restricted Stock Plan ("Restricted Stock Plan"). Under the Restricted Stock Plan, all employees on the date of closing of the initial public offering received a grant of 100 shares of Common Stock, subject to forfeiture upon termination of employment within five years after the date of closing of the initial public offering for any reason other than retirement, death, or disability.

     As of December 31, 1995, 17,200 shares of restricted stock remained outstanding under this plan. Unearned compensation of $238 was recorded at the date of award based on the market value of the shares. Unearned compensation, which is a component of shareholders' equity, is being amortized to expense over the five-year vesting period, or in certain circumstances upon normal retirement.

9. SAVINGS AND PENSION PLANS:

  Employee Profit Sharing and Savings Plan

     Effective December 1, 1993, the Company's Employee Savings Plan was amended and restated as the Employee Profit Sharing and Savings Plan (the "Savings Plan"). Employees who have completed six months of service are eligible to participate in the Savings Plan. Participants may make contributions to the Savings Plan through payroll deductions of up to 15% of their base compensation on a tax-deferred basis and up to 10% of their base compensation on an after-tax basis. The Company matches 50% of each participant's tax deferred contributions to the Savings Plan up to 6% of the participant's compensation. Participants are 100% vested in their contributions and the Company's matching contributions. Contributions made by the Company to participant accounts totaled approximately $210, $209 and $146 for the years ended December 31, 1995, 1994 and 1993, respectively.

     The Company may make annual profit sharing contributions to all employees eligible to participate in the Savings Plan. The amount of the contribution is within the discretion of the Board of Directors. Profit sharing contributions are allocated among participants in proportion to their compensation. Participants vest in profit sharing contributions on a graduated vesting schedule over three years. The Company's profit sharing contribution to the Savings Plan totaled $140, $175 and $150 for the years ended December 31, 1995, 1994 and 1993, respectively.

10. FAIR VALUE OF FINANCIAL INSTRUMENTS:

     Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," requires the Company to disclose the estimated fair value of its financial instrument assets and liabilities. Approximately 34% of the Company's assets and 4% of its liabilities are considered financial instruments as defined in Statement No. 107.

                  AMERICAN EAGLE GROUP, INC. AND SUBSIDIARIES

     Estimated fair values have been determined using an estimation methodology suitable for each category of financial instruments. The estimation methodologies used, estimated fair values, and recorded book balances at December 31, 1995 and 1994, were as follows:

     - Financial instruments actively traded in a secondary market have been valued using quoted available market prices.

                                                     ESTIMATED                 RECORDED
                                                     FAIR VALUE              BOOK BALANCE
                                                --------------------     --------------------
                                                  1995        1994         1995        1994
                                                --------     -------     --------     -------
    Cash and cash equivalents.................  $  2,922     $ 1,530     $  2,922     $ 1,530
                                                ========     =======     ========     =======
    Investments (Note 4)......................  $103,807     $94,577     $103,870     $96,651
                                                ========     =======     ========     =======

     - Financial instrument liabilities with variable rates have an estimated fair value equal to the recorded book balance.

                                                        ESTIMATED               RECORDED
                                                        FAIR VALUE            BOOK BALANCE
                                                    ------------------     ------------------
                                                     1995        1994       1995        1994
                                                    -------     ------     -------     ------
    Note payable..................................  $11,250     $9,250     $11,250     $9,250
                                                    =======     ======     =======     ======

     Changes in assumptions or estimation methodologies may have a material effect on these estimated fair values. The Company's remaining assets and liabilities which are not considered financial instruments have not been valued differently than has been customary with historical cost accounting.

11. COMMITMENTS AND CONTINGENT LIABILITIES:

  Litigation

     In the ordinary course of business, the Company and its subsidiaries have been named defendants in various lawsuits seeking both actual and punitive damages. Although the ultimate outcome of these matters is uncertain, management, based on consultation with outside legal counsel, is of the opinion that their resolution will not have a material adverse effect on the Company's financial position or results of operations.

  Lease Commitments

     The Company has entered into various noncancelable operating leases (principally with respect to facilities and equipment) which call for future minimum lease payments as follows:

        1996................................................................  $1,050
        1997................................................................   1,048
        1998................................................................     782
        1999................................................................     760
        2000 and thereafter.................................................     760

     Total rent expense for the years ended December 31, 1995, 1994 and 1993, was approximately $1,035, $852 and $870, respectively.

  Directors and Officers Liability

     The Company is required to indemnify officers and directors for liability and defense costs associated with litigation which might arise in connection with the fulfillment of their responsibilities to the Company.

                  AMERICAN EAGLE GROUP, INC. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                     ASSETS

                                                                       DECEMBER 31,   SEPTEMBER 30,
                                                                           1995           1996
                                                                       ------------   -------------
                                                                                       (UNAUDITED)
Cash and investments................................................     $106,792       $  69,178
Accounts receivable.................................................       56,890          55,229
Reinsurance recoverable, net........................................      101,125          87,670
Deferred policy acquisition costs...................................       15,296          14,670
Deferred reinsurance premiums.......................................       29,355          22,594
Other assets........................................................       18,337          15,969
                                                                         --------       ---------
          Total assets..............................................     $327,795       $ 265,310
                                                                         ========       =========
                               LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Reserve for losses and loss adjustment expenses...................     $136,528       $ 123,203
  Unearned premiums.................................................       79,605          65,996
  Other policy liabilities..........................................       29,722           1,180
  Agency payables to insurance companies, net.......................        1,736             751
  Note payable......................................................       11,250          13,250
  Accounts payable and other liabilities............................       13,859          12,195
                                                                         --------       ---------
          Total liabilities.........................................      272,700         216,575
                                                                         --------       ---------
Commitments and contingent liabilities
Series B Cumulative Preferred Stock, $.01 par value; 162,857 shares
  authorized, 162,857 shares issued and outstanding.................        1,629           1,629
Stockholders' equity:
  Common Stock, $.01 par value, 21,000,000 shares authorized,
     7,121,380 shares issued........................................           71              71
  Additional paid-in-capital........................................       45,532          45,555
  Unrealized apprec.(deprec.) on investment securities, net of
     deferred taxes.................................................        1,029            (252)
  Retained earnings.................................................        6,921           1,819
  Less -- 73,882 shares of common stock held in the treasury, at
     cost...........................................................          (87)            (87)
                                                                         --------       ---------
          Total stockholders' equity................................       53,466          47,106
                                                                         --------       ---------
          Total liabilities and stockholders' equity................     $327,795       $ 265,310
                                                                         ========       =========

   The accompanying notes are an integral part of these financial statements.

                  AMERICAN EAGLE GROUP, INC. AND SUBSIDIARIES

                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                             FOR THE PERIODS ENDED
                                  (UNAUDITED)
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                    THREE MONTHS ENDED               NINE MONTHS ENDED
                                               -----------------------------   -----------------------------
                                               SEPTEMBER 30,   SEPTEMBER 30,   SEPTEMBER 30,   SEPTEMBER 30,
                                                   1995            1996            1995            1996
                                               -------------   -------------   -------------   -------------
Revenues
  Earned premiums, net of reinsurance.........   $  27,171       $  27,634       $  72,415       $  93,965
  Agency operations, net......................         215             225             507             172
  Investment income, net......................       1,351           1,031           4,161           3,478
  Realized investment gains (losses), net.....         452             (46)            458              52
                                                 ---------       ---------       ---------       ---------
          Total revenues......................      29,189          28,844          77,541          97,667
                                                 ---------       ---------       ---------       ---------
Expenses
  Losses and loss adjustment expenses, net of
     reinsurance..............................      16,347          17,596          45,594          66,255
  Policy acquisition and other underwriting
     expenses.................................       9,109          12,371          23,614          36,845
  Interest expense............................         256             299             733             834
                                                 ---------       ---------       ---------       ---------
          Total expenses......................      25,712          30,266          69,941         103,934
                                                 ---------       ---------       ---------       ---------
Income (loss) before income tax expense.......       3,477          (1,422)          7,600          (6,267)
Income tax expense (benefit)..................       1,078            (263)          2,358          (1,800)
                                                 ---------       ---------       ---------       ---------
Net income (loss).............................   $   2,399       $  (1,159)      $   5,242       $  (4,467)
                                                 =========       =========       =========       =========
Net income (loss) available for common
  stockholders(1).............................   $   2,375       $  (1,183)      $   5,169       $  (4,540)
                                                 =========       =========       =========       =========
Weighted average number of common shares
  outstanding.................................   7,052,898       7,048,498       7,053,698       7,049,098
                                                 =========       =========       =========       =========
Net income (loss) per share of common
  stock(1)....................................   $    0.34       $   (0.17)      $    0.73       $   (0.64)

---------------

(1) After deduction of preferred dividends

   The accompanying notes are an integral part of these financial statements.

                  AMERICAN EAGLE GROUP, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                           FOR THE NINE MONTHS ENDED
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                                    SEPTEMBER 30,     SEPTEMBER 30,
                                                                        1995              1996
                                                                    -------------     -------------
Cash and cash equivalents derived from:
  Total provided operating activities.............................    $   2,198         $ (35,521)
  Investing activities --
     Net proceeds (purchases) of short-term investments...........       (3,917)           24,743
     Purchases of fixed income securities.........................      (18,345)          (23,715)
     Proceeds from sales of fixed income securities...............       16,862            26,882
     Proceeds from maturities of fixed income securities..........        3,009             6,885
     Purchases of property and equipment..........................       (1,308)           (1,049)
                                                                      ---------         ---------
          Total provided by investing activities..................       (3,699)           33,746
                                                                      ---------         ---------
  Financing activities --
     Dividends paid on Series B and C Cumulative Preferred
      Stock.......................................................          (73)              (73)
     Dividends paid on common stock...............................         (635)             (846)
     Proceeds of note payable.....................................        2,000             2,000
     Increase in common stock outstanding.........................           26                --
                                                                      ---------         ---------
          Total provided by financing activities..................        1,318             1,081
                                                                      ---------         ---------
Net change in cash and cash equivalents...........................         (183)             (694)
Cash and cash equivalents, beginning of period....................        1,530             2,922
                                                                      ---------         ---------
Cash and cash equivalents, end of period..........................    $   1,347         $   2,228
                                                                      =========         =========

   The accompanying notes are an integral part of these financial statements.

                  AMERICAN EAGLE GROUP, INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                             FOR THE PERIODS ENDED
                          SEPTEMBER 30, 1995 AND 1996
                                  (UNAUDITED)

BASIS OF PRESENTATION

     The accompanying unaudited condensed consolidated financial statements of American Eagle Group, Inc. (the "Company") and subsidiaries for the periods ended September 30, 1995 and 1996 have been prepared in accordance with the instructions to the Form 10-Q and do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

     In the opinion of management, all adjustments (consisting of only normal recurring accruals) considered necessary for a fair presentation of the results for the interim period have been included. Operating results for the periods ended September 30, 1996 are not necessarily indicative of the results that may be expected for the year ending December 31, 1996. These statements should be read in conjunction with the financial statements and notes thereto for the year ended December 31, 1995 included in the Company's Annual Report.

SUBSEQUENT EVENT

     On November 6, 1996, the Company announced the terms of a $35 million investment in the Company and the formation of a strategic alliance with American Financial Group, Inc. ("American Financial Group").

     Under the capital terms of the strategic alliance, American Financial Group has agreed to purchase 350,000 shares of the Company's Series D Preferred Stock for $35 million. This security will have a 9% dividend, with an option for the first five years to pay the dividends in kind with additional shares of Series D Preferred Stock. The preferred stock is convertible at a conversion price of $5.25 per share into common stock of the Company. At the time of issuance, the Series D Preferred Stock will be convertible into approximately 48% of the outstanding common stock (calculated on a fully converted basis). The preferred stock matures in 20 years with mandatory redemption of 10% of principal per year beginning in year eleven. The preferred stock is callable at par at any time. In the event that the preferred stock is called prior to the seventh anniversary of its issuance, the holder will receive warrants to purchase the Company's common stock at $5.25 per share exercisable any time during the period between the call date and the seventh anniversary of the issuance of the preferred stock. The preferred stock carries limited voting rights equal to 20% of the total votes eligible to be cast on matters submitted to holders of common stock. Until the seventh anniversary of the issuance of the preferred stock, American Financial Group has the right to nominate for election to the Company's Board of Directors 30% of the number of directors. As part of the overall transaction, the Company has granted to American Financial Group warrants for 800,000 shares of the Company's common stock with an exercise price of $3.45 per share. Such warrants will become exercisable in the event that the Company terminates its agreement with American Financial Group and enters into a competing transaction with another party. These warrants will be canceled upon closing of the transaction with American Financial Group.

     Proceeds from the transaction will be utilized to contribute capital to the Company's insurance company subsidiary, to reduce bank debt, and for other general corporate purposes.

     In connection with the transaction, the company would record, at the time of closing of the transaction, a recapitalization charge of $15 million before federal income tax. This recapitalization charge will provide additional strengthening of American Eagle's balance sheet and overall reserve levels and is intended to cover contingencies and estimated exposures associated with various previously reported strategic actions and product line discontinuations.

                            QUARTERLY FINANCIAL DATA
                                  (UNAUDITED)

     The table below sets forth the Company's operating results by quarter for 1995 and 1994.

                                                                 1995                                          1994
                                     -------------------------------------------------------------    ----------------------
                                      MAR. 31      JUNE 30     SEPT. 30      DEC. 31       TOTAL       MAR. 31      JUNE 30
                                     ---------    ---------    ---------    ---------    ---------    ---------    ---------
                                                           (DOLLARS IN MILLIONS, EXCEPT SHARE AMOUNTS)
Revenues
Earned premiums, net of
 reinsurance........................ $    20.6    $    24.6    $    27.2    $    30.0    $   102.4    $    16.7    $    19.2
Agency operations, net..............       0.3          0.0          0.2         (0.1)         0.4          0.2          0.4
Investment income, net..............       1.3          1.5          1.4          1.3          5.5          0.9          1.0
Realized investment gains (losses),
 net................................       0.0          0.0          0.4          0.1          0.5          0.0         (0.1)
                                     ---------    ---------    ---------    ---------    ---------    ---------    ---------
       Total revenues...............      22.2         26.1         29.2         31.3        108.8         17.8         20.5
Expenses
Losses and loss adjustment expenses,
 net of reinsurance.................      13.6         15.6         16.3         45.3         90.9         11.7         13.3
Policy acquisition and other
 underwriting expenses..............       7.0          7.6          9.1         13.6         37.3          4.8          5.2
Interest expense....................       0.1          0.2          0.3          0.4          1.0          0.2          0.2
                                     ---------    ---------    ---------    ---------    ---------    ---------    ---------
       Total expenses...............      20.7         23.4         25.7         59.4        129.2         16.7         18.7
Income (loss) before income tax
 expense (benefit)..................       1.5          2.7          3.5        (28.0)       (20.4)         1.1          1.8
Income tax expense (benefit)........       0.5          0.8          1.1         (9.7)        (7.3)         0.4          0.5
                                     ---------    ---------    ---------    ---------    ---------    ---------    ---------
Net income (loss)................... $     1.0    $     1.9    $     2.4    $   (18.4)   $   (13.1)   $     0.7    $     1.3
                                     =========    =========    =========    =========    =========    =========    =========
Net income (loss) per common share
 (primary and fully diluted)........ $    0.14    $    0.26    $    0.34    $   (2.60)   $   (1.87)   $    0.11    $    0.22
                                     =========    =========    =========    =========    =========    =========    =========
Weighted average number of common
 shares outstanding: share and share
 equivalents (primary and fully
 diluted)........................... 7,055,298    7,053,998    7,052,898    7,051,398    7,052,998    3,469,448    5,101,985
GAAP Ratios Loss and LAE ratio......      65.9%        63.6%        60.2%       151.0%        88.8%        70.1%        69.3%
                                     ---------    ---------    ---------    ---------    ---------    ---------    ---------
Expense ratio.......................      33.7         30.7         33.5         45.5         36.4         28.7         26.8
                                     ---------    ---------    ---------    ---------    ---------    ---------    ---------
       Combined ratio...............      99.6%        94.3%        93.7%       196.5%       125.2%        98.8%        96.1%
                                     =========    =========    =========    =========    =========    =========    =========


                                      SEPT. 30      DEC. 31       TOTAL
                                      ---------    ---------    ---------

Revenues
Earned premiums, net of
 reinsurance........................  $    23.9    $    22.9    $    82.7
Agency operations, net..............        0.5         (0.2)         0.9
Investment income, net..............        1.1          1.1          4.1
Realized investment gains (losses),
 net................................        0.0          0.0         (0.1)
                                      ---------    ---------    ---------
       Total revenues...............       25.5         23.8         87.6
Expenses
Losses and loss adjustment expenses,
 net of reinsurance.................       15.1         12.6         52.7
Policy acquisition and other
 underwriting expenses..............        6.8          6.9         23.7
Interest expense....................        0.2          0.2          0.8
                                      ---------    ---------    ---------
       Total expenses...............       22.1         19.7         77.2
Income (loss) before income tax
 expense (benefit)..................        3.4          4.1         10.4
Income tax expense (benefit)........        1.0          1.4          3.3
                                      ---------    ---------    ---------
Net income (loss)...................  $     2.4    $     2.7    $     7.1
                                      =========    =========    =========
Net income (loss) per common share
 (primary and fully diluted)........  $    0.33    $    0.39    $    1.16
                                      =========    =========    =========
Weighted average number of common
 shares outstanding: share and share
 equivalents (primary and fully
 diluted)...........................  7,056,410    7,055,442    5,684,386
GAAP Ratios Loss and LAE ratio......       63.5%        54.6%        63.7%
                                      ---------    ---------    ---------
Expense ratio.......................       28.3         30.4         28.6
                                      ---------    ---------    ---------
       Combined ratio...............       91.8%        85.0%        92.3%
                                      =========    =========    =========

     Management believes that there has been a seasonality pattern in the Aviation Division's loss ratio. Losses have historically been higher in the first half of the year and then declined in the second half, with the highest losses in the first quarter and the lowest losses in the fourth quarter. The Company believes that this pattern results primarily from weather-related factors which contribute to a higher loss frequency in the first two quarters of the year. The fourth quarter of 1995 includes a special charge to operations of $20.6 million (after tax) for certain discontinued lines and classes of business and increases in reserves for incurred but not reported (IBNR) losses and unearned premiums. The expense ratio has also been higher earlier in the year primarily as a result of the growth in earned premiums in the latter part of the year.

                                                                      APPENDIX I

                          [CS FIRST BOSTON LETTERHEAD]

November 5, 1996

Board of Directors
American Eagle Group, Inc.
12801 North Central Expressway, Suite 800
Dallas, Texas 75243

Gentlemen:

     You have asked us to advise you with respect to the fairness to American Eagle Group, Inc. ("AEG") from a financial point of view of the cash consideration to be received by AEG pursuant to the terms of a Securities Purchase Agreement, dated November 5, 1996 (the "Purchase Agreement"), by and between AEG and American Financial Group, Inc. ("AFG"). The Purchase Agreement provides for, among other things, the purchase by AFG of an aggregate of 350,000 shares of newly authorized Series D Preferred Stock, par value $0.01 per share, of AEG (the "Series D Preferred Stock") for an aggregate purchase price of $35 million in cash (the "Financing").

     In arriving at our opinion, we have reviewed the Purchase Agreement and certain related documents and certain publicly available business and financial information relating to AEG. We have also reviewed certain other information, including financial forecasts, provided to us by AEG, and have met with AEG's management to discuss the business and prospects of AEG, including the distressed financial position of AEG and the near-term liquidity needs of, and capital resources available to, AEG.

     We have also considered certain financial and stock market data for AEG, and we have compared that data with similar data for other publicly traded companies in businesses similar to those of AEG and we have considered, to the extent publicly available, the financial terms of certain other significant equity and equity-linked investments in other publicly traded companies. We also considered such other information, financial studies, analyses, and investigations and financial, economic and market criteria which we deem relevant.

     In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts, we have assumed that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of AEG as to the future financial performance of AEG. In addition, we have not made an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of AEG, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based on information available to us, and financial, economic, market and other conditions as they exist and can be evaluated, on the date hereof. In connection with our engagement we were not requested to, and did not, solicit third party indications of interest in acquiring all or substantially all of AEG.

     We have acted as financial advisor to AEG in connection with the Financing and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Financing. CS First Boston has in the past provided financial services to AEG and AFG unrelated to the proposed Financing, for which services CS First Boston has received compensation. In the ordinary course of our business, CS First Boston and its affiliates may actively trade the equity securities of AEG and both the debt and equity securities of AFG for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     It is understood that this letter is for the information of the Board of Directors of AEG in connection with its evaluation of the Financing, does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed Financing and is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without CS First Boston's prior written consent.

     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the cash consideration to be received by AEG pursuant to the Financing is fair to AEG from a financial point of view.

                                            Very truly yours,

                                            CS FIRST BOSTON CORPORATION

                                            By:  /s/ JONATHAN PLUTZIK

                                            ------------------------------------
                                                 Jonathan Plutzik
                                                 Managing Director

                                                                     APPENDIX II
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                         SECURITIES PURCHASE AGREEMENT

                                    BETWEEN

                        AMERICAN FINANCIAL GROUP, INC.,
                                   PURCHASER
                                      AND

                          AMERICAN EAGLE GROUP, INC.,
                                     SELLER

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                                          PAGE
                                                                                         ------
ARTICLE 1  INTERPRETATION
   1.1      Definitions................................................................  II-1
   1.2      Rules of Construction......................................................  II-5
ARTICLE 2  SALE AND PURCHASE OF PURCHASED SECURITIES
   2.1      Sale and Purchase of Purchased Securities..................................  II-5
   2.2      Purchase Price.............................................................  II-5
   2.3      Delivery of Warrants.......................................................  II-5
   2.4      Closing....................................................................  II-5
   2.5      Use of Proceeds............................................................  II-6
ARTICLE 3  REPRESENTATIONS AND WARRANTIES OF SELLER
   3.1      Corporate Existence........................................................  II-6
   3.2      Corporate Power; Authorization.............................................  II-6
   3.3      Enforceable Obligations....................................................  II-6
   3.4      No Legal Bar...............................................................  II-6
   3.5      Absence of Conflicts.......................................................  II-6
   3.6      Litigation.................................................................  II-6
   3.7      Financial Condition........................................................  II-7
   3.8      No Change..................................................................  II-7
   3.9      No Default.................................................................  II-7
   3.10     Compliance with Laws.......................................................  II-7
   3.11     Taxes......................................................................  II-7
   3.12     ERISA......................................................................  II-7
   3.13     Environmental Matters......................................................  II-7
   3.14     Investment Company Act.....................................................  II-7
   3.15     Capitalization of Seller...................................................  II-7
   3.16     Capitalization of Subsidiaries.............................................  II-8
   3.17     Title to Assets; Leases....................................................  II-8
   3.18     Disclosure.................................................................  II-8
   3.19     Undisclosed Liabilities....................................................  II-8
   3.20     Compliance with Federal Reserve Regulations................................  II-8
   3.21     Survival of Representations and Warranties.................................  II-8
ARTICLE 4  REPRESENTATIONS AND WARRANTIES OF PURCHASER
   4.1      Representations and Warranties of Purchaser................................  II-8
   4.2      Commissions................................................................  II-9
ARTICLE 5  AFFIRMATIVE COVENANTS
   5.1      Financial Statements.......................................................  II-10
   5.2      Conduct of Business and Maintenance of Existence...........................  II-10
   5.3      Maintenance of Property; Insurance.........................................  II-10
   5.4      Strategic Alliance.........................................................  II-11
   5.5      Recapitalization Charge....................................................  II-11
ARTICLE 6  OTHER PROVISIONS
   6.1      Shareholder Approval.......................................................  II-11
   6.2      Regulatory Approvals.......................................................  II-11
   6.3      Reservation of Shares......................................................  II-11

                                                                                          PAGE
                                                                                         -----
   6.4      Good Faith by Seller.......................................................  II-11
   6.5      Board of Directors.........................................................  II-12
   6.6      Voting Agreement...........................................................  II-12
   6.7      No Solicitation and Other Actions..........................................  II-12
ARTICLE 7  CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATIONS
   7.1      Conditions Precedent.......................................................  II-13
ARTICLE 8  CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS
   8.1      Conditions Precedent.......................................................  II-14
ARTICLE 9  TERMINATION OF AGREEMENT
   9.1      Termination................................................................  II-15
   9.2      Effect of Termination......................................................  II-15
   9.3      Default under the Agreement................................................  II-16
ARTICLE 10  MISCELLANEOUS
  10.1      Amendments and Waivers.....................................................  II-16
  10.2      No Waiver; Cumulative Remedies.............................................  II-16
  10.3      Notices....................................................................  II-16
  10.4      Successors and Assigns.....................................................  II-17
  10.5      Enforcement Costs..........................................................  II-17
  10.6      Counterparts...............................................................  II-17
  10.7      Term.......................................................................  II-17
  10.8      Consent to Jurisdiction....................................................  II-17

EXHIBITS

EXHIBIT A       Amended Registration Rights Agreement
EXHIBIT B       Preferred Stock Designation
EXHIBIT C       Intentionally Omitted
EXHIBIT D       Form of Registration Rights Agreement
EXHIBIT E       Form of Warrant
EXHIBIT F       Form of Warrant Registration Rights Agreement
EXHIBIT G       Form of Mason Best Commitment
SCHEDULES
SCHEDULE 3.2    Consents
SCHEDULE 3.6    Litigation
SCHEDULE 3.8    Absence of Change
SCHEDULE 3.15   Capitalization of Seller
SCHEDULE 3.16   Capitalization of Subsidiaries

                         SECURITIES PURCHASE AGREEMENT

     THIS SECURITIES PURCHASE AGREEMENT is made this 5th day of November, 1996, by and between AMERICAN EAGLE GROUP, INC., a Delaware corporation ("Seller"), and AMERICAN FINANCIAL GROUP, INC., an Ohio corporation ("Purchaser").

                                   ARTICLE 1

                                 INTERPRETATION

     SECTION 1.1 Definitions. The following capitalized terms are defined as follows:

     "Affiliate" means any Person which directly or indirectly controls, or is controlled by, or is under common control with, any Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise. The term "Affiliate" does not include the Purchaser nor any of its subsidiaries or affiliates.

     "AFG" shall mean American Financial Group, Inc., an Ohio corporation, and any of its subsidiaries designated to purchase Seller's securities hereunder.

     "Agreement" or "this Agreement" means this Securities Purchase Agreement (including all exhibits and schedules annexed hereto) as originally executed, or if supplemented, amended, or restated from time to time, as so supplemented, amended, or restated.

     "Amended Registration Rights Agreement" means the Amended Registration Rights Agreement in the form of Exhibit A, to be executed by Seller and Mason Best Company L.P. amending the Registration Rights Agreement between such parties dated March 21, 1994.

     "Bank Debt" means the indebtedness of Seller pursuant to the terms of an Amended and Restated Credit Agreement dated as of December 29, 1994 among Seller, the lenders described therein and The First National Bank of Chicago, as Agent, as amended by Amendments to the Restated Credit Agreement dated as of February 23, 1996, March 18, 1996, May 3, 1996 and September 20, 1996, and as may be amended in the future.

     "Business Day" means any day, except a Saturday, Sunday or legal holiday, on which commercial banking institutions are open for business in Dallas, Texas, Cincinnati, Ohio and New York, New York.

     "Capitalized Lease" shall mean any lease the obligation for Rentals with respect to which is required to be capitalized on a balance sheet of the lessee in accordance with GAAP.

     "Certificate of Designation" shall mean the Certificate of Designation of the terms of the Preferred Stock, in the form of Exhibit B, to be executed and filed by Seller authorizing the issuance of, and setting forth the terms of, the Preferred Stock.

     "Closing Date" means the fifth Business Day following the date on which all conditions precedent specified in Article 7 hereof shall have been satisfied in full or waived in writing, but in any event, such date shall be within one hundred eighty (180) days of the execution of this Agreement.

     "Code" means the Internal Revenue Code of 1986, as amended from time to time.

     "Commission" shall mean the United States Securities and Exchange Commission and any successor federal agency having similar powers.

     "Common Stock" shall mean the voting Common Stock of the Seller, par value $.01 per share.

     "Commonly Controlled Entity" means an entity, whether or not incorporated, which is under common control with the Seller within the meaning of Section 4001 of ERISA or is part of a group which includes the Seller and which is treated as a single employer under Section 414 of the Code.

     "Competing Proposal" means any proposal or offer to the Seller or the stockholders of the Seller with respect to (i) any merger, consolidation, share exchange, business combination, or other similar transaction, (ii) any sale, lease, exchange, transfer or other disposition of all or substantially all of the assets of the Seller and its material Subsidiaries, taken as a whole, in a single transaction or series of related transactions, or (iii) any tender, exchange or other offer for shares of the Seller's Stock.

     "Contractual Obligation" means, with respect to any Person, any provision or requirement of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

     "Convertible Securities" shall mean evidence of indebtedness, shares of stock or other securities which are directly or indirectly convertible into or exchangeable for, with or without payment of additional consideration, shares of Stock, either immediately or upon the arrival of a specified date or the happening of a specified event.

     "Director Duty" has the meaning set forth in Section 6.7 hereof.

     "Employee Benefit Plan" means any employee benefit plan within the meaning of Section 3(3) of ERISA, other than a Multiemployer Plan.

     "Environmental Laws" means all federal, state and local laws, rules, regulations, ordinances, permits, orders, writs, judgments, injunctions, decrees, determinations, awards and consent decrees relating to hazardous substances and environmental matters applicable to the business, operations or activities of the Seller or any Subsidiary of the Seller.

     "ERISA" means the Employee Retirement Income Security Act of 1974 and the rules and regulations issued thereunder, as amended from time to time and any successor statute.

     "ERISA Affiliate" means, in relation to any Person, any trade or business (whether or not incorporated) which is a member of a group of which that Person is a member and which is under common control within the meaning of the regulations promulgated under Section 414 of the Code.

     "Exchange" means the New York Stock Exchange, Inc.

     "Financial Statements" means those audited consolidated financial statements of Seller and its Subsidiaries for the periods ended December 31, 1995 and those unaudited statements for the nine months ended September 30, 1996, previously delivered to the Purchaser.

     "GAAP" means generally accepted accounting principles in the United States at the time in effect.

     "Guarantee Obligation" means, with respect to any Person, any obligation in the nature of a guaranty, repurchase arrangement, loan or advancement agreement, reimbursement obligation, comfort letter, hold harmless, indemnity or counter-indemnity or similar obligation, with respect to any indebtedness, lease, dividend or other obligations of any other Person, directly or indirectly, fixed or contingent, matured or unmatured which is required to be disclosed in the financial statements of Seller under GAAP; provided, however, that the term shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation shall be deemed to be the maximum amount for which the guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, or if not stated or determinable, the maximum reasonably anticipated liability in respect thereof.

     "Indebtedness" means, with respect to any Person at any date, (a) all indebtedness of such Person for borrowed money, (b) indebtedness of such Person for the deferred purchase price of services or property, which purchase price is
(i) due twelve (12) months or more from the date of incurrence of the obligation in respect thereof or (ii) is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under Capitalized Leases, (d) all obligations of such Person in respect of acceptances, letters of credit or similar facilities issued or created for the account of such Person, and (e) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof.

     "Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any Capitalized Lease having substantially the same economic effect as any of the foregoing, and the filing of any Financing Statement under the Uniform Commercial Code or comparable law of any jurisdiction in respect of any of the foregoing). The term "Lien" shall include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting property.

     "Market Price" per share of Common Stock on any date shall be deemed to be the average of the daily closing prices for the preceding five business days before the day in question. The closing price for each day shall be the last reported sale price regular way or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, in either case on the Exchange or, if the Common Stock is not listed or admitted to trading on the Exchange, on the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, the average of the closing bid and asked prices as reported by the National Association of Securities Dealers Automated Quotation System.

     "Material Adverse Effect" means a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of the Seller and its Subsidiaries, considered as one entity, (b) the ability of the Seller to perform its obligations under this Agreement or any other Transaction Document to which it is a party, or (c) the validity or enforceability of this Agreement or any of the other Transaction Documents or the rights or remedies of the Purchaser.

     "Multiemployer Plan" means a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

     "Obligations" means, the obligations of the Seller to the Purchaser presently existing or hereafter arising under any Transaction Documents, including without limitation, the Seller's obligation to redeem or repurchase the Preferred Stock in accordance with the terms of the Certificate of Designation.

     "Options" shall mean any options or other rights to subscribe for, purchase or acquire any Stock.

     "PBGC" means the Pension Benefit Guaranty Corporation.

     "Permitted Liens" shall mean:

          (a) liens securing the Bank Debt;

          (b) liens arising by operation of law for taxes not yet due and payable;

          (c) statutory liens of mechanics, materialmen, shippers and warehousemen for services or materials for which payment is not yet due and which occur in the ordinary course of business;

          (d) liens, charges, encumbrances and priority claims incidental to the conduct of business or the ownership of properties and assets or other liens of like general nature incurred in the ordinary course of business and not in connection with the borrowing of money, provided in each case, the obligation secured is not overdue or, if overdue is being contested in good faith and by appropriate and lawful proceedings promptly initiated and diligently conducted (of which the Seller has given prior written notice to the Purchaser) and for which appropriate reserves (in accordance with GAAP) have been established and so long as levy and execution have been and continue to be stayed;

          (e) liens incurred or pledges or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; and

          (f) liens imposed by law, such as carriers', warehousemen's or mechanics' liens, incurred by it in good faith in the ordinary course of business, and liens arising out of a judgment or award against it with respect to which it will currently be prosecuting an appeal, a stay of execution pending such appeal having been secured.

     "Person" means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, limited liability company, governmental authority or other entity of whatever nature.

     "Preferred Stock" means the shares of Series D Preferred Stock of the Seller issued pursuant to the terms of the Certificate of Designation.

     "Preferred Stock Certificate" means the stock certificate of Seller representing 350,000 shares of Preferred Stock to be issued to Purchaser.

     "Purchased Securities" means the 350,000 shares of Preferred Stock purchased pursuant to the terms of this Agreement.

     "Registration Rights Agreement" means the Registration Rights Agreement to be executed between Seller and Purchaser on or before the Closing in the form of Exhibit D attached hereto.

     "Rentals" shall mean and include all fixed rents (including as such all payments which the lessee is obligated to make to the lessor on termination of the lease or surrender of the property) payable by the Seller or its Subsidiaries, as lessee or sublessee under a lease of real or personal property, but shall be exclusive of any amounts required to be paid by the Seller or its Subsidiaries (whether or not designated as rents or additional rents) on account of maintenance, repairs, insurance, taxes and similar charges.

     "Reportable Event" means any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty (30) day notice period is waived under subsections .13, .14, .16, .18, .19 or .20 of PBGC Reg. Section 2615.

     "Requirements of Law" means, with respect to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of any governmental or political subdivision of any agency, authority, bureau, central bank, commission, department or any court, arbitrator, or grand jury, in each case whether foreign or domestic, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

     "Responsible Officer" means, with respect to any Person, the (i) chief executive officer or the president of such Person, and (ii) with respect to financial matters, the chief financial officer, or any vice president with financial responsibilities of such Person.

     "Stock" shall mean all classes and categories of the capital stock of the Seller or any of its Subsidiaries whether then issued or issuable, including without limitation, the Common Stock.

     "Stock Purchase Rights" shall mean Options and Convertible Securities.

     "Subsidiary" means, with respect to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to any Subsidiary or all Subsidiaries of the Seller, whether now in existence or hereafter organized.

     "Transaction Documents" means this Agreement, the Warrants, the Preferred Stock Certificate, the Certificate of Designation, the Warrant Registration Rights Agreement, the Registration Rights Agreement, the Amended Registration Rights Agreement, and all other documents, instruments, certificates and other agreements in connection with the sale of the Purchased Securities.

     "Underlying Shares" means shares of Common Stock issued or issuable upon exercise of conversion rights relating to the Preferred Stock or exercise of warrants issued upon redemption of Preferred Stock.

     "Uniform Commercial Code" or "UCC" means the Uniform Commercial Code in each case in effect in the jurisdiction where the Collateral is located.

     "Warrant" or "Warrants" means one or more of the Warrants for the purchase of 800,000 shares of Common Stock issued by Seller to the Purchaser on the date hereof, a copy of which is attached hereto as Exhibit E.

     "Warrant Holder" and "Warrant Holders" shall mean the Purchaser and any subsequent holder of the Warrants.

     "Warrant Registration Rights Agreement" means the Registration Rights Agreement executed contemporaneously herewith and attached hereto as Exhibit F.

     SECTION 1.2 Rules of Construction. (a) Use of Capitalized Terms. For purposes of this Agreement, unless the context otherwise requires, the capitalized terms used in this Agreement shall have the meanings herein assigned to them, and such definitions shall be applicable to both singular and plural forms of such terms.

     (b) Construction. All references in this Agreement to the single number and neuter gender shall be deemed to mean and include the plural number and all genders, and vice versa, unless the context shall otherwise require.

     (c) Headings. The underlined headings contained herein are for convenience only and shall not affect the interpretation of this Agreement.

     (d) Entire Agreement. This Agreement and the other Transaction Documents shall constitute the entire agreement of the parties with respect to the subject matter hereof.

     (e) Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     (f) Governing Law. This Agreement and the rights and obligations of the parties under this Agreement shall be governed by, and construed and interpreted in accordance with, the law of the State of Delaware.

                                   ARTICLE 2

                   SALE AND PURCHASE OF PURCHASED SECURITIES

     SECTION 2.1 Sale and Purchase of Purchased Securities. Subject to all of the terms and conditions hereof and in reliance on the representations and warranties set forth or referred to herein, the Seller agrees to issue and sell to the Purchaser, and the Purchaser agrees to purchase, the Purchased Securities from the Seller on the Closing Date.

     SECTION 2.2 Purchase Price. The aggregate purchase price for the Purchased Securities is Thirty-Five Million and 00/100 Dollars ($35,000,000.00) (the "Purchase Price").

     SECTION 2.3 Delivery of Warrants. In consideration for the execution and delivery of this Agreement by Purchaser; contemporaneously with the execution of this Agreement, the Seller shall deliver the Warrants and the Warrant Registration Rights Agreement to Purchaser. If the Seller terminates this Agreement on or before the Closing Date pursuant to Section 9.1(e) or (f) hereof, the Warrants shall become immediately exercisable. Upon Closing (as defined below), the Warrants and the Warrant Registration Rights Agreement will be cancelled.

     SECTION 2.4 Closing. The Closing of the purchase and sale of the Purchased Securities (the "Closing") will take place at the offices of the Seller in Dallas, Texas on the date that all conditions to closing have been met or waived (the "Closing Date") or such other location and date as the parties may mutually agree. At the Closing, the Seller will deliver the Purchased Securities to the Purchaser against payment by the Purchaser of the Purchase Price in immediately available funds. The Purchased Securities will be issued to the Purchaser on the Closing Date and registered in the Purchaser's name on the Seller's records.

     SECTION 2.5 Use of Proceeds. Substantially all proceeds of the sale of the Purchased Securities shall be used by the Seller to pay transaction expenses and for general corporate purposes. Seller shall also use such proceeds to repay Bank Debt to the extent repayment is consistent with banking, regulatory and rating agency considerations of Seller.

                                   ARTICLE 3

                    REPRESENTATIONS AND WARRANTIES OF SELLER

     In order to induce the Purchaser to enter into this Agreement, the Seller hereby represents and warrants to the Purchaser that:

     SECTION 3.1 Corporate Existence. Each of the Seller and its Subsidiaries now in existence is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full power and authority to conduct its respective business as presently conducted. Each of the Seller and its Subsidiaries is duly qualified as a foreign corporation and in good standing in all other jurisdictions in which their respective activities or ownership of property requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect.

     SECTION 3.2 Corporate Power; Authorization. Subject to the approval of the stockholders of Seller of the transactions contemplated by this Agreement, the Seller has the corporate power and authority to make, deliver and perform this Agreement and such other Transaction Documents to which it is a party and has taken, or by the Closing Date will have taken, all necessary corporate action to authorize the issuance of the Purchased Securities on the terms and conditions of this Agreement and to authorize the execution, delivery and performance of this Agreement and such other Transaction Documents to which it is a party. No consent or authorization of, or filing with, any Person (including, without limitation, any governmental authority or agency having jurisdiction over the Seller or its Subsidiaries), is required to be made or obtained by Seller in connection with the issuance of the Purchased Securities or the execution, delivery and performance by the Seller, and the validity or enforceability (with respect to the Seller) of this Agreement, or such other Transaction Documents to which Seller is a party, except for consents and filings referred to or disclosed on Schedule 3.2.

     SECTION 3.3 Enforceable Obligations. This Agreement, the Warrant and the other Transaction Documents have been, or on or prior to the Closing Date will be, duly executed and delivered on behalf of the Seller, and constitute, or will constitute, the legal, valid and binding obligation of the Seller, enforceable against it in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

     SECTION 3.4 No Legal Bar. Except as set forth on Schedule 3.2, the execution, delivery and performance of this Agreement, the Warrant and the other Transaction Documents and the consummation of the transactions contemplated thereby, will not violate any Requirements of Law or any Contractual Obligation of the Seller or its Subsidiaries.

     SECTION 3.5 Absence of Conflicts. Except as set forth on Schedule 3.2, neither the execution and delivery of this Agreement, the Warrant or the other Transaction Documents, the consummation of the transactions contemplated by such documents nor the performance of or compliance with the terms and conditions of such documents will (i) result in a breach of or a default under any agreement or instrument to which the Seller or any Subsidiary of the Seller is a party or by which their properties may be subject or bound, or (ii) except as contemplated by such documents, result in the creation or imposition of any Lien upon any property of the Seller or any Subsidiary of the Seller.

     SECTION 3.6 Litigation. Except as set forth on Schedule 3.6, to the knowledge of the Seller, no litigation, investigation or proceeding of or before any arbitrator or governmental authority is pending or threatened by or against the Seller or against any Subsidiary of the Seller or any of their properties or revenues, existing or future which could have a Material Adverse Effect.

     SECTION 3.7 Financial Condition. The Financial Statements delivered to Purchaser fairly present the assets, liabilities and financial condition of the Seller and its Subsidiaries, as of the dates thereof and in accordance with GAAP (except that any unaudited Financial Statements may not contain any or all of the footnotes required by GAAP and are subject to usual year-end audit adjustments not materially affecting the results of operations). The Financial Statements of Seller and its Subsidiaries contain no omissions or misstatements which are or may be material to the Seller and its Subsidiaries, treated as one entity. There has been no material adverse change in the assets, liabilities, business or financial condition of the Seller and its Subsidiaries, treated as one entity, since the date of such Financial Statements. Except for trade payables arising in the ordinary course of business since the dates reflected in such Financial Statements, the Seller and its Subsidiaries have no Indebtedness and no Guarantee Obligations other than as reflected in such Financial Statements. The Financial Statements of Seller and its Subsidiaries, including the related schedules and notes thereto, have been prepared in accordance with GAAP consistently applied throughout the periods involved (except that any unaudited Financial Statements may not contain any or all of the footnotes required by GAAP and are subject to year end audit adjustments).

     SECTION 3.8 No Change. Except as set forth on Schedule 3.8, since September 30, 1996 through the date of this Agreement, to the knowledge of the Seller, there has been no development or event, which has had or could reasonably be expected to have a Material Adverse Effect, and no dividends or other distributions have been declared, paid or made upon any shares of the Stock of the Seller or its Subsidiaries, nor has any of such Stock been redeemed, retired, purchased or otherwise acquired for value by the Seller or its Subsidiaries.

     SECTION 3.9 No Default. Neither the Seller nor any Subsidiary of the Seller is in default under or with respect to any of its Contractual Obligations in any respect which could reasonably be expected to have a Material Adverse Effect.

     SECTION 3.10 Compliance with Laws. Except for any violation which, individually or in the aggregate, would not have a Material Adverse Effect, Seller and its Subsidiaries are in compliance with all Requirements of Law.

     SECTION 3.11 Taxes. The Seller has filed or caused to be filed all tax returns which are required to be filed by it or any of its Subsidiaries and all taxes shown to be due and payable on said returns or on any assessments made against it, any Subsidiary or any of their property, and all other taxes, fees or other charges imposed on Seller, any Subsidiary of Seller or any of their property by any governmental authority that are due and payable, have been paid (other than any taxes, fees or other charges the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which adequate reserves in conformity with GAAP have been provided on the books of the Seller or such Subsidiary); to the knowledge of Seller, no tax Lien has been filed and no claim is being asserted, with respect to any such tax, fee or other charge.

     SECTION 3.12 ERISA. Seller and its ERISA Affiliates are in compliance, in all material respects, with any applicable provisions of ERISA and the regulations thereunder and the Code, with respect to all Employee Benefit Plans.

     SECTION 3.13 Environmental Matters. Except for any violation which, individually or in the aggregate, would not have a Material Adverse Effect, neither the Seller nor any of its Subsidiaries is in violation of any Environmental Law.

     SECTION 3.14 Investment Company Act. Neither the Seller nor any of its Subsidiaries is an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

     SECTION 3.15 Capitalization of Seller. Schedule 3.15 hereto states the authorized capitalization of the Seller and the number of shares of each class of Stock of the Seller issued and outstanding thereof. All such issued and outstanding shares have been duly authorized and validly issued, are fully paid and nonassessable and free of any claims of preemptive rights. Other than as created pursuant to this Agreement and stock option plans adopted prior to the date hereof by Seller, there are no outstanding Stock Purchase Rights issued by the Seller.

     SECTION 3.16 Capitalization of Subsidiaries. Schedule 3.16 attached hereto contains a list of the Subsidiaries of the Seller, the jurisdictions of incorporation applicable thereto and the percentage of the voting common stock or other issued capital stock thereof owned by the Seller or its Subsidiaries. There are no Stock Purchase Rights issued by any Subsidiary of the Seller. The Seller or its Subsidiaries, as the case may be, have good and valid title to all shares they purport to own of the capital stock of each such Subsidiary, free and clear in each case of any Lien, except liens securing the Bank Debt. All Stock of each Subsidiary has been duly issued and is fully paid and non-assessable.

     SECTION 3.17 Title to Assets; Leases. The Seller and its Subsidiaries will own all of the assets reflected in the Financial Statements as of the Closing Date, subject to no Liens other than Permitted Liens except for assets sold prior thereto in the ordinary course of business. Each of the Seller and its Subsidiaries enjoys peaceful and undisturbed possession, and is in compliance with the terms of all leases of real property on which facilities operated by them are situated and of all leases of personal property, except where failure to enjoy such possession or such noncompliance would not have a Material Adverse Effect.

     SECTION 3.18 Disclosure. No representation or warranty made by the Seller in this Agreement or in any other document furnished in connection herewith contains any misrepresentation of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading.

     SECTION 3.19 Undisclosed Liabilities. Neither the Seller nor any Subsidiary of Seller has any material obligation or liability (whether accrued, absolute, contingent, unliquidated, or otherwise, whether due or to become due) arising out of transactions entered into at or prior to the Closing Date, or any action or inaction at or prior to the Closing Date, except liabilities reflected on the Financial Statements or notes thereto; liabilities incurred in the ordinary course of business (none of which are liabilities for breach of contract, breach of warranty, torts, infringements, claims or lawsuits); liabilities or obligations disclosed in the schedules hereto; and liabilities or obligations incurred pursuant to the Transaction Documents.

     SECTION 3.20 Compliance with Federal Reserve Regulations. None of the transactions contemplated in the Agreement will violate or result in a violation of Section 7 of the Securities Exchange Act of 1934, as amended, or any regulation issued pursuant thereto, including, without limitation, Regulations G, T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II.

     SECTION 3.21 Survival of Representations and Warranties. The foregoing representations and warranties are made by the Seller with the knowledge and intention that the Purchaser will rely thereon and shall survive the execution and delivery of this Agreement until the Closing Date.

                                   ARTICLE 4

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

     SECTION 4.1 Representations and Warranties of Purchaser. In order to induce the Seller to enter into this Agreement, the Purchaser hereby represents and warrants to the Seller as set forth in this Section 4.1.

          (a) Corporate Existence. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation.

          (b) Corporate Power; Authorization.

             (i) Authorization and Compliance With Law. The Purchaser has the corporate power and authority to make, deliver and perform this Agreement and the other Transaction Documents to which it is a party. The execution, delivery and performance of this Agreement by the Purchaser and such other Transaction Documents to which it is a party, and the acquisition of the Warrant and the Purchased Securities pursuant to the terms hereof or thereof, have been duly authorized by all necessary action, corporate and otherwise, on the part of the Purchaser. The execution, delivery and performance of this Agreement by the Purchaser and such other Transaction Documents to which it is a party, the acquisition and ownership of the Warrant or the Purchased Securities issued to the Purchaser and the consummation of the transactions contemplated by the foregoing, do not and will not violate any Requirements of Law applicable to the Purchaser or any Contractual Obligation of the Purchaser.

             (ii) Approvals. No authorization, consent, approval, license or filing with any Person (including, without limitation, any governmental authority or agency having jurisdiction over the Purchaser) is or will be necessary for the valid execution, delivery or performance of this Agreement by the Purchaser and such other Transaction Documents to which it is a party, the acquisition and ownership of the Warrant and/or the Purchased Securities issued to the Purchaser or the consummation of the transactions contemplated by the foregoing, or the validity or enforceability (with respect to the Purchaser) of this Agreement, or such other Transaction Documents to which the Purchaser is a party.

          (c) Enforceable Obligations. This Agreement and the other Transaction Documents to which the Purchaser, is a party have been, or on or prior to the Closing Date will be, duly executed and delivered on behalf of the Purchaser, and constitute or will constitute the legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

          (d) Investment Representations of the Purchaser.

             (i) No Distributive Intent; Restricted Securities. The Purchaser is acquiring the Purchased Securities and Warrants for its own account with no present intention of reselling or otherwise distributing any of the Purchased Securities or the Warrants or participating in a distribution of such Purchased Securities or Warrants in violation of the Securities Act, or any applicable state securities laws. The Purchaser acknowledges that it has been advised and is aware that (A) the Seller is relying upon an exception under the Securities Act predicated upon the Purchaser's representations and warranties contained in this Agreement in connection with the issuance of the Purchased Securities and the Warrants pursuant to this Agreement, (B) the Purchased Securities and the Warrants in the hands of the Purchaser will be "restricted securities" within the meaning of Rule 144 promulgated by the Commission pursuant to the Securities Act and, unless and until registered under the Securities Act, will be subject to limitations on resale (including, among others, limitations on the amount of securities that can be resold and the timing and manner of resale) set forth in Rule 144 or in administrative interpretations of the Securities Act by the Commission or in other rules and regulations promulgated thereunder by the Commission, in effect at the time of the proposed sale or other disposition of the Purchased Securities or the Warrants, and (C) the Purchaser has no registration rights except as provided for in the Registration Rights Agreement, and the Seller has no plans to register any securities except in accordance with those rights.

          (e) Survival of Representations and Warranties. The foregoing representations and warranties are made by the Purchaser with the knowledge and intention that the Seller will rely thereon and shall survive the execution and delivery of this Agreement.

     SECTION 4.2 Commissions. (a) No Commissions of Purchaser. No outside parties have participated with respect to the negotiation of this Agreement and the transactions contemplated hereby on behalf of the Purchaser and the Purchaser shall indemnify and hold the Seller harmless with respect to any claim for any broker's or finder's fees or commissions with respect to the transactions contemplated hereby by anyone found to have been acting on behalf of the Purchaser.

     (b) No Commissions of Seller. Seller shall indemnify and hold the Purchaser harmless with respect to any claim for any broker's or finder's fees or commissions with respect to the transactions contemplated hereby by anyone found to have been acting on behalf of the Seller.

                                   ARTICLE 5

                             AFFIRMATIVE COVENANTS

     SECTION 5.1 Financial Statements. So long as any of the Warrants or Purchased Securities are outstanding, the Seller will comply, and will cause each of its Subsidiaries, where applicable, to comply, with the following provisions:

          (a) Year End Report. If the Seller has no securities registered under
     Section 12 of the Securities Exchange Act of 1934, as amended, as soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Seller, Seller shall deliver to the Purchaser copies of the audited consolidated financial statements of the Seller and its Subsidiaries including the balance sheets as at the end of such year and the related statements of income and retained earnings and of cash flows for such year, in each case containing in comparative form the figures for the previous year. Such financial statements shall be accompanied by an opinion of a firm of independent certified public accountants of nationally recognized standing reasonably acceptable to the Purchaser, stating that such financial statements fairly present the respective financial positions of the Seller and its Subsidiaries, as the case may be, and the results of operations and changes in financial position for the fiscal year then ended in conformity with GAAP.

          (b) Quarterly Reports. If the Seller has no securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, as soon as available, but in any event not later than forty-five (45) days after the end of each fiscal quarter (except the last fiscal quarter) of each fiscal year, the Seller shall deliver to the Purchaser copies of the unaudited consolidated balance sheets of the Seller and its Subsidiaries as at the end of such quarter and the related unaudited statements of income and retained earnings and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer of the Seller as being properly prepared, complete and correct in all material respects (subject to normal year-end audit adjustments).

All of such financial statements shall be complete and correct in all material respects and be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods.

          (c) Commission and Other Reports. Promptly upon becoming available, Seller shall furnish, or if necessary cause its Subsidiaries to furnish, one copy of each financial statement, report, notice or proxy statement required to be sent by the Seller or any of its Subsidiaries to stockholders generally and of each regular or periodic report filed by the Seller or any of its Subsidiaries with any securities exchange or the Commission or any successor agency, and copies of any orders in any proceedings to which the Seller or any of its Subsidiaries is a party, issued by any governmental agency, federal or state, having jurisdiction over the Seller or any of its Subsidiaries, which could have a Material Adverse Effect.

     SECTION 5.2 Conduct of Business and Maintenance of Existence. Prior to the Closing Date, Seller will, and will cause each of its Subsidiaries to, preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business. Seller shall, and shall cause each of its Subsidiaries to, comply with all Contractual Obligations and Requirements of Law, except to the extent the failure to comply therewith could not be reasonably expected to have a Material Adverse Effect.

     SECTION 5.3 Maintenance of Property; Insurance. Prior to the Closing Date, the Seller will maintain, preserve and keep, and will cause its Subsidiaries to maintain, preserve and keep, its properties which are used or useful in the conduct of its business (whether owned in fee or a leasehold interest) in good repair and working order and from time to time make all necessary repairs, replacements, renewals and additions so that at all times the efficiency thereof, in all material respects, shall be maintained. Seller shall maintain, and shall cause each of its Subsidiaries to maintain, with financially sound and reputable insurance companies, insurance on all of their real and personal property in such forms and amounts and against such risks as are usually insured against in the same general area by companies engaged in the same or a similar business; and furnish to the Purchaser, upon written request, full information as to the insurance carried.

     SECTION 5.4 Strategic Alliance. (a) After the Closing, the Purchaser agrees to provide to Seller a facility that will permit Seller to offer workers compensation insurance to its aviation insureds.

     (b) After the Closing, Purchaser and Seller shall negotiate, in good faith, the terms of an underwriting management agreement pursuant to which Seller shall offer to provide underwriting and claims management services to Purchaser for those lines of aviation insurance that Seller currently underwrites, and Purchaser shall offer to provide Seller, where commercially desirable, underwriting capacity of an insurance carrier rated "A" by A.M. Best Company.

     (c) The Purchaser and Seller agree to fulfill their respective obligations under this Section through their appropriate subsidiaries. The Purchaser and Seller agree to negotiate, in good faith, terms of agreements that are mutually agreeable.

     SECTION 5.5 Recapitalization Charge. Seller agrees that it will record a Fifteen Million and 00/100 Dollar ($15,000,000.00) (pre-tax) recapitalization charge in its financial results for the quarter in which this transaction is recorded.

                                   ARTICLE 6

                                OTHER PROVISIONS

     SECTION 6.1 Shareholder Approval. The Seller shall take such action necessary to obtain shareholder approval of the transactions contemplated herein as promptly as practicable after the execution of this Agreement. As soon as practicable following the date hereof, the Purchaser and the Seller shall cooperate to prepare promptly and file with the SEC a Proxy or Information Statement with respect to the transactions contemplated by this Agreement (the "Information Statement"). Promptly after the approval by the staff of the Commission of the Information Statement, the Seller shall mail the Information Statement to all holders of the Seller's Common Stock. The Purchaser and the Seller shall cooperate with each other in the preparation of the Information Statement and shall advise the other in writing if, prior to the vote of the shareholders of the Seller, any such party shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Information Statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law. Notwithstanding the foregoing, each party shall be responsible for the information and disclosures which it makes or incorporates by reference in all regulatory filings and the Information Statement.

     SECTION 6.2 Regulatory Approvals. Seller and Purchaser shall promptly apply for and use their commercially reasonable best efforts to obtain all applicable federal and state regulatory approvals and other approvals required to effectuate the provisions of this Agreement, including all filings under Hart-Scott-Rodino and with the appropriate state insurance commissions.

     SECTION 6.3 Reservation of Shares. The Seller agrees to authorize and reserve for issuance a sufficient number of authorized but unissued shares of Common Stock and Preferred Stock for the purposes of this Agreement and to take such action as may be necessary to ensure that all shares of Common Stock issued upon exercise of the Warrants or upon conversion of the Preferred Stock will be duly and validly authorized and issued, fully paid and nonassessable and that all shares of Preferred Stock issued at the Closing or thereafter issued to Purchaser pursuant to the Certificate of Designation will be duly and validly authorized and issued, fully paid and nonassessable.

     SECTION 6.4 Good Faith by Seller. The Seller will not, by amendment to its certificate of incorporation or through any reorganization, reclassification, or any other means, avoid or seek to avoid the observance or performance of any of the terms of Articles 6 hereof, but will at all times in good faith carry out all such terms and take all such action as may be necessary or appropriate to protect the rights of the Purchaser.

     SECTION 6.5 Board of Directors. Purchaser shall have the rights set forth in this Section until the earlier of (i) the time that Purchaser and its Affiliates no longer own Preferred Stock and Underlying Shares representing in the aggregate the ownership, or right to acquire ownership, of fifty-one percent (51%) of the Underlying Shares or (ii) the seventh anniversary of the Closing Date. Purchaser may nominate for election to Seller's Board of Directors and the Seller shall place on the proxy sent to its shareholders, applicable nominees who represent thirty percent (30%) (rounded up to the next director) of the number of directors serving at any one time, and at least one of the directors representing the Purchaser shall serve on each of the standing committees of the Board of Directors. Notwithstanding the foregoing, the number of directors which the Purchaser shall be entitled to nominate pursuant to this Section 6.5 shall be reduced to the extent and by the number of directors the holders of Preferred Stock are entitled to elect as a class under the terms of the Certificate of Designation. In the event the Purchaser's representatives fail to be elected as directors, Seller agrees that Purchaser shall be entitled to have an equal number of representatives in place of such directors attend each meeting of the Board of Directors. Such representatives shall be entitled to receive all materials and information provided to Seller's Board of Directors and shall receive the same notice as is given to the Seller's Board of Directors.

     SECTION 6.6 Voting Agreement. For so long as Purchaser and its Affiliates shall beneficially own Preferred Stock or Underlying Shares which represent in the aggregate the ownership, or right to acquire ownership, of at least fifty-one percent (51%) of the Underlying Shares, the Purchaser shall and shall cause its Affiliates, to vote all shares of Preferred Stock and Common Stock held by Purchaser or its Affiliates as follows:

          (a) With respect to any matter on which the holders of Common Stock have the right to vote, if Purchaser and its Affiliates hold any combination of Preferred Stock and Common Stock that represents the right to vote more than 20% of the total votes eligible to be voted on such matter, then Purchaser agrees to vote all of its votes in excess of such 20% in proportion to the actual vote of holders of all remaining votes (including the Purchaser's 20% vote);

          (b) The voting agreement contained in this Section will terminate and expire on the date that is three years and one hundred eighty (180) days after the Closing Date.

          (c) Purchaser agrees that all certificates representing shares of Preferred Stock or Underlying Shares shall contain a legend referencing the foregoing restrictions on voting rights for so long as such restrictions are applicable.

     SECTION 6.7 No Solicitation and Other Actions. (a) From and after the date of this Agreement and except as set forth in subsection 6.7(b), the Seller shall not, and the Seller shall direct and use its reasonable best efforts to cause the officers, directors, employees, agents, advisors and other representatives of the Seller not to, directly or indirectly, (i) solicit, initiate, knowingly encourage, or participate in discussions or negotiations regarding, any proposals or offers from any Person (an "Offeror") relating to any Competing Proposal, or (ii) furnish to any other Offeror any non-public information or access to such information with respect to, or otherwise concerning, any Competing Proposal. The Seller shall immediately cease and cause to be terminated any existing discussions or negotiations with any Person conducted heretofore with respect to any proposed Competing Proposal.

     (b) Notwithstanding anything to the contrary contained in this Section 6.7 or in any other provision of this Agreement, until the Shareholders of the Seller have approved the transactions contemplated by this Agreement, the Seller shall not be prohibited by this Agreement from (i) participating in discussions or negotiations with, and, during such period, the Seller may furnish information to, an Offeror that seeks to engage in discussions or negotiations, requests information or makes a proposal to acquire the Seller pursuant to a Competing Proposal, if the Seller's directors determine in good faith that such action is required for the discharge of their fiduciary obligations, after consultation with independent legal and financial advisors, who may be the Seller's regularly engaged legal counsel and financial advisors (a "Director Duty"); (ii) complying with Rule 14d-9 or Rule 14e-2 promulgated under the Securities Exchange Act of 1934 (the "Exchange Act") with regard to a tender or exchange offer; (iii) making any disclosure to the Seller's shareholders in accordance with a Director Duty; (iv) failing to make, modifying or amending its recommendations, consents or approvals referred to herein in accordance with a Director Duty; (v) terminating this Agreement and entering into an agreement providing for a Competing Proposal in accordance with a Director Duty; or (vi) take any other action as may be appropriate in order for the Seller's Board of Directors to act in a manner that is consistent with its fiduciary obligations under applicable law. In the event that the Seller or any of its officers, directors, employees, agents, advisors or other representatives participate in discussions or negotiations with, or furnish information to an Offeror that seeks to engage in such discussions or negotiations, requests information or makes a Competing Proposal, then, subject to any confidentiality requirements of an Offeror (i) the Seller shall immediately disclose to the Purchaser the decision of the Seller's directors; (ii) the identity of the Offeror; and (iii) copies of all information or material not previously furnished to Purchaser which the Seller, or its agents, provides or causes to be provided to such Offeror or any of its officers, directors, employees, agents, advisors or representatives.

                                   ARTICLE 7

                CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATIONS

     SECTION 7.1 Conditions Precedent. The obligation of the Purchaser to purchase the Purchased Securities pursuant to this Agreement on the Closing Date is subject to the satisfaction or waiver in writing of the following conditions precedent (in form, substance and action as is reasonably satisfactory to Purchaser):

          (a) Certified Copies of Charter Documents. The Purchaser shall have received from the Seller and each of its Subsidiaries a copy, certified by a duly authorized officer of the Seller to be true and complete on and as of the Closing Date, of each of the charter or other organization documents and by-laws of the Seller or each Subsidiary each as in effect on such date of certification (together with all, if any, amendments thereto);

          (b) Proof of Appropriate Action. The Purchaser shall have received from the Seller a copy, certified by a duly authorized officer of the Seller to be true and complete on and as of the Closing Date, of the records of all action taken by the board of directors and shareholders of the Seller to authorize the execution and delivery of this Agreement, each of the Transaction Documents and any other agreements entered into on the Closing Date and to which it is a party or is to become a party as contemplated or required by this Agreement, and its performance in all material respects of all of its agreements and obligations under each of such documents;

          (c) Incumbency Certificates. The Purchaser shall have received from the Seller an incumbency certificate, dated the Closing Date, signed by a duly authorized officer of the Seller and giving the name and bearing a specimen signature of each individual who shall be authorized to sign, in the name and on behalf of the Seller this Agreement and each of the other Transaction Documents to which such person is or is to become a party on the Closing Date, and to give notices and to take other action on behalf of the Seller under such documents;

          (d) Representations and Warranties. Each of the representations and warranties made by and on behalf of the Seller and its Subsidiaries to the Purchaser in this Agreement and in the other Transaction Documents shall be true and correct when made and the representations and warranties contained in Sections 3.15 and 3.16 hereof shall be true and correct as of the Closing Date;

          (e) Transaction Documents. Each of the Transaction Documents shall have been duly and properly authorized, executed and delivered to the Purchaser and filed by Seller, if required of Seller to be effective and shall be in full force and effect on and as of the Closing Date;

          (f) Legality of Transactions. No change in applicable law shall have occurred as a consequence of which it shall have become and continue to be unlawful for the Purchaser to perform any of its agreements or obligations under this Agreement, or under any of the other Transaction Documents, or for the Seller or any Subsidiary of the Seller to perform any of its agreements or obligations under this Agreement or under any of the other Transaction Documents;

          (g) Performance, Etc. The Seller shall have duly and properly performed, complied with and observed its respective covenants, agreements and obligations contained in each of the Transaction Documents in all material respects.

          (h) Legal Opinions. The Purchaser shall have received a written legal opinion of counsel to Seller, addressed to the Purchaser, dated the Closing Date, which shall be reasonably acceptable to the Purchaser;

          (i) Consents. The Purchaser and Seller shall have received all consents necessary for the completion of the transactions contemplated by this Agreement and each of the Transaction Documents, including any regulatory approvals and all instruments and documents incidental thereto.

          (j) Amended Registration Rights Agreement. Mason Best Company L.P. and Seller shall have entered into the Amended Registration Rights Agreement.

          (k) Commitment of Mason Best Company L.P. Within five (5) days after the date hereof, the Purchaser shall have received a written commitment from Mason Best Company L.P. substantially in the form of the attached Exhibit "G" that it will vote its shares of Common Stock in favor of (i) the transactions contemplated herein and (ii) the representatives of Purchaser to be elected as directors of the Seller.

          (l) Adjustment to Stock Option Exercise Price. The Seller shall have adjusted the exercise price of existing Stock Options granted to continuing officers and directors of Seller or its Subsidiaries pursuant to its 1991 Nonqualified Stock Option Plan, 1994 Stock Incentive Plan and 1994 Directors Option Plan effective on the Closing Date to the market price on the date of adjustment (the "Reset Options"). The Reset Options shall have a vesting period of three (3) years, with one-third ( 1/3) of the Options vesting on each anniversary of the date of the Reset Options.

                                   ARTICLE 8

                  CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS

     SECTION 8.1 Conditions Precedent. The obligation of the Seller to sell the Purchased Securities pursuant to this Agreement on the Closing Date is subject to the satisfaction or waiver in writing of the following conditions precedent (in form, substance and action as is reasonably satisfactory to the Seller):

          (a) Proof of Appropriate Action. The Seller shall have received from the Purchaser a copy, certified by a duly authorized officer of the Purchaser to be true and complete on and as of the Closing Date, of the records of all action taken by the Board of Directors or Executive Committee of the Purchaser to authorize the execution and delivery of this Agreement and any other agreements entered into on the Closing Date and to which it is a party or is to become a party as contemplated or required by this Agreement, and its performance of all of its agreements and obligations under each of such documents;

          (b) Incumbency Certificates. The Seller shall have received from the Purchaser an incumbency certificate, dated the Closing Date, signed by a duly authorized officer of the Purchaser and giving the name and bearing a specimen signature of each individual who shall be authorized (i) to sign, in the name and on behalf of the Purchaser, this Agreement and each of the other Transaction Documents to which such person is or is to become a party on the Closing Date, and (ii) to give notices and to take other action on behalf of the Purchaser under such documents;

          (c) Representations and Warranties. Each of the representations and warranties made by and on behalf of the Purchaser to the Seller in this Agreement and in the other Transaction Documents shall be true and correct when made;

          (d) Transaction Documents. Each of the Transaction Documents shall have been duly and properly authorized, executed and delivered to the Seller by the respective party or parties thereto and shall be in full force and effect on and as of the Closing Date;

          (e) Legality of Transactions. No changes in applicable law shall have occurred as a consequence of which it shall have become and continue to be unlawful (i) for the Purchaser to perform any of its agreements or obligations under this Agreement, or under any of the other Transaction Documents, or (ii) for the Seller or any Subsidiary of the Seller to perform any of its agreements or obligations under this Agreement or under any of the other Transaction Documents;

          (f) Approvals and Consents. The Seller shall have received all approvals and consents necessary for the completion of the transactions contemplated by the Agreement and each of the Transaction Documents, including Shareholder approval as contemplated by Section 6.1 hereof and regulatory consent as contemplated by Section 6.2 hereof; and

          (g) Performance, Etc. The Purchaser shall have duly and properly performed, complied with and observed its respective covenants, agreements and obligations contained in each of the Transaction Documents.

                                   ARTICLE 9

                            TERMINATION OF AGREEMENT

     SECTION 9.1 Termination. Notwithstanding any other provision of this Agreement, this Agreement may be terminated at any time prior to the Closing
Date:

          (a) by mutual written consent of the Seller and the Purchaser;

          (b) by the Seller or the Purchaser, upon written notice to the other party, if the Closing shall not have occurred on or prior to March 31, 1997 (the "Outside Date"), unless such failure of consummation shall be due to the failure of the party seeking such termination to perform or observe in all material respects the covenants and agreements hereof to be performed or observed by such party;

          (c) by the Seller or the Purchaser, upon written notice to the other party, if a governmental authority of competent jurisdiction shall have issued an injunction, order or decree enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and such injunction, order or decree shall have become final and non-appealable or if a governmental authority has otherwise made a final determination that any required regulatory consent would not be forthcoming; provided, however, that the party seeking to terminate this Agreement pursuant to this clause has used all required efforts to remove such injunction, order or decree;

          (d) by the Seller, if prior to approval by the Shareholders of the Seller of the transactions contemplated by this Agreement, the Board of Directors of the Seller determines in accordance with a Director Duty that such termination is required by reason of a Competing Proposal; or

          (e) by the Seller or the Purchaser, if prior to approval by the Shareholders of the Seller of the transactions contemplated by this Agreement, the Board of Directors of the Seller shall have withdrawn or modified in a manner materially adverse to the Purchaser its approval of the adoption of this Agreement, because the Board of Directors has determined to recommend to the Seller's shareholders or approve a Competing Proposal, in accordance with a Director Duty; provided, however, that any communication that advises that Seller has received a Competing Offer or is engaging in any activity permitted under Section 6.7(b) with respect to a Competing Offer shall in no event be deemed a withdrawal or modification adverse to the Purchaser of its approval of this Agreement.

     SECTION 9.2 Effect of Termination. In the event that this Agreement is terminated pursuant to clause 9.1(d) or 9.1(e) hereof, the Warrants issued to the Purchaser pursuant to Section 2.3 hereof shall become immediately exercisable and the Purchaser shall have all of the benefits of the Warrant Registration Rights Agreement and Purchaser shall have no further rights hereunder. In the event that this Agreement is terminated pursuant to any other clause of Section 9.1, the Warrants shall be cancelled and neither party shall have any further rights or obligations under this Agreement, the Warrant Registration Rights Agreement or the Warrant Subscription Agreement.

     SECTION 9.3 Default under the Agreement. If either party shall default in the performance of its obligations hereunder, the non-defaulting party shall retain all rights and remedies, whether arising in equity or at law, including actions for specific performance and damages, as a result of the default by the other party under this Agreement.

                                   ARTICLE 10

                                 MISCELLANEOUS

     SECTION 10.1 Amendments and Waivers. The Seller and the Purchaser may amend this Agreement or the other Transaction Documents to which they are parties, and the Purchaser may waive future compliance by the Seller with any provision of this Agreement or such other Transaction Documents, but no such amendment or waiver shall be effective unless in a written instrument executed by an authorized officer of the Purchaser and Seller.

     SECTION 10.2 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Purchaser or Seller, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The Purchaser or Seller, as the case may be, shall not be deemed to have waived any of its' rights hereunder or under any other agreement, instrument or paper signed by it unless such waiver shall be in writing and signed by the Purchaser or Seller, as the case may be. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law, and are supplemental and in addition to such rights, remedies, powers and privileges provided in Transaction Documents.

     SECTION 10.3 Notices. All notices, consents, requests and demands to or upon the respective parties hereto shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or when deposited in the mail, postage prepaid, or, in the case of telex, telegraphic or telecopy notice, when sent, addressed as follows:

        If to the Purchaser:

           American Financial Group, Inc.
           One East Fourth Street, Suite 919
           Cincinnati, Ohio 45202
           Attention: Samuel J. Simon
           Telephone: (513) 579-2542
           Telecopy: (513) 579-2113

        With a copy to:

           Keating, Muething & Klekamp, P.L.L.
           1800 Provident Tower
           Cincinnati, Ohio 45202
           Attention: Paul V. Muething
           Telephone: (513) 579-6517
           Telecopy: (513) 579-6957

        If to the Seller:

           American Eagle Group, Inc.
           12801 North Central Expressway, Suite 800
           Dallas, Texas 75243
           Attention: Chairman of the Board
           Telephone: (972) 448-1460
           Telecopy: (972) 448-1401

        With a copy to:

           Frederick G. Anderson
           Senior Vice President and General Counsel
           American Eagle Group, Inc.
           12801 North Central Expressway, Suite 800
           Dallas, Texas 75243
           Telephone: (972) 448-1431
           Telecopy: (972) 448-1401

     Notices of changes of address shall be given in the same manner.

     SECTION 10.4 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Seller, the Purchaser and their respective successors and permitted assigns. For so long as Purchaser has any rights or obligations specified in Sections 6.5 and 6.6 hereof, the Purchaser and any of its Affiliates may assign or transfer to any Person (including a group as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), the shares of Preferred Stock or Underlying Shares, representing in the aggregate ownership, or the right to acquire ownership, of at least fifty-one percent (51%) of the Underlying Shares and all of their rights under Section 6.5 above, only if such Person assumes all of the obligations under Section 6.6 above.

     SECTION 10.5 Enforcement Costs. All reasonable costs and expenses incurred by a party to enforce the terms of this Agreement and performance by the other party of its obligations hereunder including, without limitation, stationery and postage, telephone and telegraph, secretarial and clerical expenses, the fees or salaries of any collection agents utilized, and all attorneys' fees and legal expenses incurred in connection herewith whether through judicial proceedings or otherwise, or in enforcing or protecting its rights and interests under this Agreement or under any other instrument or document delivered pursuant hereto, or in protecting the rights of any holder or holders with respect thereto, or in defending or prosecuting any actions or proceedings arising out of or relating to the transactions contemplated hereby, shall be paid by the party which does not prevail in such action or proceeding, upon demand.

     SECTION 10.6 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

     SECTION 10.7 Term. This Agreement shall terminate upon the latest of (i) the redemption of all shares of the Preferred Stock, or (ii) seven (7) years from the Date of Issuance.

     SECTION 10.8 Consent to Jurisdiction. The Seller hereby absolutely and irrevocably consents and submits to the jurisdiction of the courts of the State of Ohio and of any federal court located in the said state in connection with any actions or proceedings brought against the Seller by the Purchaser arising out of or relating to this Agreement or any other Transaction Documents. The Seller hereby waives and shall not assert in any such action or proceeding, in each case, to the fullest extent permitted by applicable law, any claim that (a) the Seller is not personally subject to the jurisdiction of any such court, (b) the Seller is immune from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to it or its property, (c) any such suit, action or proceeding is brought in an inconvenient forum, (d) the venue of any such suit, action or proceeding is improper, or (e) this Agreement or any Transaction Documents may not be enforced in or by any such court. In any such action or proceeding, the Seller hereby absolutely and irrevocably waives personal service of any summons, complaint, declaration or other process and hereby absolutely and irrevocably agrees that the service thereof may be made by certified, registered first-class mail directed to the Seller. Anything hereinbefore to the contrary notwithstanding, the Purchaser hereof may sue the Seller in the courts of any other country, state of the United States or place where the Seller or any of the property or assets may be found or in any other appropriate jurisdictions.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement by their duly authorized officers as of the date first above written.

                                            SELLER:

                                            AMERICAN EAGLE GROUP, INC.

                                            By:

                                            ------------------------------------
                                            Its:

                                            ------------------------------------

                                            PURCHASER:

                                            AMERICAN FINANCIAL GROUP, INC.

                                            By:

                                            ------------------------------------
                                            Its:

                                            ------------------------------------

                                                                    APPENDIX III

                           CERTIFICATE OF DESIGNATION
                                       OF
                            SERIES D PREFERRED STOCK

     AMERICAN EAGLE GROUP, INC., a corporation duly organized and existing under the laws of the State of Delaware (the "Company"), DOES HEREBY CERTIFY:

     That pursuant to authority conferred upon the Board of Directors of the Company by the Certificate of Incorporation, as amended, of the Company (the "Certificate of Incorporation") and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Company duly adopted the following resolutions at a meeting held on November 4, 1996.

     "RESOLVED: That pursuant to the authority vested in the Board of Directors of the Company pursuant to the Certificate of Incorporation of the Company, the Board of Directors of the Company hereby creates the Series D Preferred Stock of the Company from the authorized but unissued preferred stock, $.01 par value, of the Company and fixes the number of shares, designation, powers, preferences and relative rights of such Series D Cumulative Preferred Stock as follows:

     1. DESIGNATION AND NUMBER. The distinctive designation of the series shall be the Series D Preferred Stock (the "Series D Preferred Stock"); the number of shares of the Series D Preferred Stock which the Company is authorized to issue shall be 546,200.

     2. DEFINITIONS. For purposes of this resolution, the following terms shall have the meanings indicated.

     (a) As used herein:

          (i) The term "Commission" means the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

          (ii) The term "Common Stock" means the $0.01 par value voting Common Stock of the Company.

          (iii) The term "Current Market Price" per share of Common Stock on any date shall be deemed to be the average of the daily closing prices for 30 consecutive business days commencing 45 business days before the day in question. The closing price for each day shall be the last reported sale price regular way or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way for such day, in each case on the New York Stock Exchange or, if the Common Stock is not listed or admitted to trading on the New York Stock Exchange, on the principal national securities exchange on which the shares of Common Stock are listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange the average of the closing bid and asked prices of the Common Stock in the over-the-counter market as reported by the National Association of Securities Dealers Automated Quotations National Market System (or any comparable system) or, if the Common Stock is not quoted on such National Market System (or any comparable system), the average of the closing bid and asked prices in the over-the-counter market as furnished by any New York Stock Exchange member firm selected from time to time by the Board of Directors for that purpose or, in the absence of such quotations, such other method of determining market value as the Board of Directors shall in good faith from time to time reasonably deem to be fair. In the absence of one or more such quotations, the Company shall determine the current market price on the basis of such quotations as it considers appropriate.

          (iv) The term "Date of Issuance" means the date on which the Company initially issues any shares, regardless of the number of times transfer of such share is made on the stock records maintained by or for the Company and regardless of the number of certificates which may be issued to evidence such share.

          (v) The term "Event of Default" with respect to the Preferred Stock shall mean a continuing default in the payment of any dividend under
     Section 3 hereof for at least two consecutive quarters or any mandatory redemption payment under Section 7(b) hereof.

          (vi) The term "Junior Stock" means the Common Stock and all other shares of capital stock of the Company that are junior to the Series D Preferred Stock with respect to the payment of dividends and payments or distributions upon Liquidation.

          (vii) The term "Liquidation" means the voluntary or involuntary liquidation, distribution of assets (other than payment of dividends), dissolution or winding-up of the Company.

          (viii) The term "outstanding", when used with reference to shares of stock, means issued shares, excluding shares held by the Company or a subsidiary.

          (ix) The term "Person" means any corporation, partnership, trust, organization, association or other entity or individual.

          (x) The term "Registration Rights Agreement" shall mean that certain Registration Rights Agreement between the Company and American Financial Group, Inc. in the form attached as Exhibit D to that certain Securities Purchase Agreement between the Company and American Financial Group, Inc. dated November 5, 1996.

          (xi) The term "Securities Act" means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the Commission thereunder.

          (xii) The term "Senior Stock" means the Series B Cumulative Preferred Stock and all other shares of capital stock that are senior to the Series D Preferred Stock with respect to the payment of dividends and payments and distributions upon Liquidation.

          (xiii) The term "Series D Preferred Stock" means the series of the preferred stock, $0.01 par value, of the Company as defined by the terms and provisions hereof and designated the Series D Preferred Stock.

          (xiv) The term "Transfer" means any transfer or disposition of shares of Series D Preferred Stock, or any interest thereon.

          (xv) The term "Warrant Subscription Agreement" means that certain Warrant Subscription Agreement between the Company and American Financial Group, Inc. in the form attached hereto as Annex A.

          (b) All accounting terms used herein and not expressly defined herein shall have the meanings given to them in accordance with generally accepted accounting principles as of the Date of Issuance.

     3. DIVIDENDS. (a) Subject to the rights of the holders of Senior Stock, the holders of each share of Series D Preferred Stock shall be entitled to receive, when and as declared by the Company's Board of Directors and to the extent permitted under the laws of the State of Delaware, cumulative preferential cash dividends at an annual rate of $9.00 per share, of which cash dividends of $2.25 per share will be payable on the first business day of each January, April, July and October beginning April 1, 1997; provided, however, in the event that the Date of Issuance is not the first business day of either January, April, July or October, the initial dividend payment shall be prorated based upon the actual number of days elapsed since the Date of Issuance. The holders of record of the Series D Preferred Stock entitled to receive a particular dividend payment shall be determined on the date 15 days prior to the date scheduled for such payment.

     (b) For a term of five years beginning on the first Date of Issuance for any shares of Series D Preferred Stock, at the option of the Company, dividends on outstanding shares of Series D Preferred Stock may be paid in shares of Series D Preferred Stock having a liquidation preference approximately equal to the amount of the dividend payable. No fractional shares of Series D Preferred Stock will be issued. In the event that the Company elects to pay dividends by issuing shares of Series D Preferred Stock, the Company may maintain an accounting of the fractional shares that would have been issued to each holder and at any time such fractions

                                      III-2
equal or exceed one share, such shares shall be issued with fractions remaining in closed accounts paid in cash in lieu of fractional shares. In the alternative, the Company may pay cash in lieu of fractional shares. Cash payments in lieu of fractions will be based on the liquidation value of $100.00 per share.

     (c) The Company shall not declare or pay or set apart for payment any dividend (other than dividends payable in shares of Junior Stock) for any period upon any Junior Stock or any stock of the Company ranking on a parity with the Series D Preferred Stock as to dividends, nor shall the Company redeem or purchase any such shares or pay any money to a sinking fund for the redemption or repurchase of any such shares unless all dividends on the Series D Preferred Stock, including all accrued and unpaid dividends, have been paid in full. Notwithstanding this Paragraph 3(c), the Company may pay dividends on the shares of the Series D Preferred Stock and shares of stock of the Company ranking on a parity therewith as to dividends ratably in proportion to the sums which would be payable on such shares if all dividends, including accumulations, if any, were declared and paid in full.

     (d) Cash dividends upon shares of the Series D Preferred Stock shall be payable by check or wire transfer, at the option of the Company, and shares of Series D Preferred Stock issued in lieu of cash dividends shall be issued to the registered holders of Series D Preferred Stock at the address set forth in the books and records of the Company or any transfer agent and/or registrar appointed for the Series D Preferred Stock and shall commence to accrue and be cumulative from their respective Dates of Issuance. Accumulations of dividends on any shares of the Series D Preferred Stock shall bear interest at 9% per annum, compounded quarterly.

     4. LIQUIDATION. Subject to the rights of holders of Senior Stock, in the event of any Liquidation, before any payment or distribution of the assets of the Company (whether capital or surplus), or the proceeds thereof, shall be made or set apart for the holders of shares of Junior Stock, holders of shares of Series D Preferred Stock shall be entitled to receive payment of $100.00 per share of Series D Preferred Stock held by them plus all accrued and unpaid dividends thereon to the date of such payment. If the assets of the Company shall be insufficient to pay in full such preferential amounts to the holders of Series D Preferred Stock and the holders of any other shares of capital stock of the Company ranking on a parity with holders of Series D Preferred Stock as to payments or distributions upon Liquidation, then such assets shall be distributed among such holders of Series D Preferred Stock and such other stock ratably in accordance with the respective amounts which would be payable on such shares of Series D Preferred Stock and such other stock if all amounts payable thereon were paid in full.

     5. VOTING RIGHTS. The holders of shares of Series D Preferred Stock shall be entitled to the voting rights as set forth below for the first seven years following the first Date of Issuance of any shares of Series D Preferred Stock. After the seventh anniversary of the Date of Issuance, the holders of shares of Series D Preferred Stock will have no voting rights, except as set forth in subsections (c) and (d) below or as otherwise provided by law.

          (a) With regard to any matter to be submitted to a vote of the holders of the Common Stock of the Company either to be voted upon at a meeting called for the purpose of considering such matter or submitted to holders for purposes of obtaining their written consent, the holders of all outstanding shares of Series D Preferred Stock shall (except as set forth in subsection (b) below) be entitled to collectively exercise voting rights which, in the aggregate, afford to such holders the right to cast votes equal to 20% of the votes eligible to be cast with respect to any such vote. In order to determine the number of votes which the holder of any share of Series D Preferred Stock may cast in any such vote, the total number of votes attributable to the Common Stock and any other class or series of capital stock entitled to vote shall be divided by .80, and the difference between such quotient and the total number of votes attributable to the Common Stock and any other class or series of capital stock entitled to vote with the Common Stock shall be the aggregate number of votes (the "Total Series D Votes") which the holders of all outstanding shares of Series D Preferred Stock shall be entitled to cast. The holder of each share of Series D Preferred Stock shall be entitled to cast the number (or a fraction thereof) of votes equal to the Total Series D Votes divided by the number of shares of Series D Preferred Stock outstanding on the record date established with respect to such vote.

                                      III-3

          (b) Not withstanding the terms of paragraph (a) above, in the event that the aggregate number of shares of Common Stock into which the outstanding shares of Series D Preferred Stock is convertible represents less than 20% of the aggregate number of all shares of Common Stock outstanding, then each holder of a share of Series D Preferred Stock shall be entitled to cast the number of votes equal to the number of shares of Common Stock into which the Series D Preferred Stock is then convertible, with respect to any such matter.

          (c) Notwithstanding the other terms of this Section 5, upon the occurrence and continuation of an Event of Default, each share of Series D Preferred Stock shall be entitled to cast the number of votes equal to the number of shares of Common Stock into which the Series D Preferred Stock is then convertible, on any matter submitted for the consideration of the holders of the Common Stock of the Company. In addition, the holders of the Series D Preferred Stock voting as a separate class shall be entitled at the next annual meeting of shareholders or the next special meeting of shareholders, to elect such number of directors which is a majority (rounded up) of the directors to be elected. Any director who shall have been elected by the holders of the Series D Preferred Stock as a class pursuant to this Section 5(c) shall hold office for a term expiring on the earlier of the termination of the Event of Default and the next annual meeting of shareholders and during such term may be removed for cause at any time, but may be removed without cause only by the affirmative votes of holders of record of a majority of the then outstanding shares of Series D Preferred Stock given at a special meeting of such shareholders called for such purpose.

          (d) So long as any shares of Series D Preferred Stock are outstanding, the Company shall not, in any manner, whether by amendment to its Certificate of Incorporation or By-Laws, by merger (whether or not the Company is the surviving corporation in such merger), by consolidation, or otherwise, without the written consent or the affirmative vote at a meeting called for that purpose of the holders of at least a majority of the votes of the shares of Series D Preferred Stock then outstanding, voting separately as a class, (i) amend, alter or repeal any of the provisions of any resolution or resolutions establishing the Series D Preferred Stock so as to affect adversely the powers, preferences or special rights of such Series D Preferred Stock, or (ii) authorize the issuance of, or authorize any obligation or security convertible into or evidencing the right to purchase shares of, any additional class or series of stock ranking prior to the Series D Preferred Stock in the payment of dividends or the preferential distribution of assets.

          Nothing in this Subsection (d) shall be deemed to require any vote or consent of the holders of shares of Series D Preferred Stock in connection with the authorization or issuance of any series of Preferred Stock ranking on a parity with or junior to the Series D Preferred Stock as to dividends and/or distribution of assets.

     6. CONVERSION RIGHTS. (a) Shares of Series D Preferred Stock may be converted at the option of the holder thereof at any time prior to the close of business on the business day next preceding the date fixed for redemption of such shares pursuant to Section 7 hereof, into fully paid and nonassessable shares of Common Stock of the Corporation at the rate of 19.0476 shares of Common Stock of the Company as now constituted for each share of Series D Preferred Stock surrendered for conversion. The conversion rate expressed may also be expressed as a conversion price of $5.25 (the "Conversion Price") taking each share of Series D Preferred Stock at a value of $100.00. The Conversion Price shall be subject to adjustment from time to time as follows:

          (i) In case the Company shall declare a dividend or other distribution on shares of Common Stock which is payable in Common Stock, then the Conversion Price in effect immediately prior to the declaration of such dividend or distribution shall be reduced to the quotient obtained by dividing (a) the product of (x) the number of shares of Common Stock outstanding immediately prior to such declaration, multiplied by (y) the then effective Conversion Price, by (b) the total number of shares of Common Stock outstanding immediately after such dividend or other distribution is paid. The registered holder of each share of Series D Preferred Stock shall thereafter be entitled to purchase, at the Conversion Price resulting from such adjustment, the number of shares of Common Stock obtained by

                                      III-4
     multiplying the Conversion Price in effect immediately prior to such adjustment by the number of shares of Common Stock issuable pursuant hereto immediately prior to such adjustment and dividing the product thereof by the Conversion Price resulting from such adjustment.

          (ii) In case outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day immediately prior to the day upon which such subdivision becomes effective shall be proportionately reduced and the number of shares of Common Stock issuable pursuant hereto immediately prior to such subdivision shall be proportionately increased, and, conversely, in case outstanding shares of Common Stock shall be combined into a smaller number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day immediately prior to the day upon which such combination becomes effective shall be proportionately increased and the number of shares of Common Stock issuable pursuant hereto immediately prior to such combination shall be proportionately reduced, such reduction or increase, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

          (iii) The reclassification of Common Stock into securities other than Common Stock (other than any reclassification upon a consolidation or merger to which Section 6(h) below applies) shall be deemed to involve (x) a distribution of securities other than Common Stock to all holders of Common Stock (and the effective date of such reclassification shall be deemed to be the Record Date within the meaning of Subparagraph 6(a)(iv) below), and (y) a subdivision or combination, as the case may be, of the number of shares of Common Stock outstanding immediately prior to such reclassification into the number of shares of Common Stock outstanding immediately thereafter (and the effective date of such reclassification shall be deemed to be "the day upon which such subdivision becomes effective" and "the day upon which such combination becomes effective" as the case may be, within the meaning of Subparagraph 6(a)(ii) above.)

          (iv) In case the Company shall issue rights, options, or warrants or shall issue securities convertible or exchangeable for shares of Common Stock ("Convertible Securities") to all holders of its outstanding Common Stock, without any charge to such holders, entitling them (for a period within forty five (45) days after the record date mentioned below) to subscribe for or purchase shares of Common Stock at a price per share which is lower at the record date fixed for the determination of stockholders entitled to receive such rights, options, warrants or Convertible Securities (other than pursuant to a dividend reinvestment plan or pursuant to any employee or director benefit or stock option plan) (the "Record Date") than the then Current Market Price per share of Common Stock, the number of shares of Common Stock issuable pursuant hereto shall be determined by multiplying the number of shares of Common Stock issuable pursuant hereto upon Conversion of each share of Series D Preferred Stock by a fraction, of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the Record Date of such rights, options, warrants or Convertible Securities plus the number of additional shares of Common Stock offered for subscription or purchase, and of which the denominator shall be the number of shares of Common Stock outstanding at the close of business on the Record Date of such rights, options, warrants or Convertible Securities plus the number of shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so offered would purchase at the then Current Market Price per share of Common Stock. Such adjustment shall be made whenever such rights, options, warrants or Convertible Securities are issued, and shall become effective immediately after the opening of business on the day following the Record Date for the determination of stockholders entitled to receive such rights, options, warrants or Convertible Securities. Upon the foregoing adjustment having been made, the Conversion Price then in effect shall be adjusted by multiplying such Conversion Price in effect immediately prior to such adjustment by a fraction, of which the numerator shall be the number of shares of Common Stock issuable pursuant hereto immediately prior to such adjustment, and of which the denominator shall be the number of shares of Common Stock issuable pursuant hereto immediately thereafter. For the purpose of this subparagraph 6(a)(iv), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Company or issuable pursuant to warrants held in or issued to treasury but

                                      III-5
     shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock.

          (v) In case the Company shall distribute to all holders of its shares of Common Stock evidences of its indebtedness or assets (excluding cash dividends or distributions payable out of consolidated earnings or earned surplus and the extraordinary events referred to in subparagraphs 6(a)(i) through 6(a)(iii) above) or rights, options or warrants, or convertible or exchangeable securities containing the right to subscribe for or purchase evidences of such indebtedness or assets, then in each case the Conversion Price shall be reduced by multiplying the Conversion Price in effect immediately prior to the close of business on the date fixed for the determination of stockholders entitled to receive such a distribution by a fraction, of which the numerator shall be the then Current Market Price per share of Common Stock on the date of such distribution, less the then fair value (as determined in good faith by the Board of Directors of the Company, whose determination shall in the absence of manifest error be conclusive) of the portion of the assets or evidences of indebtedness so distributed and of which the denominator shall be the then Current Market Price per share of Common Stock. Such adjustment shall be made whenever any such distribution is made, and shall become effective immediately prior to the opening of business on the day following the record date for the determination of stockholders entitled to receive such distribution.

          In the event of a distribution by the Company to all holders of its shares of Common Stock of capital stock of a subsidiary or rights, options, warrants or Convertible Securities for such stock, then in lieu of an adjustment in the Conversion Price, the holder of each share of Series D Preferred Stock, upon the conversion thereof at any time after such distribution shall be entitled to receive the stock or other securities to which such holder would have been entitled if such holder had converted the shares of Series D Preferred Stock into Common Stock immediately prior to such distribution.

          (vi) In case the Company shall issue or sell Convertible Securities (excluding issuances or sales referred to in subparagraph 6(a)(iv) above), there shall be determined the price per share for which shares of Common Stock are issuable upon the conversion or exchange thereof, such determination to be made by dividing (a) the total amount received or receivable by the Company as consideration for the issue or sale of such Convertible Securities, plus the average of the maximum and minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange of all such Convertible Securities by (b) the maximum number of shares of Common Stock of the Company issuable upon conversion or exchange of all of such Convertible Securities; and such issue or sale shall be deemed to be an issue or sale for cash (as of the date of issue or sale of such Convertible Securities) of such maximum number of shares of Common Stock at the price per share so determined.

          If such Convertible Securities shall by their terms provide for an increase or increases, with the passage of time, in the amount of additional consideration, if any, payable to the Company, or in the rate of exchange, upon the conversion or exchange thereof, the adjusted Conversion Price shall, forthwith upon any such increase becoming effective, be readjusted (but to no greater extent than originally adjusted) to reflect the same.

          (vii) In case the Company shall grant any rights, warrants or options to subscribe for, purchase or otherwise acquire shares of Common Stock (excluding grants pursuant to employee or director stock option or benefit plans), there shall be determined the minimum price per share for which a share of Common Stock is issuable upon the exercise of all such rights, warrants or options, such determination to be made by dividing (a) the total amount, if any, received or receivable by the Company as consideration for the granting of such rights, warrants or options, plus the average of the maximum and minimum aggregate amount of additional consideration payable to the Company upon the exercise of such rights, warrants or options by (b) the maximum number of shares of Common Stock of the Company issuable upon the exercise of all such rights, warrants or options, and the granting of all such rights, warrants or options shall be deemed to be an issue or sale for cash (as of the date of the granting of such rights, warrants or options) of such maximum number of shares of Common Stock at the price per share so determined.

                                      III-6

          If such rights, warrants or options shall by their terms provide for an increase or increases, with the passage of time, in the amount of additional consideration payable to the Company upon the exercise thereof, the adjusted Conversion Price shall, forthwith upon any such increase becoming effective, be readjusted (but to no greater extent than originally adjusted) to reflect the same.

          (viii) In case the Company shall grant any rights, warrants or options to subscribe for, purchase or otherwise acquire Convertible Securities, such Convertible Securities shall be deemed, for the purposes of subparagraph 6(a)(vi), to have been issued and sold (as of the actual date of issue or sale of such Convertible Securities) for the total amount received or receivable by the Company as consideration for the granting of such rights, warrants or options plus the average of the maximum and minimum aggregate amount of additional consideration, if any, payable to the Company upon the exercise of all such rights, warrants or options.

          If such rights, warrants or options shall by their terms provide for an increase or increases, with the passage of time, in the amount of additional consideration payable to the Company upon the exercise thereof, the adjusted Conversion Price shall, forthwith upon any such increase becoming effective, be readjusted (but to no greater extent than originally adjusted) to reflect the same.

          (ix) In case the Company shall issue or sell its shares of Common Stock or be deemed to have issued or sold Common Stock in accordance with the provisions of subparagraphs 6(a)(vi), 6(a)(vii) or 6(a)(viii) above, for a consideration per share which is below the then Current Market Price per share for its shares of Common Stock, then the following provisions shall apply. An Adjusted Fair Market Value shall be computed (to the nearest cent, a half cent or more being considered a full cent) by dividing:

             a) the sum of (x) the result obtained by multiplying the number of shares of Common Stock of the Company outstanding immediately prior to such issue or sale by the then Current Market Price, plus (y) the consideration, if any, received by the Company upon such issue or sale; by

             b) the number of shares of Common Stock of the Company outstanding immediately after such issue or sale.

          The resulting number shall be deemed to be the Adjusted Fair Market Value per share. Thereafter, the Conversion Price shall be adjusted to be equal to the product of the Conversion Price in effect immediately prior to such actions, multiplied by a fraction the numerator of which is the Adjusted Fair Market Value per share and the denominator of which is the Current Market Price per share immediately prior to such actions. Upon any such adjustment of the Conversion Price hereunder, the number of shares of Common Stock issuable upon conversion of a share of Series D Preferred Stock will be adjusted to the number of shares determined by multiplying the Conversion Price in effect immediately prior to such adjustment by the number of shares of Common Stock issuable upon conversion of a share of Series D Preferred Stock immediately prior to such adjustment and dividing the product thereof by the Conversion Price resulting from such adjustment.

          The provisions of this subparagraph 6(a)(ix) shall not apply to an issuance or sale of shares of the Company's Common Stock in connection with an underwritten public offering for cash, unless the underwritten public offering is in the form of a transaction exempted from registration in the United States under Regulation S.

     (b) No adjustment in the number of shares of Common Stock issuable upon conversion of shares of Series D Preferred Stock hereunder shall be required unless such adjustment would require an increase or decrease of at least one percent (1%) in the number of shares of Common Stock issuable upon conversion; provided, however, that any adjustments which by reason of this paragraph 6(b) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations shall be made to the nearest one-thousandth of a share.

     (c) No adjustment in the number of shares of Common Stock issuable upon conversion need be made under subparagraphs 6(a)(iv) and 6(a)(v) if the Company issues or distributes to each holder of shares of

                                      III-7

Series D Preferred Stock the rights, options, warrants, or convertible or exchangeable securities, or evidence of indebtedness or assets referred to in those subparagraphs which each holder of Shares of Series D Preferred Stock would have been entitled to receive had the Series D Preferred Stock been converted prior to the happening of such event or the record date with respect thereto. No adjustment in the number of shares of Common Stock issuable upon conversion need be made for sales of Common Stock pursuant to a Company plan for reinvestment of dividends or interest. No adjustment need be made for a change in the par value of the Common Stock. No such adjustment need be made in respect of the issuance and subsequent exercise of employee or director benefit or stock options shares of Common Stock.

     (d) For the purpose of this Section 6, the term "shares of Common Stock" shall mean (i) the class of stock designated as the Common Stock of the Company at the date of this Agreement, or (ii) any other class of stock resulting from successive changes or reclassification of such shares consisting solely of changes in par value, or from par value to no par value, or from no par value to par value. In the event that at any time, as a result of an adjustment made pursuant to subparagraph 6(a)(iii) above, the Holders shall become entitled to purchase any shares of the Company other than shares of Common Stock, thereafter the number of such other shares so issuable upon conversion and the Conversion Price of such shares shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in subparagraph 6(a)(i) through 6(a)(ix), inclusive, above, and the provisions of subsections 6(f) through 6(g), inclusive, with respect to the Common Stock, shall apply on like terms to any such other shares.

     (e) Upon the expiration of any rights, options, warrants or conversion or exchange privileges, if any thereof shall not have been exercised, the Conversion Price and the number of shares of Common Stock issuable upon conversion shall, upon such expiration, be readjusted and shall thereafter be such as it would have been had it been originally adjusted (or had the original adjustment not been required, as the case may be) as if (A) the only shares of Common Stock so issued were the shares of Common Stock, if any, actually issued or sold upon the exercise of such rights, options, warrants or conversion or exchange rights and (B) such shares of Common Stock, if any, were issued or sold for the consideration, if any, actually received by the Company for the issuance, sale or grant of all such rights, options, warrants or conversion or exchange rights whether or not exercised; provided, further, that no such readjustment shall have the effect of increasing the Conversion Price by an amount in excess of the amount of the adjustment initially made in respect to the issuance, sale of grant of such rights, options, warrants or conversion or exchange rights.

     (f) Upon any issuance or sale for a consideration other than cash, or a consideration part of which is other than cash, of any shares of Common Stock or Convertible Securities or any rights or options to subscribe for, purchase or otherwise acquire any shares of Common Stock or Convertible Securities, the amount of the consideration other than cash received by the Company shall be deemed to be the fair value of such consideration as determined in good faith by the Board of Directors of the Company. In case any shares of Common Stock or Convertible Securities or any rights, options or warrants to subscribe for, purchase or otherwise acquire any shares of Common Stock or Convertible Securities shall be issued or sold together with other shares, stock or securities or other assets of the Company for a consideration which covers both, the consideration for the issue or sale of such shares of Common Stock or Convertible Securities or such rights or options shall be deemed to be the portion of such consideration allocated thereto in good faith by the Board of Directors of the Company.

     (g) Whenever the number of shares of Common Stock issuable upon conversion or the Conversion Price of the shares of Series D Preferred Stock is adjusted, as herein provided, the Company shall promptly mail by first class mail, postage prepaid, to each holder of shares of Series D Preferred Stock notice of such adjustment or adjustments and shall obtain a certificate from a firm of independent public accountants selected by the Board of Directors of the Company (who may be the regular accountants employed by the Company) setting forth the number of shares of Common Stock issuable upon conversion and the Conversion Price after such adjustment, setting forth a brief statement of the facts requiring such adjustment and setting forth the computation by which such adjustment was made. Such certificate shall be conclusive evidence of the correctness of such adjustment.

                                      III-8

     (h) In case of any consolidation of the Company with or merger of the Company into another corporation or in case of any sale, transfer or lease to another corporation of all or substantially all the property of the Company, the Company or such successor or purchasing corporation, as the case may be, shall expressly provide that each holder of Series D Preferred Stock shall have the right to receive upon conversion of the Series D Preferred Stock the kind and amount of shares and other securities and property which he would have owned or have been entitled to receive after the happening of such consolidation, merger, sale, transfer or lease had such conversion taken place immediately prior to such action; provided, however, that no adjustment in respect of dividends, interest or other income on or from such shares or other securities and property shall be made until conversion of the Shares of Series D Preferred Stock. The provisions of this subsection (h) shall similarly apply to successive consolidations, mergers, sales, transfers or leases.

     (i) Irrespective of any adjustments in the Conversion Price or the number or kind of shares purchasable upon conversion, shares of Series D Preferred Stock theretofore or thereafter issued may continue to express the same price and number and kind of shares as are stated in the Series D Preferred Stock initially issuable pursuant to this Certificate of Designation.

     (j) The holder of any shares of Series D Preferred Stock may exercise its option to convert such shares into shares of Common Stock by surrendering for such purpose to the Company at its principal office the certificates representing the shares to be converted, accompanied by written notice that such holder elects to convert such shares. Said notice shall also state the name in which the certificate for shares of Common Stock which shall be issuable on such conversion shall be issued. Each certificate or certificates surrendered for conversion shall, unless the shares issuable on conversion are to be issued in the same name as that in which such certificate or certificates are registered, be accompanied by instruments of transfer, in form satisfactory to the Company, duly executed by the holder or his duly authorized attorney. Each conversion shall be deemed to have been effected on the date on which such certificate shall have been surrendered and such notice received by the Company as aforesaid. As promptly as practicable on or after the conversion date, the Company shall issue and deliver to the person entitled to receive the same a certificate representing the number of full shares of Common Stock issuable upon such conversion.

     (k) Upon any conversion of shares of Series D Preferred Stock, no allowance, adjustment or payment shall be made with respect to accrued but unpaid dividends upon such Series D Preferred Stock or with respect to dividends on the Common Stock to be issued upon conversion.

     (l) In connection with the conversion of shares of Series D Preferred Stock into Common Stock, no fractional shares of Series D Preferred Stock or of Common Stock shall be issued, but the Company shall pay a cash adjustment in respect of such fractional interest, calculated based on the market price of the Common Stock on the date of conversion.

     (m) The issuance of stock certificates on conversions shall be made without charge to converting shareholders for any tax in respect of the issuance thereof. The Company shall not, however, be required to pay any tax which may be payable in respect of any registration of transfer involved in the issue and delivery of stock in any name other than that of the holder of the shares of Series D Preferred Stock converted, and the Company shall not be required to so issue or deliver any stock certificate unless and until the person or persons requesting the registration of transfer shall have paid to the Company the amount of such tax.

     (n) The Company shall at all times reserve and keep available out of its authorized Common Stock the full number of shares of Common Stock deliverable upon the conversion of all outstanding shares of Series D Preferred Stock.

     7. REDEMPTION. (a) The Company may, at its option, redeem shares of Series D Preferred Stock for cash, at any time and from time to time, in whole or in part, by vote of its Board of Directors; provided, however, in the event that any share of Series D Preferred Stock is redeemed by the Company on or before the seventh anniversary of the first Date of Issuance, in addition to the cash payable to the holder of each such share, the holder shall receive a warrant to purchase one share of Common Stock of the Company for each share of Common Stock into which such share of Series D Preferred Stock is then convertible, exercisable at $5.25 per share of Common Stock, or, in the event of any adjustment to the Conversion Price hereunder, at

                                      III-9
the adjusted Conversion Price, at any time prior to the seventh anniversary of the first Date of Issuance. Such warrants shall be issued in the form attached to the Warrant Subscription Agreement and such warrants and the shares of Common Stock issuable upon exercise of the warrants shall be entitled to the benefits of the Registration Rights Agreement.

     (b) To the extent permitted under the laws of the State of Delaware, the Company shall redeem shares of Preferred Stock as follows: (i) 10% of the shares of Series D Preferred Stock outstanding shall be redeemed on the first business day of each year beginning 2008, and (ii) all remaining outstanding shares of Series D Preferred Stock shall be redeemed on the first business day of the year 2018. If the Company cannot legally redeem all shares of Preferred Stock required to be redeemed by it on any particular date, then the Company shall redeem such shares as soon as it can legally do so. The redemption price of each share of Series D Preferred Stock (the "Redemption Price") shall be $100.00 per share plus an amount equal to all unpaid dividends, whether or not earned or declared, accrued to the date fixed for redemption.

     (c) Notice of any optional or mandatory redemption of all or any of the shares of the Series D Preferred Stock shall be sent by the Secretary of the Company by first-class mail, postage prepaid, at least 30 but not more than 60 days prior to the date fixed for such redemption (the "Redemption Date"), to the holders of the shares of the Series D Preferred Stock to be redeemed, at their respective addresses appearing on the books of the Company. The Company shall pay the Redemption Price in immediately available funds to the holders of shares to be redeemed on the latter of the Redemption Date or the date such holder surrenders the certificate representing the shares to be redeemed to the Company at its principal office. Notwithstanding that any certificate for Shares of Series D Preferred Stock so called for redemption shall not have been surrendered for cancellation, the shares represented thereby shall no longer be deemed outstanding, the dividends thereon shall cease to accrue from and after the Redemption Date, and all rights with respect to the Series D Preferred Stock so called for redemption shall forthwith after such Redemption Date cease and terminate, excepting only the right of the holder to receive the Redemption Price thereof plus accrued and unpaid dividends to the Redemption Date without interest.

     (d) If any proposed redemption of shares of the Series D Preferred Stock shall be of less than all then outstanding shares of Series D Preferred Stock, such redemption shall be made on a pro rata basis, as nearly as possible, among all holders of shares of the Series D Preferred Stock outstanding at the time of redemption in the same proportion that each such holder's then respective holding of such shares shall bear to the aggregate number of such shares then outstanding.

     8. RESTRICTIONS ON TRANSFER. (a) No transfer of any shares of Series D Preferred Stock, nor any interest therein, shall be made except upon the conditions specified in this Section 8, which conditions are intended to ensure compliance with the provisions of the Securities Act and all applicable state securities laws in respect of the Transfer of any of such securities or any interest therein.

     (b) Each certificate for shares of Series D Preferred Stock shall include a legend in substantially the following form:

     THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND NEITHER THESE SECURITIES NOR ANY INTEREST THEREIN MAY BE SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SUCH ACT, APPLICABLE STATE SECURITIES LAWS AND THE RULES AND REGULATIONS THEREUNDER. BY ACCEPTANCE HEREOF, THE HOLDER OF THIS CERTIFICATE REPRESENTS THAT IT IS ACQUIRING THESE SECURITIES FOR INVESTMENT AND AGREES TO COMPLY IN ALL RESPECTS WITH SECTION 8 OF THE CERTIFICATE OF DESIGNATION OF THE SERIES D CUMULATIVE PREFERRED STOCK OF THE COMPANY, A COPY OF WHICH MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE COMPANY AT ITS PRINCIPAL EXECUTIVE OFFICE.

     (c) The holder of each certificate representing Series D Preferred Stock by acceptance thereof agrees to comply in all respects with the provisions of this
Section 8. Prior to any proposed Transfer of any Shares of

                                     III-10

Series D Preferred Stock, the holder thereof shall give written notice to the Company of such holder's intention to effect such Transfer. Each such notice shall describe the manner and circumstances of the proposed Transfer in reasonable detail, and shall be accompanied by (a) a written opinion of counsel to the Company, addressed to the Company, to the effect that the proposed Transfer may be effected without registration under the Securities Act and any applicable state securities laws of the Series D Preferred Stock, or (b) written assurance from the staff of the Commission and any applicable state agency or commission that it will not recommend that any action be taken by the Commission or such agency or commission in the event such Transfer is effected without registration under the Securities Act or any applicable state securities law. Such proposed Transfer may be effected only if the Company shall have received such notice and such opinion of counsel or written assurance, whereupon the holder of such Shares shall be entitled to Transfer such Shares of Series D Preferred Stock in accordance with the terms of the Notice delivered by the holder to the Company. Each certificate evidencing the Series D Preferred Stock so transferred shall bear the legend set forth in Paragraph (b) of this Section 8.

     9. GENERAL. (a) The section headings contained in this resolution are for reference purposes only and shall not affect, in any way, the meaning of this resolution.

     (b) Shares of Series D Preferred Stock which have been issued and have been converted, redeemed, repurchased or reacquired in any manner by the Company shall become authorized and unissued shares of the Company's undesignated preferred stock, $.01 par value, but shall not be reissued as shares of Series D Preferred Stock.

     IN WITNESS WHEREOF, the Company has caused this Certificate to be signed by
the undersigned officers this   day of             , 1996.

                                            AMERICAN EAGLE GROUP, INC.
                                            By:

                                            ------------------------------------
                                            Its:

                                            ------------------------------------

ATTEST:

------------------------------------------------------

                                     III-11

--------------------------------------------------------------------------------

                                          AMERICAN EAGLE GROUP, INC.
                        12801 NORTH CENTRAL EXPRESSWAY, SUITE 800, DALLAS, TEXAS 75243
                                 SOLICITED BY THE BOARD OF DIRECTORS FOR THE
                             ANNUAL MEETING OF STOCKHOLDERS ON DECEMBER 30, 1996
P
R       The undersigned hereby appoints M. Philip Guthrie and Frederick G. Anderson, and each of them, his/her
O       Proxies, with full power to appoint his substitute, and hereby authorize them to represent and to
X       vote, as designated hereon, all shares of capital stock of American Eagle Group, Inc. held of record
Y       by the undersigned on December 4, 1996, at the Special Meeting of Stockholders to be held on December
        30, 1996, and any adjournments thereof, and hereby further authorizes each of them, in their discretion, to vote upon any other business that may properly come before the meeting.

                                                       (Change of address)

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                                                 If you have written in the
                                                 above space, please mark the
                                                 corresponding box on the
                                                 reverse side of this card.)

      You are encouraged to specify your choice by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes with regard to the Proposal if you wish to vote FOR such Proposal. The Proxies cannot vote your shares unless you sign and return this card.
                                      SEE
                                    REVERSE
                                      SIDE
--------------------------------------------------------------------------------

           PLEASE MARK YOUR
           VOTES AS IN THIS
   [X]     EXAMPLE.

           THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION
           IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSAL.

                                    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL.
----------------------------

                                 FOR      AGAINST    ABSTAIN
 1. TO APPROVE THE PROPOSAL      [ ]        [ ]        [ ]            2. IN THEIR DISCRETION,
    AS FURTHER DESCRIBED IN                                              THE PROXIES ARE
    THE ACCOMPANYING PROXY                                               AUTHORIZED TO VOTE
    STATEMENT                                                            UPON SUCH OTHER
                                                                         BUSINESS AS MAY
                                                                         PROPERLY COME
                                                                         BEFORE THE SPECIAL
                                                                         MEETING.
                                    ADDRESS CHANGE     [ ]

SIGNATURE(S)____________________________________ DATE ____________________          THE SIGNERS HEREBY REVOKES ALL PROXIES
NOTE: PLEASE SIGN EXACTLY AS NAME APPEARS HEREON, JOINT OWNERS SHOULD EACH SIGN.    HERETOFORE GIVEN BY THE SIGNER TO VOTE AT SAID
WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR TRUSTEE OR GUARDIAN PLEASE        MEETING OR ANY ADJOURNMENTS THEREOF.
GIVE FULL TITLE AS SUCH.